HARMONY GOLD MINING COMPANY LIMITED

Technical Report Summary of the
Mineral Resources and Mineral Reserves
for
Hidden Valley Mine
Morobe Province, Papua New Guinea

Effective Date: 30 June 2022
Final Report Date: 12 July 2022

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

IMPORTANT NOTICE

This Technical Report Summary has been prepared for Harmony Gold Mining Company Limited in support of disclosure and filing requirements with the United States Securities and Exchange Commission’s (SEC) under Regulation S-K 1300; 229.601(b)(96). The quality of information, estimates, and conclusions contained in this Technical Report Summary apply as of the effective date of this report. Subsequent events that may have occurred since that date may have resulted in material changes to such information, estimates and conclusions in this summary. No other party is entitled to rely on this report beyond its intended use and any reliance by a third party on this report is done so at that party’s own risk.

Effective Date: 30 June 2022 i

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Signature Page

/s/ Ronald Reid
___________________________________
Mr Ronald Reid
BSc. (Hons). Grad.Dip(GIS)
FAIG. MAusIMM
Group Resource Geologist
Harmony Gold (PNG Services) Limited

/s/ Daniel Ross
____________________________________
Mr Daniel Ross
BEng. (Mining)
MAusIMM
Group Mining Planning Engineer
Harmony Gold (PNG Services) Limited

/s/ Sarah Watson
____________________________________
Ms Sarah Watson
MSc, BSc(Hons)
MAusIMM
Group Environment, Social and Governance Manager
Harmony Gold (PNG Services) Pty Limited

/s/ David Hall
____________________________________
Mr David Hall
BComm
MAHRI, MAICD
General Manager – HR & Community Affairs

Effective Date: 30 June 2022
Final Report Date: 12 July 2022

/s/ Greg Job
____________________________________
Mr Greg Job
BSc. MSc. (Mineral Economics)
FAusIMM
Executive General Manager - Growth & Resource Development
Harmony Gold (PNG Services) Limited

/s/ Morne Swart
____________________________________
Mr Morne Swart
BE (Met Eng), MBA
FAusIMM (CP)
RPEQ, MIEPNG
General Manager – Projects and Processing
Harmony Gold (PNG Services) Pty Limited

/s/ Matthew Koehler
____________________________________
Mr Matthew Koehler
BBus Acc, Grad Dip (CA)
CAANZ
Manager – Commercial South East Asia
Harmony Gold (PNG Services) Pty Limited

Effective Date: 30 June 2022 ii

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
List of Contents

1	Executive Summary			1
2	Introduction			6
3	Property Description and Location			7
	3.1	Mineral Tenure		7
	3.2	Property Permitting Requirements		7
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography			9
	4.1	Accessibility		9
	4.2	Physiology and Climate		9
	4.3	Local Resources and Infrastructure		9
5	History			10
	5.1	Historical Ownership and Development		10
	5.2	Historical Exploration		10
	5.3	Previous Mineral Resource and Mineral Reserve Estimates		11
	5.4	Past Production		12
6	Geological Setting, Mineralisation and Deposit			14
	6.1	Regional Geology		14
	6.2	Local Geology		16
	6.3	Property Geology		16
		6.3.1	Alteration and Veining	17
		6.3.2	Structure	19
	6.4	Mineralisation		19
	6.5	Deposit Type		20
	6.6	Commentary on Geological Setting, Mineralisation and Deposit		20
7	Exploration			21
	7.1	Mapping Surveys		21
		7.1.1	Topographic Survey	21
		7.1.2	Light Detection and Ranging (“LiDAR”) Survey	21
		7.1.3	Geological Mapping	21
	7.2	Geophysical Surveys		21
	7.3	Petrology, Mineralogy and Research Studies		21
	7.4	Geochemical Sampling		22
	7.5	Stream Sediment Sampling		22
	7.6	Surface Drilling Campaigns		22
	7.7	Diamond Drilling Campaigns, Procedures, Sampling, Recoveries and Results		24
		7.7.1	Drilling Methods	24
		7.7.2	Collar Surveys	25
		7.7.3	Downhole Surveys	25
		7.7.4	Logging Procedures	25
		7.7.5	Results	25
		7.7.6	Core Recovery	26
		7.7.7	Sample Length and True Thickness	26
	7.8	RC Drilling Campaigns, Procedures, Sampling, Recoveries and Results		26
		7.8.1	Drilling Methods	26
		7.8.2	Collar Surveys	26
		7.8.3	Downhole Surveys	26
		7.8.4	Logging	27
		7.8.5	Results	27
		7.8.6	Chip Recovery	27
		7.8.7	Sample Length and True Thickness	27
	7.9	Operational Grade Control Drilling Campaigns, Procedures, Sampling, Recoveries and Results		27

Effective Date: 30 June 2022 iii

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

		7.9.1	Drilling Methods	27
		7.9.2	Collar Surveys	28
		7.9.3	Downhole Surveys	28
		7.9.4	Logging	28
		7.9.5	Results	28
		7.9.6	Chip Recovery	28
		7.9.7	Sample Length and True Thickness	28
	7.10	Hydrogeology		28
	7.11	Geotechnical Data		28
		7.11.1	Drilling Methods	29
		7.11.2	Collar Surveys	29
		7.11.3	Downhole Surveys	29
		7.11.4	Logging Procedures	29
		7.11.5	Drilling Results	30
	7.12	Commentary on Exploration		30
8	Sample Preparation, Analyses and Security			32
	8.1	Sampling Method and Approach		32
		8.1.1	Core samples	32
		8.1.2	RC Samples	32
		8.1.3	Grade Control Samples	34
	8.2	Density Determination		34
	8.3	Sample Security		34
	8.4	Sample Storage		35
	8.5	Laboratories Used		35
	8.6	Laboratory Sample Preparation		35
	8.7	Assaying Methods and Analytical Procedures		36
	8.8	Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)		36
		8.8.1	Core samples	37
		8.8.2	RC Samples	37
		8.8.3	Laboratory Internal QAQC	37
		8.8.4	Results	37
	8.9	Comment on Sample Preparation, Analyses and Security		38
9	Data verification			39
	9.1	Databases		39
	9.2	Data Verification Procedures		39
	9.3	Limitations to the Data Verification		40
	9.4	Comment on Data Verification		40
10	Mineral Processing and Metallurgical Testing			41
	10.1	Extent of Processing, Testing, and Analytical Procedures		41
	10.2	Degree of Representation of the Mineral Deposit		41
		10.2.1	Hamata	41
		10.2.2	Hidden Valley Kaveroi	41
	10.3	Analytical Laboratory Details		42
	10.4	Hidden Valley Test Results and Recovery Estimates		42
		10.4.1	Multivariable Recovery Model	42
	10.5	Commentary on Mineral Processing and Metallurgical Testing		43
11	Mineral Resource Estimate			44
	11.1	Geological Database		44
	11.2	Global Statistics		44
	11.3	Geological Interpretation and Modelling Approach		44
		11.3.1	Lithological Domains	44

Effective Date: 30 June 2022 iv

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

		11.3.2	Oxidation Domains	49
		11.3.3	Lode Domains	49
		11.3.4	Acid Rock Drainage (“ARD”) Domains	49
	11.4	Exploratory Data Analysis		50
	11.5	Composites		50
	11.6	Decluster Analysis		50
	11.7	Diffusivity and Proportional Effect		51
	11.8	Contact Analysis		51
	11.9	Grade Capping / Upper Cut Determination		51
	11.10	Estimation / Interpolation Methods		52
	11.11	Stationarity		52
	11.12	Variography		53
	11.13	Block Model and Estimate Parameters		53
		11.13.1	Estimation Techniques	53
		11.13.2	Block Model	54
		11.13.3	Interpolation Parameters	54
		11.13.4	Change of Support	54
		11.13.5	Result	55
	11.14	Model Validation		55
	11.15	Density (Specific Gravity) Assignment		56
	11.16	Mineral Resource Evaluation		56
	11.17	Mineral Resource Classification and Uncertainties		58
	11.18	Mineral Resource Estimate		59
	11.19	Mineral Resource Reconciliation		62
	11.20	External Audits and Reviews		62
	11.21	Comment on Mineral Resource Estimates		62
12	Mineral Reserve Estimate			63
	12.1	Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve		63
		12.1.1	Proposed Mining Case	63
		12.1.2	Mining Costs	64
		12.1.3	Profit Algorithm	64
		12.1.4	Metallurgical Recovery	65
	12.2	Modifying Factors		65
	12.3	Mineral Reserve Estimate		65
	12.4	Mineral Reserve Reconciliation		69
	12.5	Commentary on Mineral Reserve Estimate		69
13	Mining Method			70
	13.1	Mine design		70
	13.2	Mining Costs		73
	13.3	Mine Plan Development and Life of Mine Schedule		73
	13.4	Geotechnical and Geohydrological Considerations		73
		13.4.1	Geotechnical	73
		13.4.2	Geohydrological	75
	13.5	Mining Operations		79
	13.6	Mining Rates		79
	13.7	Mining Equipment and Machinery		79
	13.8	Grade and Dilution Control		79
	13.9	Ore transport		79
	13.10	Mining Personnel		79
	13.11	Commentary on Mining Method		81
14	Processing and Recovery Methods			82

Effective Date: 30 June 2022 v

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

	14.1	Mineral Processing Description		82
	14.2	Plant Throughput, Design, Equipment Characteristics and Specifications		85
	14.3	Energy, Water, Process Material and Personnel Requirements		85
		14.3.1	Energy	85
		14.3.2	Water	85
		14.3.3	Process Materials	85
		14.3.4	Personnel Requirements	86
	14.4	Commentary on the Processing and Recovery Methods		87
15	Infrastructure			88
	15.1	Surface Infrastructure		88
		15.1.1	Ore and Waste Rock Storage Facilities	88
		15.1.2	Tailings Storage Facilities	88
		15.1.3	Power and Electrical	90
		15.1.4	Water Usage	90
		15.1.5	Pipelines	90
		15.1.6	Logistics and Supplies	90
	15.2	Commentary on Infrastructure		90
16	Market Studies			91
	16.1	Gold		91
		16.1.1	Market Overview	91
		16.1.2	Global Production and Supply	91
		16.1.3	Global Consumption and Demand	91
		16.1.4	Gold Price	92
	16.2	Silver		94
		16.2.1	Market Overview	94
		16.2.2	Global Production and Supply	94
		16.2.3	Global Consumption and Demand	94
		16.2.4	Silver Price	96
	16.3	Commentary on Market Studies		96
	16.4	Material Contracts		97
17	Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups			98
	17.1	Results of Environmental Studies		98
	17.2	Waste and Tailings Disposal, Monitoring & Water Management		98
	17.3	Permitting and Licences		99
		17.3.1	Memorandum of Agreement with Government of PNG	99
	17.4	Local Stakeholder Plans and Agreements		100
	17.5	Mine Closure Plans		100
	17.6	Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups		100
	17.7	Local Procurement and Hiring		101
	17.8	Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups		101
18	Capital and Operating Costs			102
	18.1	Capital Costs		102
	18.2	Operating Costs		102
	18.3	Comment on Capital and Operating Costs		103
19	Economic Analysis			104
	19.1	Key Economic Assumptions and Parameters		104
		19.1.1	Metallurgical Recoveries	104
		19.1.2	Metal Prices	104

Effective Date: 30 June 2022 vi

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

		19.1.3	Exchange Rate	104
		19.1.4	Royalties	104
		19.1.5	Working Capital	104
		19.1.6	Taxes	105
		19.1.7	Closure Costs and Salvage Value	105
		19.1.8	Inflation	105
		19.1.9	Summary	105
	19.2	Economic Analysis		105
	19.3	Sensitivity Analysis		107
	19.4	QP Comments		107
20	Adjacent properties			108
21	Other Relevant Data and Information			109
22	Interpretation and Conclusions			110
	22.1	Mineral Tenure		110
	22.2	Geology and Mineralisation		110
	22.3	Exploration, Drilling and Analytical Data Collection in Support of Mineral Resource Estimation		110
	22.4	Mineral Processing and Metallurgical Testing		111
	22.5	Mineral Resource Estimates		111
	22.6	Mineral Reserve Estimates		111
	22.7	Mine Plan		112
	22.8	Processing		112
	22.9	Infrastructure		112
	22.10	Environmental, Permitting and Social Considerations		112
	22.11	Markets		112
	22.12	Capital and Operating Cost Estimates		112
	22.13	Economic Analysis		112
23	Recommendations			114
24	References			115
25	Reliance on Information Provided by the Registrant			117

Effective Date: 30 June 2022 vii

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
List of Figures

Figure 3-1: Location of Hidden Valley	8
Figure 3-2: Mineral Tenure of Hidden Valley	8
Figure 5-1: Graph of Hidden Valley Production History – Tonnes and Grade	13
Figure 5-2: Graph of Hidden Valley Production History – Metal Produced	13
Figure 6-1: Regional Geology	15
Figure 6-2: Local Geology and Structural Plan	15
Figure 6-3: Cross Section of HVK	18
Figure 6-4: Stratigraphic Column	18
Figure 7-1: Location of Drilling Used in Mineral Resource Estimate	23
Figure 7-2: Location of Operational Grade Control Drilling	23
Figure 7-3: Location of Geotechnical Drill Holes (2019)	31
Figure 11-1: Lithological Domains in the Hidden Valley Geological Model	47
Figure 11-2: Oxidation Domains in the Hidden Valley Geological Model	47
Figure 11-3: Grade or Lode Domains in the Hidden Valley Geological Model	48
Figure 11-4: ARD Domains in the Hidden Valley Geological Model	48
Figure 11-5: Graph of Grade Tonnage Curve for Gold	57
Figure 11-6: Graph of Grade Tonnage Curve for Silver	57
Figure 11-7: Location and Classification of Mineral Resources	60
Figure 12-1: Graph of Gold Recovery versus Head Grade	66
Figure 12-2: Graph of Silver Recovery versus Head Grade	66
Figure 12-3: Approximate Location and Classification of Hidden Valley Mineral Reserves	67
Figure 13-1: HVK Ultimate Pit (HVK7)	71
Figure 13-2: Hamata Ultimate Pit (HAM)	71
Figure 13-3: Cross Section through HVK Open Pit Indicating Stage 8 Cutback Configuration	72
Figure 13-4: Graph of Hidden Valley LOM Plan – Tonnes Milled	74
Figure 13-5: Graph of Hidden Valley LOM Plan – Metal Produced (oz)	74
Figure 13-6: Vibrating Wire Piezometer Locations in HVK (KCB 2020)	76
Figure 13-7: Cross Section of Hidden Valley Pit With Phreatic Surfaces	78
Figure 14-1: Hidden Valley Flowsheet	84
Figure 15-1: Plan of Site Surface Infrastructure	89
Figure 15-2: Photograph of HVK Open Pit	89
Figure 16-1: Graph of Annual Gold Price History – USD/oz	93
Figure 16-2: Graph of Consensus View of Forecast Gold Price	93
Figure 16-3: Graph of Annual Silver Price History – USD/oz	95
Figure 16-4: Graph of Consensus View of Forecast Silver Price	95

Effective Date: 30 June 2022 viii

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
List of Tables

Table 1-1: Summary of the Hidden Valley Mineral Resources as at 30 June 2022 (Exclusive of Mineral Reserves) 1-8	3
Table 1-2: Summary of the Hidden Valley Mineral Reserves as at 30 June 2022 1-6	4
Table 1-3: Summary Capital Cost Estimate for Hidden Valley	4
Table 1-4: Summary Operating Cost Estimate for Hidden Valley	5
Table 1-5: Environmental Approvals Register	5
Table 2-1: QP Qualifications, Section Responsibilities and Personal Inspections	6
Table 3-1: Summary of Mineral Tenure for Hidden Valley	7
Table 5-1: Summary of Historical Ownership Changes and Activities at Hidden Valley	10
Table 5-2: Summary of Previous Hidden Valley Mineral Resources as at 30 June 2021 (Exclusive of Mineral Reserves)	11
Table 5-3: Summary of the Previous Hidden Valley Mineral Reserves as at 30 June 2021	12
Table 7-1: Summary of Drill Holes Used by Company	22
Table 7-2: Summary of Drill Holes Used by Type	24
Table 7-3: Geotechnical Drill Holes (2019)	30
Table 8-1: Summary of Laboratories and Sample Preparation by Exploration Programme	33
Table 8-2: Density Results	34
Table 8-3: Number of QAQC Samples (2021/2022 Sampling)	36
Table 11-1: Summary of Gold Statistics By Domain	45
Table 11-2: Multi-Element Statistics for the Geological Model	46
Table 11-3: ARD Type	50
Table 11-4: Top-cuts Applied by Domain	52
Table 11-5: Block Model Extents	54
Table 11-6: Summary of the Hidden Valley Mineral Resources as at 30 June 2022 (Exclusive of Mineral Reserves) 1-8	61
Table 12-1: Profit Algorithm Parameters	64
Table 12-2: Modifying Factors	65
Table 12-3: Summary of the Hidden Valley Mineral Reserves as at 30 June 2022 1-5	68
Table 13-1: Mining Costs	73
Table 13-2: Geotechnical Domains and Associated Parameters	75
Table 13-3: Hydraulic Test Data	77
Table 13-4: List of Mining Equipment	80
Table 13-5: Mining Personnel	81
Table 14-1: Major equipment	85
Table 14-2: Process Materials	86
Table 14-3: Processing Personnel	86
Table 16-1: Previous Average Metal Prices	92
Table 16-2: Silver Price Consensus Forecast	96
Table 16-3: Hidden Valley Material Contracts	97
Table 17-1: Approvals Register	99
Table 18-1: Summary of LOM Capital Cost Estimate for Hidden Valley	102
Table 18-2: Summary of Operating Cost Estimates for Hidden Valley	103
Table 19-1: Key Financial Metrics	105
Table 19-2: Cash Flow for Hidden Valley	106
Table 19-3: Gold Price Sensitivity Analysis	107
Table 19-4: Production Sensitivity Analysis	107
Table 19-5: Total Operating Cost Sensitivity Analysis	107
Table 25-1: Other Specialists	117

Effective Date: 30 June 2022 ix

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Units of Measure and Abbreviations

Unit / Abbreviation	Description or Definition
202202	February 2022 geological model
°C	degrees Celsius
µm	Micrometres, micron
2D	Two-dimensional
3D	Three-dimensional
AA DL	Atomic absorption spectroscopy to detection limit
AAS	Atomic absorption spectroscopy
Abelle	Abelle Limited
ACE	Allowable capital expenditure
AE	Abnormal expenditure
Ag	Silver
AGF	Australian Goldfields Limited
AISC	All in sustaining costs
Al	Aluminium
AMC	AMC Consultants Pty Limited
AMD	Acid and metaliferous drainage
AMG	Australian Map Grid
amsl	Above mean sea level
ANC	Acid neutralising capacity
ANCOLD	Australian National Committee on Large Dams
AngloGold Ashanti	AngloGold Ashanti Limited
APT	Additional profit tax
Ar	Argon
ARD	Acid rock drainage
As	Arsenic
asl	Above sea level
ATV	Acoustic televiewer
Au	Gold
Aurora	Aurora Gold Limited
AusD	Australian Dollar
Ave.	Average
Axb	Ore hardness value
BBWi	Bond Ball Mill Work index
bcm	Bank cubic metres
Bi	Bismuth
Bn	Billion
BOCO	Base of complete oxidation
BQ	Core size diameter of 36.5mm
C&I	Control and instrumentation
c.	Approximately
Capex	Capital expenditure
CCD	Counter current decantation
CEPA	Conservation and Environment Protection Authority PNG (previously Department of Environment and Conservation)
CIF	Cost Insurance and Freight
CIL	Carbon-In-Leach
CIP	Carbon-In-Pulp
Cl	Chlorine
CLR	Carbon Leader Reef

Effective Date: 30 June 2022 x

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

cm	Centimetre
cmg/t	Centimetre-grams per tonne
CODM	Chief Operating Decision-Maker
Company	Harmony Gold Mining Company Limited
COV	Coefficient of Variation
CPS	Controlled potential sulphidisation
CPS	CPS Palanga Surveys
CRAE	CRA Exploration (Pty) Limited
CRM	Certified Reference Material
Cu	Copper
DBSim	Direct block simulation
DD	Diamond drilling
DGPS	Digital GPS
dmt	Dry metric tonne
doré	Multi metal bar delivered to a refinery for refining
Dwi	Drop weight index
EA	Environmental Authorisation
EIA	Environmental Impact Assessment
EIR	Environmental inception report
EL	Exploration Licence
Elders	Elders Resources Limited
EMP	Environmental Management Plan
EMPR	Environmental Management Programme
EMS	Environmental Management System
EP	Environmental Permit
ESG	Environmental Social and Governance
EUS	Environmental Impact Statement
FAusIMM	Fellow of the Australasian Institute of Mining and Metallurgy
Fe	Iron
FOB	Free on board
FS	Feasibility Study
FY	Financial year
g	Gram
g/t	Grams per metric tonne
GC	Grade control drilling
Geostats	Geostats Pty Limited
GHG	Greenhouse gas
GIS	Geographic information system
GPS	Global Positioning System
HAM	Hamata
Harmony	Harmony Gold Mining Company Limited
Harmony PNG	Harmony Gold (PNG Services) Limited
HSEAsia	Harmony South East Asia
HFO	Heavy fuel oil
Hg	Mercury
HPE	Hydro-powered
HQ	Core size diameter of 63.5mm
HR	Human resources
HV	High voltage (>1,000V)
HV	Hidden Valley
HVK	Hidden Valley Kaveroi

Effective Date: 30 June 2022 xi

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

HVJV	Hidden Valley Joint Venture
HVZ	Hidden Valley Zone
ICP	Inductively-coupled plasma
ID2	Inverse distance squared
IFC	International Finance Corporation
in	Inch
IP	Inter polar
IPP	Independent power producers
IRL	Intensive leach reactor
IRR	Internal rate of return
IRS	Internal rock strength
ISO	International Standards Organisation
IT	Information technology
ITS	ITS Laboratories Limited
J	Joule
JK Indicies	JK Drop Weight test indices for Ore characterisation
JORC Code	Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserve Joint Ore
JV	Joint venture
K	Potassium
KCB	Klohn Crippen Berger
KCZ	Kaveroi Creek Zone
kg	Kilogram
km	Kilometre
km2	Square kilometre
KV	Kaveroi
kWh	Kilowatt-hour
L	Litre
L/s	Litres per second
lb	Pound
LDL	Lower detection limit
LHD	Load haul dump vehicle
LiDAR	Light imaging detection and ranging
LMIK	Localised Multiple Indicator Kriging
LOM	Life of Mine
LUC	Localised uniform conditioned
m	Metre
M or m	Million
m3/hr	Cubic metres per hour
masl	Metres above sea level
Mg	Manganese
MIK	Multiple Indicator Kriging
ML	Mining Lease
Mo	Molybdenum
MOA	Memorandum of Agreement
Morobe Consolidated	Morobe Consolidated Goldfield Limited PNG
MOU	Memorandum of understanding
Moz	Million troy ounces
MPA	Maximum potential acidity
MRA	PNG Mineral Resource Authority
MS	Multi-spectral
Mt	Million tonnes

Effective Date: 30 June 2022 xii

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Mtpa	Million tonnes per annum
Mtpm	Million tonnes per month
NAF	Non acid forming
NAPP	Net acid producing potential
Newcrest	Newcrest Mining Limited
Ni	Nickel
NN	Nearest neighbour
No.	Number
NPV	Net present value
NQ	Core size diameter of 47.6mm
NRG	Non-refractory gold mineralisation
NSR	Nett smelter return
OES	Optical emission spectroscopy
OH&S	Occupational health and safety
OK	Ordinary kriging
Opex	Operating expenditure
oz	Troy ounce
PAF	Potentially acid forming
Pb	Lead
PFD	Process flow diagram
PFS	Pre Feasibility Study
PGK	PNG Kina
pH	Power of hydrogen (acidity or alkalinity of a solution)
Pilbara Lae	Pilbara Laboratories in Lae
Placer	Placer Pacific Limited
PNG	Independent State of Papua New Guinea
POX	Pressure oxidation
ppm	Parts per million
PQ	Core size diameter of 85.0mm
PSD	Particle Size Distribution
Pty	Proprietary
PVC	Polyvinyl chloride
Q	Quarter
QAQC	Quality Assurance/Quality Control
QKNA	Quantitative kriging neighbourhood analysis
QP	Qualified Person
Rb	Rhobidium
RC	Reverse circulation drilling
RG	Refractory gold
Rio Tinto	Rio Tinto Limited
RL	Relative level
RMR	Rock Mass Rating
RMCP	Rehabilitation and Mine Closure Plan
ROM	Run-of-Mine
RQD	Rock quality designation
S	Sulphur
SAG	Semi-autogenous grinding
SAMREC Code, 2016	The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves, 2016 Edition
Sb	Antimony
SEC	Securities and Exchange Commission

Effective Date: 30 June 2022 xiii

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

SER	Sub-hypersynchronous slip energy recovery
SGCS	Sequential Gaussian conditional simulation
SMBS	Sodium meta-bisulphite
SMU	Selective mining unit
SP	Self potential
Sr	Strontium
SRK	SRK Consulting
SRM	Standard reference material
STD	Standard Deviation
t	Metric tonne
t/m3	Tonne per cubic metre
TOFR	Top of fresh
TRS	Technical Report Summary
TSF	Tailings storage facility
UC	Uniform conditioned
USc	United States cents
USD	United States Dollars
USD/oz	United States Dollar per troy ounce
USD/t	United States Dollar per tonnes
W	Watt
WAD	Weak acid dissociable
WQC	Water quality criteria
XRD	X-ray diffraction
ZAR	South African Rand
ZAR/kg	South African Rand per kilogram
Zn	Zinc

Effective Date: 30 June 2022 xiv

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Glossary of Terms

Term	Definition
Co-kriging	A method that is used to predict the value of the point at unobserved locations by sample points that are known to be spatially interconnected by adding other variables that have a correlation with the main variable or can also be used to predict 2 or more variables simultaneously.
Cut-off grade	Cut-off grade is the grade (i.e. the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.
Dilution	Unmineralized rock that is by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.
Domain (modelling)	The area extent of a model.
Economically viable	Economically viable, when used in the context of Mineral Reserve determination, means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.
Environmental Impact Statement	A document that provides a comprehensive assessment of potential environmental and social impacts (or benefits) associated with a project, in accordance with Section 53 of the PNG Environment Act 2000.
Fault	A planar fracture or discontinuity in a volume of rock, across which there has been significant displacement as a result of rock mass movement.
Head grade	The average grade of ore fed into the mill.
Hydrogeology	Area of study concerning the distribution and movement of groundwater in the soil and rocks of the Earth's crust (commonly in aquifers).
Indicated Mineral Resource	Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a probable Mineral Reserve.
Inferred Mineral Resource	Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral Reserve.
Kriging	A method of interpolation based on Gaussian process governed by prior covariances. It uses a limited set of sampled data points to estimate the value of a variable over a continuous spatial field
Level 3 Environmental Permit	Authority under the PNG Environment Act 2000 to carry out Level 3 activities.
Life of the Mine	The time in which, through the employment of the available capital, the ore reserves, or such reasonable extension of the ore reserves as conservative geological analysis may justify, will be extracted.
Measured Mineral Resource	Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

Effective Date: 30 June 2022 xv

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Mine Area	The area encompassing the mine and nearby infrastructure, waste rock dump, Process Plant, power generation facilities, laydown areas, water treatment facilities, any quarry or borrow pit, wastewater discharge and raw water make-up pipelines from the Watut River, raw water dam, sediment control structures, roads and accommodation facilities for the construction and operations workforces.
Mine Call Factor	The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling.
Mineral Reserve	Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
Mineral Resource	Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.
Modifying Factors	Modifying factors are the factors that a qualified person must apply to Indicated and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and Probable Mineral Reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.
Non-Acid Forming	Chemically-stable materials that will not generate any by-products which could affect the environment.
Potential Acid Forming	Material that contains sulphidic compounds with the potential to generate sulphuric acid under oxidising conditions.
Pre-Feasibility Study	A pre-feasibility study (or preliminary feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. (1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable. (2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.
Probable Mineral Reserve	Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Proven Mineral Reserve	Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person	A qualified person is: (1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (i) Be either: (A) An organization recognized within the mining industry as a reputable professional association; or (B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; (ii) Admit eligible members primarily on the basis of their academic qualifications and experience; (iii) Establish and require compliance with professional standards of competence and ethics; (iv) Require or encourage continuing professional development; (v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and (vi) Provide a public list of members in good standing.
Tailings	Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.
Waste Rock Dump	Refers to the waste rock dumps established to manage mine waste.

Effective Date: 30 June 2022 xvi

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
1Executive Summary
Section 229.601(b)(96) (1)
The Qualified Persons (“QP”) of Harmony Gold (PNG Services) Limited (“Harmony PNG”) have prepared this Technical Report Summary (“TRS”) to disclose the Mineral Resource and Mineral Reserve estimates for the Hidden Valley Mine (“Hidden Valley or the mine”), an open pit mining operation owned by Harmony Gold Mining Company Limited (“Harmony”). This TRS has been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) property disclosure regulations, S-K 1300, effective 30 June 2022. No material changes have occurred between the effective date and this TRS's signature date.

Property Description
The Hidden Valley Mine is situated within the Morobe Province of Papua New Guinea (“PNG”), approximately 90km south-southwest of Lae, the nearest commercial centre and capital of the Morobe Province. The mine comprises the Hidden Valley Kaveroi (“HVK”) and Hamata open pits located approximately 6km apart, where Mineral Resources and Mineral Reserves have been declared. The mine has been in production since May 2009 and produced 139,712 ounces (“oz”) of gold and 2,750,840 oz of silver in the financial year (“FY”) 2022.

Hidden Valley operates within Mining Lease (“ML”), ML151, registered in the name of Morobe Consolidated Goldfield Limited PNG (“Morobe Consolidated”).

Ownership
Hidden Valley is owned and operated by Morobe Consolidated, a 100% owned subsidiary of Harmony.

Geology and Mineralisation
Hidden Valley Mine is made up of the following deposits:
•the vein-stockwork gold-silver HVK deposit, which in turn comprises:
•the high gold – moderate silver Hidden Valley deposit (830m x 500m x 200m);
•the moderate gold – high silver Kaveroi deposit (1,000m x 400m x 280m); and
•the vein-stockwork gold-silver Hamata deposit (800m x 300m x 100m).

The Hidden Valley Operation comprises three separate deposits, Hidden Valley, Kaveroi and Hamata. Whilst Hidden Valley and Kaveroi are situated side by side and effectively mined as a single pit, Hamata is a distinct deposit, mined via a separate pit. Ore mining at Hamata has been completed, and Hamata does not form a material part of the operation, nor the Mineral Resources or Mineral Reserves.

The HVK and Hamata deposits are hosted within the Morobe Granodiorite. The granodiorite comprises two parts; an upper homogenous granodiorite of uniform texture and below the Hidden Valley (“HV”) fault, a more heterogeneous lower unit comprising granodiorite, diorite, adamellite, tonalite and feldspar porphyry. The overlying country rocks comprise grey-black and green-brown, variably carbonaceous, schistose, quartz-rich psammites and pelites that have undergone regional greenschist metamorphism and localised, higher grade contact metamorphism on intrusive contacts with Morobe Granodiorite.

The HVK deposit is classified as a low-sulphidation or adularia-sericite-type epithermal gold-silver system. The deposit may be further classified into a sub-group simply referred to as carbonate - base metal - gold, due to the presence of carbonates as vein-gangue. The gold-silver mineralisation at the HVK deposit is contained within the Morobe Granodiorite, the primary host to the deposit.

The Hamata deposit is classified as a quartz-pyrite-sericite epithermal gold system. It comprises several shallow south-east dipping reefs defining narrow NE-SE dipping sub-parallel vein sets with individual strike lengths of approximately 100m. The understanding of the HVK deposit settings, lithologies, mineralisation, and geological, structural, and alteration controls on mineralisation is sufficient to support the estimation of Mineral Resources and Mineral Reserves.

Effective Date: 30 June 2022 1

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Status of Exploration, Development and Operation
Mining commenced at Hidden Valley in 2008, with the first gold poured in May 2009. The mine was officially opened in September 2010. The operation comprises two open pits and an ore processing facility.

Exploration drilling commenced in 1985 and has included diamond core and reverse circulation (“RC”) drilling. The mine also carries out blast hole and operational in-pit grade control RC drilling.

Drilling was undertaken continuously between 2009-2012, with some minor additional drilling done since. Some targeted deeper RC holes and diamond holes have been drilled into the deposit during 2014-2022 to close up the drill spacing.

A total of 34,086 holes measuring 1,099,053m of drilling were used in the generation of the 2022 geology and domain models. This included both blast and RC operational grade control drilling. A total of 1,586 drill holes, comprising 275,491m of drilling was used in the Mineral Resource estimate.

The existing infrastructure located at the mine is sufficient to support the mining operation.

Mineral Resource Estimate
The Mineral Resource was modelled using a Localised Multiple Indicator Kriging (“LMIK”) grade estimation method based on 16 bins into 48m x 48m x 3m panels, with a change of support into a selective mining unit (“SMU”) size of 12m north x 12m east x 3m relative level (“RL”). The drill hole sample composite size used was 4m lengths within mineralised domains generated using Leapfrog Geo 6.0 based on indicators of 0.2 and 0.4 g/t Au.

All Mineral Resources are reported according to the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves, 2016 Edition (“SAMREC Code, 2016”). For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Resource estimates are provided in Table 1-1. The Mineral Resource includes broken ore stockpiles after mining depletion which are classified as Measured Resources. No other material is classified as Measured.

The QP compiling the Mineral Resource estimates is Mr. Ronald Reid, Group Resource Geologist with Harmony PNG.

All Mineral Resources are reported on a 100% basis with an effective date of 30 June 2022. Harmony has a 100% interest in the mine. Mineral Resources are reported exclusive of those Mineral Resources converted to Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Mineral Reserve Estimate
The Mineral Reserves are reported according to the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are reported for HVK and Hamata. Measured and Indicated Mineral Resources were converted to Proven and Probable Mineral Reserves.

All Mineral Reserves are reported on a 100% basis with an effective date of 30 June 2022. Harmony has a 100% interest in the mine.

The QP who compiled the Mineral Reserve estimate is Mr Daniel Ross, Group Mining Engineer with Harmony PNG. The summary of the Mineral Reserve estimate for HVK and Hamata is tabulated in Table 1-2.

Effective Date: 30 June 2022 2

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 1-1: Summary of the Hidden Valley Mineral Resources as at 30 June 2022 (Exclusive of Mineral Reserves) 1-8

METRIC			Grade		Metal Content
Mineral Resource Category	Open Pit	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Gold (kg)	Silver (kg)
Measured	HVK	-	-	-	-	-
	Hamata	-	-	-	-	-
Total / Ave. Measured		0.000	0.00	0.00	0	0
Indicated	HVK	32.986	1.34	21.97	44,064	724,693
	Hamata	1.607	1.97	-	3,163	-
Total / Ave. Indicated		34.592	1.37	21.97	47,228	724,693
Total / Ave. Measured + Indicated		34.592	1.37	21.97	47,228	724,693
Inferred	HVK	1.234	1.21	23.12	1,489	28,521
	Hamata	0.190	1.50	-	284	-
Total / Ave. Inferred		1.423	1.25	23.12	1,773	28,521

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Open Pit	Tonnes (Mt)	Gold (oz/t)	Silver (oz/t)	Gold (Moz)	Silver (Moz)
Measured	HVK	-	-	-	-	-
	Hamata	-	-	-	-	-
Total / Ave. Measured		0.000	0.000	0.000	0.000	0.000
Indicated	HVK	36.360	0.039	0.641	1.417	23.299
	Hamata	1.771	0.057	-	0.102	-
Total / Ave. Indicated		38.132	0.040	0.641	1.518	23.299
Total / Ave. Measured + Indicated		38.132	0.040	0.641	1.518	23.299
Inferred	HVK	1.360	0.035	0.674	0.048	0.917
	Hamata	0.209	0.044	-	0.009	-
Total / Ave. Inferred		1.569	0.036	0.674	0.057	0.917
Notes:
1. Mineral Resources are reported with an effective date of 30 June 2022 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr R Reid, Group Resource Geologist, and employee of Harmony PNG.
2. Mineral Resources are adjusted for mining depletion to end April 2022, with assumed production for May and June, 2022.
3. Measured Resources include surface stockpiles only.
4. Mineral Resources are reported on a 100% basis. Harmony holds a 100% interest.
5. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
6. Mineral Resources at HVK are reported assuming a bulk open pit mining metallurgical recovery for silver and gold by sulphide flotation. Mineral Resources are reported above a gold grade cut-off of 0.65g/t on the results of a profit algorithm; this equates to a marginal ore cut-off grade. The profit algorithm takes account of metal price, grade, ore processing route, recoveries and costs. Metal price assumptions are USD1,546/oz gold, USD22.35/oz silver and a 0.73 USD/AusD exchange rate. Adjustments to these figures will potentially impact upon the economic cut-off grade.
7. Tonnages are metric tonnes. Gold and silver ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
8. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Effective Date: 30 June 2022 3

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 1-2: Summary of the Hidden Valley Mineral Reserves as at 30 June 2022 1-6

METRIC			Grade		Metal Content
Mineral Reserve Category	Open Pit	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Gold (kg)	Silver (kg)
Proven	HVK	2.547	0.86	18.32	2,191	46,672
	Hamata	-	-	-	-	-
Total / Ave. Proven		2.547	0.86	18.32	2,191	46,672
Probable	HVK	16.289	1.78	22.45	28,941	365,718
	Hamata	0.269	1.48	-	399	-
Total / Ave. Probable		16.558	1.77	22.45	29,340	365,718
Total / Ave. Proven + Probable		19.105	1.65	21.89	31,531	412,390

IMPERIAL			Grade		Metal Content
Mineral Reserve Category		Tonnes (Mt)	Gold (oz/t)	Silver (oz/t)	Gold (Moz)	Silver (Moz)
Proven	HVK	2.808	0.025	0.534	0.070	1.501
	Hamata	-	-	-	-	-
Total / Ave. Proven		2.808	0.025	0.534	0.070	1.501
Probable	HVK	17.955	0.052	0.655	0.930	11.758
	Hamata	0.297	0.043	-	0.013	-
Total / Ave. Probable		18.252	0.052	0.655	0.943	11.758
Total / Ave. Proven + Probable		21.060	0.048	0.639	1.014	13.259
Notes:
1. Mineral Reserves are reported with an effective date of 30 June 2022, using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr D Ross, Group Mine Planning Engineer, and employee with Harmony PNG.
2. Mineral Resources are reported on a 100% basis. Harmony holds a 100% interest.
3. Mineral Reserves are reported using the following assumptions: open pit mining method, gold price of USD1,546/oz, silver price of USD22.35/oz at USD/AusD 0.73 exchange rate (PGK/USD 3.5 exchange rate).
4. Not all “ore” as defined at the economic cut off reports to the Mineral Reserve due to the constrained tailing storage facility with some marginal grade ore material remaining on stockpile. The Proved Mineral Reserve is limited to stockpiles. Probable Mineral Reserve is derived from the Indicated Mineral Resource.
5. Gold and silver ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Capital and Operating Cost Estimates
Capital and operating cost estimates were based on well-established cost base from 10+ years of mining plus the capital forecast as of 30 June 2022.

The life of mine (“LOM”) capital cost is estimated at USD124m. The capital cost estimates by area are presented in Table 1-3.

Table 1-3: Summary Capital Cost Estimate for Hidden Valley

Area	USDm
Tailings Storage Facility 1	24
Tailings Storage Facility 2	44
Mobile Fleet Replacements	39
Fixed Plant Sustaining	14
Other Sustaining	3
Total LOM Capital Cost	124

Effective Date: 30 June 2022 4

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
The operating cost estimates by area are presented in Table 1-4.

Table 1-4: Summary Operating Cost Estimate for Hidden Valley

Operating Cost Element	USDm
Mining Open Pit
Mining cost	127.49
Geology / Technical Services	34.98
Mobile Fleet and Light Vehicles Maintenance	178.52
Subtotal Mining Cost	340.99
Treatment Cost
Processing (including maintenance)	228.02
Power cost	108.29
Overland Conveyor and Crusher	45.19
Subtotal Treatment	381.49
Site Support Services
Camp Services	33.68
Commercial	31.96
Logistics	63.52
Other services (HR, IT, etc)	133.15
Obsolete stock	2.74
Royalties	40.52
Concentrate freight	5.95
Subtotal Site Support Services	311.54
Total	1,034.02
Notes: Total is inclusive of cost allocations for deferred stripping activities.

Permitting Requirements
In accordance with the Papua New Guinea Environment Act 2000, an Environmental Impact Statement was submitted to the Department of Environment and Conservation (now Conservation and Environment Protection Authority (“CEPA”)) in February 2004 in support of the development of the mine. Waste discharge and water extraction permits were subsequently issued to Hidden Valley Services Limited and were amalgamated as Environment Permit EP-L3(578) in October 2017. Morobe Consolidated presently operates the Hidden Valley Mine under the conditions imposed by EP-L3(578). This permit was amended in March 2021 and will expire on 29 March 2030.

Table 1-5: Environmental Approvals Register

Permit / Licence	Status
Environment Permit EP-L3 (578)	Awarded October 2017. Amended March 21. Expires March 2030.
EIS	Approved January 2005.

Conclusions
Under the assumptions in this TRS, the Hidden Valley Mine shows a positive cash flow over the life-of-mine and supports the Mineral Resource and Mineral Reserve estimate. The mine plan is achievable under the set of assumptions and parameters used.

Recommendations
The mine is in operation and a suitable budget needs to be re-evaluated annually to extract the Mineral Reserves as declared.

Effective Date: 30 June 2022 5

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
2Introduction
Section 229.601(b)(96) (2) (i-v)
This TRS on the Hidden Valley Mine has been prepared for the registrant, Harmony. The TRS has been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) Disclosure by Registrants Engaged in Mining Operations (disclosure regulations S-K 1300). It has been prepared to meet the requirements of Section 229.601(b)96 – Technical Report Summary. The purpose of this TRS is to provide open and transparent disclosure of all material, exploration activities, Mineral Resource and Mineral Reserve information to enable the investor to understand the Hidden Valley Mine which forms part of Harmony’s activities.

This TRS has been prepared from the following sources of information:
•Harmony Hidden Valley Operations Hidden Valley Mineral Resource Report April 2022 TMP133 prepared by Mr R Reid;
•Hidden Valley Operations: June 2022 Mineral Reserve Report
•2022 Harmony Gold Mineral Resource and Reserve Statement;
•Hidden Valley FY23 Budget; and
•Hidden Valley Monthly Reports.

The TRS was prepared by QPs employed at Harmony PNG. The QP qualifications, areas of responsibility and personal inspections of the property are summarised in Table 2-1.

Table 2-1: QP Qualifications, Section Responsibilities and Personal Inspections

Qualified Person	Prof. Assoc.	Qualifications	TRS Section Responsibility	Personal Insp.
Mr R Reid	FAIG, MAusIMM	BSc.(Hons), Grad.Dip (Sc)	3, 4, 5, 6, 7, 8, 9, 11	Regular. Last June 2022
Mr G Job	MAusIMM	BSc. MSc (Min Econ)	1, 2, 3, 15, 21, 22, 23	Regular. Last June 2022
Mr D Ross	MAusIMM	BEng (Mining)	12, 13	Regular. Last June 2022
Mr M Swart	FAusIMM(CP), RPEQ	BMetEng, MBA	10, 14	Regular. Last June 2022
Ms S Watson	MAusIMM	MSc, BSc.(Hons)	17	Regular. Last July 2022
Mr. D Hall	MAHRI & MAICD	Bachelor Commerce (HR & Industrial Psychology)	17	Regular. Last March 2020
Mr M Koehler	CAANZ	BBus Acc, Grad Dip (CA)	16, 18, 19	Regular Last August 2021

This TRS is the first filing of such a document with the SEC. This TRS has an effective date of 30 June 2022. No material changes have occurred between the effective date and the date of signature.

Effective Date: 30 June 2022 6

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
3Property Description and Location
Section 229.601(b)(96) (3) (i-vii)
The Hidden Valley Mine is situated within the Morobe Province of PNG, approximately 90km south-southwest of Lae, the nearest commercial centre and capital of the Morobe Province (Figure 3-1) at a latitude of 7°22’S and longitude of 146°39’E. It is located approximately 15km southwest of the town of Wau.

The mine comprises the Hidden Valley Kaveroi and Hamata open pits located approximately 6km apart where Mineral Resources and Mineral Reserves have been declared. The mine has been in production since May 2009, processing ore through a single metallurgical processing plant. Hidden Valley produced 119,186oz of gold and 2,741,052oz of silver in FY2022.

3.1Mineral Tenure
Hidden Valley is owned and operated by Morobe Consolidated, which is a wholly owned subsidiary of Harmony.

Hidden Valley operates within ML151, registered in the name of Morobe Consolidated. The summary of mineral tenure is presented in Table 3-1 and graphically presented in Figure 3-2.

Table 3-1: Summary of Mineral Tenure for Hidden Valley

Licence Holder	Licence Type	Reference No.	Effective Date	Expiry Date	Area (ha)
Morobe Consolidated	Mining	ML151	04-Mar-2005	03-Mar-2030	4,098.29

Mining operations must be carried out on a continuous basis to ensure the validity of the ML. Any failure to maintain operations can result in a suspension. An extension to the Mining Lease was approved by the PNG Mineral Resources Authority in May 2021, with the lease expiring on 3 March 2030.

3.2Property Permitting Requirements
In accordance with the PNG Environment Act 2000, an Environmental Impact Statement (“EIS”) was submitted to the Department of Environment and Conservation (now Conservation and Environment Protection Authority (“CEPA”)) in February 2004. The EIS was approved in January 2005, and Waste Discharge and Water Extraction permits issued. In October 2017, these permits were amalgamated as Environment Permit EP-L3(578). In March 2021, an amendment to the Environment Permit was issued by CEPA and the mine presently operates under the conditions imposed by Environment Permit (EP-L3(578)), which will expire on 29 March 2030.

The holder of a Mining Lease must pay a royalty to the State that is equivalent to 2% of the net proceeds of sale of minerals (calculated as net smelter return (“NSR”) or free-on-board (“FOB”) export value, whichever is appropriate). A production levy of 0.25% is also payable on the gross value of production (i.e., excluding the offsets of treatment and refining charges, payable terms and freight). Hidden Valley also pays an equity payment of 0.25% of revenue to local landowners.

There are no known material legal proceedings currently impacting the site, nor are any foreseen that, if determined against the Company, would be likely to have a material negative impact on the operation.

The surface access has been obtained through negotiations with the land owners. The surface access is sufficient for the LOM.

Effective Date: 30 June 2022 7

Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 3-1: Location of Hidden Valley

INDONESIA
Bismark Sea
Solomon Sea
Port Moresby
AUSTRALIA
N
Nadzab Airport
Busu River
Markham River
Lae
Huon Gulf
Watut River
6°45'S
Wafi-Golpu Project
Bulolo River
Bulolo
Wau
Hidden Valley Mine
0
50km
146°30'E
147°00'E
Mining Lease
Towns/Residential Areas
Airport
Main Roads
Secondary Roads
Rivers

Figure 3-2: Mineral Tenure of Hidden Valley

N
9,180,000
9,178,000
9,176,000
9,174,000
ML151
0
2km
460,000
462,000
464,000
466,000
468,000
Mining Lease
Road/Track
Mine Road
Overland Conveyor
Dams
HV Stage 1 Pit
Final Pit Outlines
Existing Dumps
Waste Dumps

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
Section 229.601(b)(96) (4) (i-iv)
4.1Accessibility
The Mine is located in a mountainous area of PNG. Hidden Valley is accessible via a specially constructed access road that links the mine to the nearby towns of Bullolo and Wau and connects with the provincial road network at Bullolo. The town of Bullolo is connected via this network to the provincial capital of Lae (Figure 3-1).

Commercial airlines operate flights between the national capital, Port Moresby, and Nadzab airport (Figure 3-1). Local airports are available at Bololo and Wau. There are no regular commercial flights into Bulolo or Wau; however, a number of small light aircraft companies fly regularly to both locations. The mine runs commercial charter flights into Bulolo from Port Moresby, Wau and the Highlands of PNG as part of the roster system. Helicopter access to the site is possible.

4.2Physiology and Climate
The deposits are located in steep, mountainous and forested terrain, with narrow stream beds, sharp ridges and valley side slopes commonly greater than 30°. Landslip scars are a common feature on the steeper slopes.

The mine is situated on the divide of the Upper Watut and Bulolo river catchments. These two rivers merge to form the Watut River, which ultimately joins the Markham River (Figure 3-1). The Hamata and HVK deposits are at elevations of 2,050m above sea level (“asl”) and 2,600masl, respectively,

The climate at the Hidden Valley Mine is classified as Lower Montane Humid (McAlpine et al. 1983). No strong meteorological seasonality exists, and rainfall remains relatively constant throughout the year, with slightly higher rainfall experienced over the November to February period and drier periods in the middle of the year. Rainfall does vary significantly with elevation in the Bulolo and Watut river catchments, generally increasing with altitude. Annual rainfall at Hidden Valley is approximately 2,800mm while Hamata receives an annual rainfall of 2,600mm. Rainfall exceeds evaporation with mean annual evaporation of 1,010mm at Hidden Valley and 1,220mm at Hamata.

Mean monthly maximum temperatures range between 22.2°C and 25.0°C at Hamata and between 18.0°C and 21.7°C at Hidden Valley. Mean monthly minimum temperatures vary from 10.4°C to 13.7°C at Hamata and 7.8°C to 11.8°C at Hidden Valley.

Winds at both Hamata and Hidden Valley are predominantly trending from the southwest through to southeast, most likely due to topographical effects rather than wind season influences. Winds are generally light at Hamata, with mean monthly wind speeds of up to 5.7m/s. Winds at Hidden Valley are stronger, probably due to higher elevation and exposure and mean monthly wind speeds of up to 12.3m/s have been recorded.

Mining activities occur year-round, although they may be temporarily curtailed by heavy rainfall events.

4.3Local Resources and Infrastructure
Wau is the closest town, with an estimated population of 5,800 (2011 census). This town was the centre of the gold rush in the 1920s and 1930s in the Morobe Goldfield. An airstrip is operational in the town.

The nearest large town is Bulolo, with a population estimated at 20,000 in 2010. In the 1930s, this town was the centre of gold dredging on the Bulolo River. The town has an airport, schools, clinics and hospitals. Forestry is currently the dominant industry in the area.

Lae is an urban area, a major transport hub, and a commercial, administrative, industrial, residential, and educational centre for both the Morobe Province and PNG, with a population in 2011 (the most recent year for which PNG census data are available) of approximately 149,000.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
5History
Section 229.601(b)(96) (5) (i-ii)
5.1Historical Ownership and Development
The Hidden Valley deposit has had a long history from discovery until the present day. The historical highlights and ownership changes are presented in Table 5-1.

Table 5-1: Summary of Historical Ownership Changes and Activities at Hidden Valley

Year	Asset History Highlights
1927-1929	Gold was discovered in Hidden Valley Creek by W.H. Chapman in 1927 (Lowensteub, 1982) and worked until 1929.
1984	CRA Exploration (Pty) Limited ("CRAE") discovered Hidden Valley Kaveroi deposit from a regional stream sediment sampling programme in the headwaters of the Upper Watut River. Sediment samples (-80mesh) returned values of 54ppm Au. Mapping up the creeks revealed a landslide on the northern bank of Hidden Valley Creek had exposed altered and mineralised granodiorite with initial chip sampling returning 55m @ 3.8ppm Au.
1985	CRAE commenced with drilling and intersected wide zones of mineralisation.
1988	First Mineral Resource estimate published at a gold grade cut-off of 1g/t Au, 31Mt at 2.07g/t Au and 30g/t Ag.
1989	CRAE completed a Pre-Feasibility Study which concluded that the deposit was too marginal at that time to develop.
1992	Placer Pacific Limited ("Placer") entered into a joint venture ("JV") with CRAE and drilled 13 drill holes and tested adjacent targets.
1993	Placer exited JV.
1995	Hiatus with no exploration.
1997	CRA (now known as Rio Tinto Limited ("Rio Tinto")) sold its interest in the Hidden Valley Kaveroi deposit to a wholly owned subsidiary of Australian Goldfields NL ("AGF"), who was subsequently placed into administration. Mineral Resource estimated at a gold grade cut-off of 1g/t Au, 31.3Mt at 2.57g/t Au and 38g/t Ag.
1998	Aurora Gold Limited ("Aurora") acquired the deposit from the administrators of AGF.
2002	Aurora completed Feasibility Study. Mineral Resource estimated at a gold grade cut-off of 0.7g/t Au, 51.7Mt at 2.35g/t Au and 37g/t Ag.
2003	Abelle Limited ("Abelle") obtained 100% ownership of the deposit in February 2003, following the merger of Abelle with Aurora.
Harmony effectively acquired 100% of Abelle in May 2003.
2005	A Memorandum of Agreement ("MOA") between landowners and the PNG Government was signed in August 2005 which resulted in the mining lease (ML151) for the project being granted.
2008	Harmony commenced and completed a Feasibility Study on the deposit and commenced construction in 2008.
2008	Morobe Mining Joint Ventures ("MMJV") was formally established as a 50:50 joint venture between Harmony and Newcrest Mining Limited ("Newcrest").
2009	Ore treatment plant commissioned in August 2009.
2010	Mine officially opened in September.
2016	Harmony buys Newcrest out and becomes 100% owner of Hidden Valley.
2021	Extension to ML151, LMP80 and ME82

5.2Historical Exploration
Historical exploration dates back to 1984 and has included regional exploration sampling, reverse circulation and diamond core drilling. The historical exploration is included in Table 5-1. The results of the exploration, which are also included in the current geological modelling and Mineral Resource estimation, are discussed in Section 7.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
5.3Previous Mineral Resource and Mineral Reserve Estimates
The previous Mineral Resource was reported as at 30 June 2021 according to SAMREC, 2016. Mineral Resources were reported exclusive of those Mineral Resources converted to Mineral Reserves. Mineral Resource estimates are provided in Table 5-2 and have been superseded by the current estimate prepared by Harmony in Section 11 of this TRS.

The Mineral Resource includes broken ore stockpiles after mining depletion, which are classified as Measured Resources.

Table 5-2: Summary of Previous Hidden Valley Mineral Resources as at 30 June 2021 (Exclusive of Mineral Reserves)

METRIC			Grade		Metal Content
Mineral Resource Category	Open Pit	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Gold (kg)	Silver (kg)
Measured	HVK	-	-	-	-	-
	Hamata	-	-	-	-	-
Total / Ave. Measured		0.000	0.00	0.00	0	0
Indicated	HVK	34.191	1.32	19.39	45,244	663,076
	Hamata	1.634	1.91	-	3,120	-
Total / Ave. Indicated		35.825	1.35	19.39	48,364	663,076
Total / Ave. Measured + Indicated		35.825	1.35	19.39	48,364	663,076
Inferred	HVK	1.418	1.06	20.63	1,498	29,259
	Hamata	0.190	1.50	-	284	-
Total / Ave. Inferred		1.608	1.11	20.63	1,782	29,259

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Open Pit	Tonnes (Mt)	Gold (oz/t)	Silver (oz/t)	Gold (Moz)	Silver (Moz)
Measured	HVK	-	-	-	-	-
	Hamata	-	-	-	-	-
Total / Ave. Measured		0.000	0.000	0.000	0.000	0.000
Indicated	HVK	37.689	0.039	0.566	1.455	21.318
	Hamata	1.801	0.056	-	0.100	-
Total / Ave. Indicated		39.490	0.039	0.566	1.555	21.318
Total / Ave. Measured + Indicated		39.490	0.039	0.566	1.555	21.318
Inferred	HVK	1.563	0.031	0.602	0.048	0.941
	Hamata	0.209	0.044	-	0.009	-
Total / Ave. Inferred		1.772	0.032	0.602	0.057	0.941

The previous Mineral Reserve estimate for Hidden Valley was reported as of 30 June 2021, in accordance with SAMREC, 2016. Mineral Reserves are reported on a 100% basis. The summary of the Mineral Reserve estimate for HVK is tabulated in Table 5-3, and has been superseded by the current estimate prepared by Harmony as detailed in Section 12 of this TRS.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 5-3: Summary of the Previous Hidden Valley Mineral Reserves as at 30 June 2021

METRIC			Grade		Metal Content
Mineral Reserve Category		Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Gold (kg)	Silver (kg)
Proven	HVK	3.388	0.95	17.31	3,206	58,661
	Hamata	0.006	1.63	-	0,010	-
Total / Ave. Proven		3.394	0.95	17.31	3,216	58,661
Probable	HVK	19.867	1.59	27.18	31,609	540,062
	Hamata	0.242	1.82	-	0,442	-
Total / Ave. Probable		20.109	1.59	27.18	32,051	540,062
Total / Ave. Proven + Probable		23.504	1.50	25.75	35,267	598,723

IMPERIAL			Grade		Metal Content
Mineral Reserve Category		Tonnes (Mt)	Gold (oz/t)	Silver (oz/t)	Gold (Moz)	Silver (Moz)
Proven	HVK	3.735	0.028	0.505	0.103	1.886
	Hamata	-	-	-	-	-
Total / Ave. Proven		3.735	0.028	0.505	0.103	1.886
Probable	HVK	21.900	0.046	0.793	1.016	17.363
	Hamata	0.267	0.053	-	0.014	-
Total / Ave. Probable		22.167	0.046	0.793	1.030	17.363
Total / Ave. Proven + Probable		25.901	0.044	0.751	1.134	19.249

5.4Past Production
The production from Hidden Valley for the last seven years is presented in Figure 5-1 and Figure 5-2 .

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 5-1: Graph of Hidden Valley Production History – Tonnes and Grade

Tonnes Milled (kt)
Grade (g/t Au or x10 g/t Ag)
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021
FY2022
Year
Tonnes Milled (kt)
Gold Grade (g/t Au)

Figure 5-2: Graph of Hidden Valley Production History – Metal Produced

Metal Produced (koz Au, x10 koz Ag)
350
300
250
200
150
100
50
0
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021
FY2022
Year
Gold Produced (koz)
Silver Produced (x10 koz)

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
6Geological Setting, Mineralisation and Deposit
Section 229.601(b)(96) (6) (i-iii)
Hidden Valley Mine is made up of the following deposits:
•the vein-stockwork gold-silver HVK deposit, which in turn comprises:
•the high gold – moderate silver Hidden Valley deposit (830m x 500m x 200m);
•the moderate gold – high silver Kaveroi deposit (1,000m x 400m x 280m); and
•the vein-stockwork gold-silver Hamata deposit (800m x 300m x 100m).

The Hidden Valley Operation comprises three separate deposits, Hidden Valley, Kaveroi and Hamata. Whilst Hidden Valley and Kaveroi are situated side by side and effectively mined as a single pit, Hamata is a distinct deposit, mined via a separate pit. The Hamata deposit is largely mined out and does not form a material part of the Mineral Resources or Mineral Reserves.

6.1Regional Geology
PNG has undergone a complex history of tectonic development involving a change from early passive margin extension on the edge of the Australian Plate to convergent phases of obduction and continental arc development.

The first significant phase was during the first collision of the Australian Plate with the Bismark and Pacific Plates during the Eocene. This episode was responsible for the emplacement of the Papuan Ultramafic Belt Ophiolites and the regional mid to upper greenschist metamorphism and deformation that affects the area. An Rb-Sr isotopic age of 21.0±4.0Ma has been obtained from strongly cleaved phyllites from Mount Kaindi; the tight result adds confidence to the date and indicates an early Miocene date for the completion of the regional metamorphic event termed the Papuan Orogeny (Davies and Jaques, 1984; Little et al., 2011). More recently, the commencement of the Niugini Orogeny (about 5 Ma) has resulted in the uplift and deformation of what has become known as the New Guinea Mobile Belt. This orogeny is currently ongoing.

The Owen Stanley Metamorphic Complex comprises clastic meta-sedimentary rocks, minor limestones and meta-basic volcanics. The Owen Stanley metamorphics have been dated as Permian based on SHRIMP U/Pb ages (282.6+/-1.7Ma; Bodorkos et al. 2013) for the eastern assemblage to Cretaceous ages (~110Ma) in the west based on SHRIMP U/Pb dates from Twomey and Dobe (2015) and fossil and foraminifera evidence (Dow et al. 1974). These rocks are referred to as “Kaindi Metamorphics” in the Wau region and throughout this report.

Morobe Granodiorite intruded the Kaindi Metamorphics at a batholithic scale in the Middle Miocene (SHRIMP UP/b age of 13.6 +/ -0.13Ma; Bodorkos et al. 2013). The Morobe Granodiorite is a medium-grained, generally unaltered biotite-hornblende granodiorite with local adamellite and monzonite phases (Dow et al., 1974; Williamson and Hancock, 2005) and has strongly hornfelsed the Kaindi Metamorphics on its contacts. The Morobe Granodiorite is bound on the NW side by the Sunshine Fault and on the SE side by the Kamerenga Fault systems. Both of these faults are deep-seated structures and control the development of the Wau Graben (Gray, 2012) (Figure 6-1). The Granodiorite has been dated to between 12 and 14 Ma (Page, 1971; Lowenstein, 1982; Bodorkos et al. 2013).

The Wau Graben, a back-arc pull-a-part rift basin, formed in the southern extension of the New Guinea Mobile Belt in an area known as the Owen Stanley Foreland Thrust Belt. The graben covers an area of approximately 850 km2 and contains the Morobe Goldfield, including the Hidden Valley Kaveroi and Hamata deposits. Owen Stanley Metamorphic Complex and Morobe Granodiorite are basement rocks to the Wau Graben. The graben formed from dextral, right stepping strike-slip faults formed under NE-SW to ENE-WSW compression (Gray, 2010)

The formation of the Wau Graben preceded a resurgence of igneous and volcanic activity, occurring along and within inferred bounding faults to the graben during the Pliocene.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 6-1: Regional Geology
Source: HiddenValley202202_resource_report_Final_SAMREC_Format
Figure 6-2: Local Geology and Structural Plan
Source: HiddenValley202202_resource_report_Final_SAMREC_Format

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
This magmatic activity included the intrusion of stocks and plugs of andesitic to dacitic composition, termed the Edie Porphyry suite, and the eruption and re-deposition of andesitic to dacitic volcaniclastic rocks of the Bulolo Volcanics.

These volcanics have been dated to between 3.46 +/- 0.06 and 3.22 +/- 0.06 Ma (Bodorkos et al. 2013). Major epithermal to mesothermal gold-silver-base metal mineralisation of the basement rocks (e.g., Edie Creek, Hamata and HVK), Pliocene intrusions and volcanics accompanied this magmatic event.

6.2Local Geology
The HVK deposit is a vein-stockwork gold-silver deposit located in the southeast corner of the Wau Graben (Figure 6-1) and is hosted by the Morobe Granodiorite. The deposit setting is controlled by the rotation and deformation of the Papuan peninsula. The local geology is presented in Figure 6-2, along with a stratigraphic column in Figure 6-3.

6.3Property Geology
The Kaindi Metamorphics occur as a cap to the HVK mineralisation. HVK comprises grey-black and green-brown, variably carbonaceous, schistose, quartz-rich psammites and pelites that have undergone regional greenschist metamorphism and localised, higher grade contact metamorphism on intrusive contacts with Morobe Granodiorite. The granodiorite comprises two parts; an upper homogenous granodiorite of uniform texture, cut by thin aplite dykes and feldspar porphyry dykes; and below the HV fault, a more heterogeneous lower unit comprising granodiorite, diorite, adamellite, tonalite and feldspar porphyry (Adams, 1998). The lower unit tends to contain gypsum veining, not regularly seen in the upper unit.

Numerous porphyry dykes of the Eddie Creek Suite intrude both the Kaindi Metamorphics and the Morobe Granodiorite. Porphyry composition varies from hornblende-biotite to feldspar-quartz phenocryst varieties. These bodies are not general mineralised but do commonly show some alteration.

Surficial weathering, mainly by downward percolation of oxygenated meteoric water, is variable over the gold-silver deposit due to lithological, alteration and structural discontinuities. Of the two main rock units, the granodiorite is usually more deeply weathered than the metasediment. At the Hidden Valley Kaveroi deposit, four distinct oxidation zones are recognised; an oxide zone, a zone of partial oxidation, a zone of fracture oxidation and a fresh (primary) zone. However, the effects of supergene gold enrichment or depletion (if present) are minimal for the Hidden Valley Kaveroi deposit.

The Hamata deposit is hosted in the Morobe Granodiorite which is medium-grained and relatively uniform in composition and grain size. The unaltered granodiorite contains plagioclase, potassium feldspar, quartz, biotite and hornblende. Minor andesite dykes and dacite porphyries irregularly intrude the granodiorite throughout the deposit; however, a significant dacite feldspar porphyry occurs as a large body on the western side of the deposit associated with the Western Fault. While this porphyry is unaltered and un-mineralised, smaller intrusions within the ore body are commonly altered, indicating the porphyry intrusions occurred throughout and post the mineralisation event. The deposit sits within the hangingwall of the Upper Watut Fault and is cut by significant faults belonging to two different fault generations. An earlier series of NNE-SSW striking structures that dip moderately to steeply to the E-SE, such as the 5-15m wide Western Fault, and the 2m wide Southern Fault, which divides the southern domain from the rest of the deposit. A second set of structures strike SE and dip steeply to the NE, the largest of these structures is the Cross Fault which separates the centre domain from the northern domain.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
6.3.1Alteration and Veining
There are four generations of veins recognised as follows:
•Stage 1 or Early Veins: These veins comprise quartz-pyrite, chlorite-epidote and quartz-chlorite-pyrite veins. The veins carry low-order gold ranging from a few millimetres to several centimetres and occur in most rock types. Most of the metamorphic quartz veins are related to this early vein generation;
•Stage 2 Veins: These veins are multigenerational and are developed in moderate propylitic altered zones. These comprise quartz-chlorite-hematite-pyrite, carbonate-chlorite-pyrite, carbonate-hematite-pyrite veins. Despite containing marginally elevated gold, these veins are important in providing significant preparation for later auriferous veins;
•Stage 3 Veins: These veins are economically significant because of the high-grade gold content. The three subtypes have been identified as follows:
•quartz-adularia-carbonate occur as irregular stockwork veins range from 2-10mm in width. Coarse adularia is seen rimming feldspar with pyrite inclusion. These veins contain moderate gold grades;
•carbonate - base metal sulphide veins that carry the bulk of higher grade gold. Carbonate species characterise these with variable amounts of galena-sphalerite-chalcopyrite-pyrite +/- free gold. Colloform texture with adularia growing along the edges is frequently observed. A manganese-rich pinkish carbonate called kutnahorite is sometimes observed within the main ore zone;
•carbonate-rhodochrosite-pyrite veins with low-moderate gold. These veins occur peripheral to the main high-grade zone; and
•Stage 4 veins: These are late-stage and include massive pyrite, clay shears and breccia veins. The latter contains economic gold grades, especially within the HV fault zone.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 6-3: Cross Section of HVK

Hidden Valley
Kaveroi
Drill Trace
Kaveroi Ore
Hidden Valley Ore
Chlorite / Illite Dominant
Epidote / Phengite Dominant
Metasediment
Granodiorite
Extent of Interpretation
2,750mRL
2,500mRL
2,250mRL
2,000mRL
63,250mRL
63,500mRL
63,750mRL
64,000mRL
64,250mRL

Source: Hidden Valley
Figure 6-4: Stratigraphic Column

Edie Creek Porphyry
Kaindi Metamorphics Pelites
Kaindi Metamorphics Psammites
Hidden Valley Kaveroi
Hornfels and Contact Schist
Upper Morobe Granodiorite
Hamata
Lower Morobe Granodiorite

Source: Hidden Valley

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Regional propylitic alteration of granodiorite is represented by the partial, selective replacement of primary hornblende and biotite by chlorite ± epidote and/or calcite. This alteration locally occurs with pyrite, hematite and/or magnetite disseminations and veinlets. These are generally barren with respect to gold, silver and base metals.

The most common and intensely developed alteration selvage, located on and around the mineralised vein-stockworks, is sericitic alteration. This selvage comprises sericite-illite + chlorite + carbonate + pyrite. Argillic alteration locally occurs as a minor overprint on sericite-illite in alteration selvages. This is represented by illite ± kaolinite ± carbonate. The Kaindi Metamorphics generally show localised quartz + chlorite + sericite + clay + pyrite alteration and “bleaching” adjacent to vein stockworks (Figure 6-3). A strong zonation occurs related to the host rocks being affected by the alteration. Background alteration in the Kaindi metamorphics comprises largely chlorite, whereas, within the granodiorite, epidote is more common. Moreover, the chlorite moves from a Fe-poor 2+ form in metasediments to a Fe-rich 3+ form (i.e., from reduced to oxidised) into granodiorite. Additionally, illite – common in the metasediments, is more commonly found as phengite (a Fe-rich form) within the Granodiorite (again from reduced to oxidised across the contact). This change indicates a redox change across the contact, which significantly coincides with a marked drop in grade; very little gold is found within the overlying metasediments.

6.3.2Structure
The HVK deposit is divided into two distinct structural zones; the Hidden Valley Zone (“HVZ”) and the Kaveroi Creek Zone (“KCZ”). The HVK deposit appears to be bounded and structurally controlled by a series of northwest to north-northwest striking faults in Morobe Granodiorite and the basal in-situ contact of Kaindi Metamorphics (Figure 6-2). These features occur within the Upper Watut Fault Zone; one of the major bounding structures of the Wau Graben.

The HVZ is characterised by shallow northeast dipping vein sets bound by the Hidden Valley fault below and the Upper boundary fault above. The KCZ comprises a series of steeply southwest dipping vein sets within a broad moderately northeast dipping mineralised halo.

Large reactivated fault structures (e.g., Hidden Valley Fault) are characterised by angular to sub-rounded wall rock fragments of varying size and showing varying degrees of intensity of alteration and mineralisation, supported by massive to foliated, unconsolidated, gritty clay matrices with abundant sulphide clasts. Most of the faults identified within the HVK deposit show evidence of reactivation by younger tectonism.

Faults in the HVK can be divided into four main sets (Gray, 2010):
•the Hidden Valley set (Set 1): comprises northwest-southeast trending northeast dipping thrust faults. Kinematic indicators show they were initially active under a northeast-southwest compression event (towards 220°) and have since been reactivated under an extensional regime with sub-vertical shortening and northeast-southwest elongation;
•east/west steeply dipping Faults (Set 2): showing sinistral down-dip HW movement in a strike-slip regime under northwest-southeast compression, shows similar kinematics to set 1 faults;
•northeast-trending, southeast dipping Normal Faults (Andim, Nogat, Pata Faults – set 3): indicating sub-vertical shortening and northwest-southeast elongation in an extensional regime; and
•northwest-trending, southwest dipping normal faults (set 4): sub-vertical shortening and northeast-southwest directed extension.

6.4Mineralisation
The HVK deposit is classified as a low-sulphidation or adularia-sericite-type epithermal gold-silver system. Leach and Corbett further classify HVK mineralisation into a sub-group simply referred to as carbonate - base metal - gold, due to the presence of carbonates as vein-gangue.

High-grade gold-silver mineralisation in the HVK deposit is associated with manganocarbonates (e.g., kutnahorite, rhodochrosite) and dissolution of sulphide grains in late stages of the vein paragenesis. There is also a tentative association of high gold-silver grades with the presence of late chalcopyrite and sulphosalts in these veins.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Gold-silver mineralisation is largely hosted in narrow, moderate to steeply northeast dipping and west southwest dipping veins in the Hidden Valley and Kaveroi lodes, respectively. These veins occur in dilatational structures formed as the result of normal movement on major faults, such as the Hidden Valley Fault, and others occurring in the hanging wall of this structure.

Gold occurs in electrum with rare gold tellurides and as rare free grains mutually intergrown with carbonate. Silver is mainly present as either electrum or sulphosalts. Electrum most commonly occurs as inclusions within or intergrown with late-stage tetrahedrite and silver-sulphosalts. Therefore, gold shows a moderate positive correlation with silver and base metals in the HVK deposit. However, the silver shows two independent populations – a base metal association and a gold-silver association- leading to complications during the estimation process.

Mineralised veins in the Hidden Valley lode show a predominant northeast dip and are structurally bound in granodiorite by a northwest striking structure, called the Hidden Valley Fault, and an upper contact on the Kaindi Metamorphics. Mineralisation has been dated to 4.2Ma (Hoppe, 1999; Nelson et al., 1990).

Mineralised veins in the Kaveroi lode show a predominant west-southwest dip and are also hosted in granodiorite. The mineralisation appears to be structurally bound by north northwest striking, steep east northeast dipping structures that are thought to be hanging wall splays off the Hidden Valley Fault. Despite the different kinematics, both deposits appear to be related to first a compressional and then extensional structural regime, as indicated by the normal offsets in the bounding structures and the shallow dipping Edie Creek Porphyries that cut the orebody (Gray, 2010).

Later drilling has indicated the presence of fault-controlled, steeply west-dipping fault structures cutting Kaveroi that contain very high gold and silver grades. The first of these structures identified has been termed ‘Big Red” and contains pods of strongly mineralised breccia at the intersection of the strongly mineralised fault and cross cutting faults. As drilling and mining progresses a number of similar strike parallel structures have been identified.

The paragenesis of mineralised vein-stockworks in HVK is believed to represent a continuum of hydrothermal fluids depositing varying amounts of carbonate (dominantly manganocarbonate and calcite), sulphides (sphalerite, galena, pyrite, minor chalcopyrite), and sulphosalts, together with subordinate adularia, quartz, and electrum. K-Ar dating of adularia in mineralised vein material from HVK indicates a Pliocene age (4.1Ma to 4.2Ma) for vein deposition and probably gold-silver mineralisation. This is synchronous with regional magmatism, emplacement of Edie Porphyry and associated gold-silver mineralisation located elsewhere in the Wau Graben.

Mineralisation at Hamata comprises a high temperature quartz-pyrite epithermal vein system occurring as a series of sub-parallel South east-dipping vein sets. Individual reefs typically have a strike length of 100m and can be traced up to 100m down dip; they generally define shallow to moderately NE dipping tensional veins commonly with a significant sigmoidal shape.

6.5Deposit Type
HVK is a low sulphidation carbonate base metal gold-silver deposit, whilst Hamata is a high temperature quartz-pyrite ± sericite epithermal deposit

6.6Commentary on Geological Setting, Mineralisation and Deposit
In the opinion of the QP, the understanding of the HVK deposit settings, lithologies, mineralisation, and geological, structural, and alteration controls on mineralisation is sufficient to support the estimation of Mineral Resources.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7Exploration
Section 229.601(b)(96) (7) (i-vi)
The HVK deposit has had a long history of exploration (Table 5-1) dating back to the 1980s. The amount of exploration carried out over the Project area is significant, and the volume of the results is too large to enable detailed reporting herein. The exploration results that have been used in the estimation of the Mineral Resources are identified and discussed in as much detail as possible, given the confines of this TRS.

7.1Mapping Surveys
7.1.1Topographic Survey
The pre-mining topography was compiled from contour data generated by CPS Palanga Surveys (“CPS”) during an extensive re-surveying programme completed in 1998-1999 across the project where collars, trenches, topography, creeks, roads and control points were all captured. Error is believed to be between 0.05m for control points, 0.10-0.15m for collars and topography and 0.5m for benches and sample points (Onley, 1999).

The grid system at Hidden Valley is coincident with the Australian Map Grid (AMG66). The current site grid is HVD91 and was developed by CRAE. CPS provided survey control. HVD91 is approximately equivalent to a truncated AMG66, where the Easting is less 400,000m and the Northing is less 9,100,000m. The magnetic declination to HVD91 is approximately 7°.

7.1.2Light Detection and Ranging (“LiDAR”) Survey
In 2010, a LiDAR survey was flown over the area, the results of which inform the bulk of the Mineral Resource area. The original CPS data have been used in those areas where mining had commenced. All as-mined topographical surfaces used to deplete the Mineral Resource, and for reconciliation purposes were obtained from the mine’s survey team, who generate a weekly surface based on traditional surveying methods, LiDAR scanning technology and drone surveys. The 2010 Lidar survey was supplemented across much of the site with a new LiDAR survey in 2016.

7.1.3Geological Mapping
A large mapping dataset exists from detailed work completed over the years.

The geological model used in the Mineral Resource estimate has been based upon combined drill hole data and surface mapping that has been completed over time. The author has conducted some structural mapping in and around the site and within the open pits on a number of occasions. Observations gathered during open pit mapping have been combined with more regional mapping work completed over time by site geologists and consultants to construct a robust geological model that will support the grade estimate.

7.2Geophysical Surveys
Available regional government geophysical datasets include a 1000m spaced fixed-wing airborne magnetic survey, a 400m spaced helicopter airborne magnetic survey and a 2000m spaced fixed-wing gravity survey. Available company geophysical datasets include a 50m spaced helicopter airborne magnetic survey, some prospect-specific ground magnetic survey stations, and induced polarisation surveys.

7.3Petrology, Mineralogy and Research Studies
There have been a significant number of petrology and mineralogy studies completed on the deposit over the years. CRAE completed regular Petrology studies, the first in 1985 and regularly most in most years. In 2011 a Mineralogy study was completed on a variety of ore sources by the Newcrest process mineralogist, which resulted in a detailed analysis of the composition of the ore feed.

There have been no published research studies done on Hidden Valley.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.4Geochemical Sampling
Regional stream sediment and ‘Ridge and Spur’ soil sampling was completed by CRAE between 1983(?) and 1989. Additional soils and trenches were completed prior to and post- the commencement of drilling. Drilling data and mining have superseded the information in the trenching programs.

Available geochemical sampling on ML151 includes a total of 24,844 surface samples. These are a mix of historical company data and Harmony collected sampling. Surface geochemical sampling techniques include soil (8,741), rock chip (12,468), wacker (2,033), auger (920) and stream sediment (245), plus some other less common techniques. Available assay suites for both historical company data and Harmony collected sampling vary widely, with assay suites generally extended to more elements in more modern times.

7.5Stream Sediment Sampling
CRAE discovered Hidden Valley using stream sediment sampling campaign up the headwaters of the Upper Watut River in 1984. Sediment samples (-80mesh) returned values of 54ppm Au. No further information is available on the stream sediment sampling campaign. These data are not, however, used in geological modelling and Mineral Resource estimation.

7.6Surface Drilling Campaigns
Surface drilling completed to date included diamond core and reverse circulation (“RC”) drilling.

Drilling was undertaken continuously between 2009-2012, with some minor additional drilling done since. Some targeted deeper RC holes and diamond holes have been drilled into the deposit during 2014-2022 with various degrees of success to close up the drill spacing.

A total of 34,086 holes measuring 1,099,053m of drilling were used in the generation of the 2022 geology and domain mode. This includes both blast and RC operational grade control drilling.

A total of 1,586 drill holes, comprising 275,491m of drilling was used in the Mineral Resource estimate. The location of all drill holes is presented in Figure 7-1. This represents an additional 311 drill holes (28,897m) since the last model was prepared in February 2021. The drill holes used in the estimate are summarised by company in Table 7-1, and by type in Table 7-2.

The reader should note that these tables exclude grade control drilling. This drilling (Figure 7-2) was not included in the Mineral Resource estimate due to sample support issues which would result from such closely spaced drilling.

Table 7-1: Summary of Drill Holes Used by Company

Year	Company	No. Holes	Metres Drilled (m)
1985-1996	CRAE	144	39,526
1992	Placer	13	3,379
1997-1998	AGF	16	2,967
1998-2002	Aurora	135	35,208
2003-2005	Abelle	31	8,736
2007-2008	Harmony	46	17,871
2009-2016	HVJV	164	70,234
2016-2021	Harmony	1,037	97,570
Total		1,586	275,491

Over 94% of the Mineral Resource drilling to date has been using diamond core with the remaining drilling being a combination of RC pre-collars with diamond tails and some minor RC drilling.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 7-1: Location of Drilling Used in Mineral Resource Estimate

76,250 N
76,000 N
75,750 N
75,500 N
75,250 N
75,000 N
62,750 E
63,000 E
63,250 E
63,500 E
63,750 E
64,000 E
64,250 E
64,500 E
64,750 E
N
Kaveroi
Hidden Valley
0
500m
Drill Hole Collar
Drill Hole Trace

Source: HiddenValley202202_resource_report_Final_SAMREC_Format
Figure 7-2: Location of Operational Grade Control Drilling

Grade Au (ppm)
<0.75
0.75 - 0.90
0.90 - 1.20
1.20 - 1.80·
1.80 – 2.50
2.50 – 5.00
5.00 – 10.00
>=10.00
Kaveroi
Hidden Valley

Source: HiddenValley202202_resource_report_Final_SAMREC_Format

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 7-2: Summary of Drill Holes Used by Type

Type	Symbol	No. Holes	Metres Drilled (m)
Diamond	DD	531	174,639
Diamond Wedge	DD_W	1	300
Reverse Circulation	RC	23	2,369
RC start & diamond at depth	RC/DD	21	7,112
RC Grade Control	RC_GC	705	56,945
RC Resource	RC_RES	305	34,126
Total		1,586	275,491

7.7Diamond Drilling Campaigns, Procedures, Sampling, Recoveries and Results
Diamond drilling was used where detailed geological or geo-technical information was required.

7.7.1Drilling Methods
Diamond drilling was conducted using wireline drilling methods, with a triple tube system employed. Rigs used originally were from United Pacific Drilling (PNG) Limited and were helicopter-supported Longyear 38, Longyear 44 and LF-70 skid-mounted rigs placed on hand-dug drill pads. In 2009 the HVJV contracted Traverse Drilling to conduct diamond core drilling at Hidden Valley. Up to four Coretech track-mounted YDX-3L and DE740 drill rigs were utilised up until 2012 when resource definition diamond drilling on the project largely ceased.

Drill spacing varies across the deposit due to available drill locations and the depths of the drillholes; however, efforts are made to ensure the Mineral Resource Definition drilling is reduced to 40m spacing where possible. Areas that are lacking data are targeted with specific RC drillholes when the Open pit gets to an appropriate depth. This data is then included in the annual Mineral Resource model update.

The diamond core drilling was generally PQ size from surface to a depth of between 100 - 150m, then reduced to HQ size for the remainder of the hole. Occasionally for deeper holes with problematic ground conditions, the core size was reduced to NQ.

Hole conditioning is always required to stabilise the moderately to highly fractured ground conditions, with drilling additives constantly maintained in circulated drilling fluids to ensure maximum core recovery.

Drill holes were drilled as inclined holes varying from 50 – 90° in inclination, generally on grid as east or west-directed drilling. Drill hole design depths varied from 150 – 800m, although total depths were assessed based on meeting drilling target objectives and drill hole trajectory rather than a predetermined planned depth.

All core was originally oriented for collection of structural information; however, core orientations were ceased onsite during 2011 because of the continual failures due to broken or faulted ground conditions preventing the transfer orientation lines or match between runs.

Harmony and the HVJV implemented standard procedures for the preparation and sampling of drill core, which adopts best practice to ensure quality assurance and quality control throughout the process of core mark-up, digital core photography, geotechnical logging, and geological logging, through to core cutting, sampling and sample dispatch.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.7.2Collar Surveys
Collar locations were originally surveyed using contractors from Asia Pacific Surveyors Limited. More recently, they are surveyed by the qualified on-site survey team using Differential Global Positioning System (“DGPS”) equipment.

In the past, a variety of methods have been used, including theodolites and standard GPS units. In all cases, the survey method was documented in the database. On the rare occasion, the drill hole collar has not been picked up, and the collar retains the planned coordinates – this is documented in the database as estimated or nominal.

Collars have been checked against topographical surfaces – both original and mined and all are located within 1m or less of the topography at the time of drilling.

7.7.3Downhole Surveys
All diamond drill holes are surveyed downhole. Downhole survey data in the past was obtained via Eastman DH cameras. In recent years downhole surveys have been carried out using modern electronic downhole survey tools, with a measurement taken at 9m followed by 50m and, more recently, 30m intervals.

These survey data are captured in electronic files and processed to remove outliers prior to import into DataShed, and all raw data is captured in the database.

7.7.4Logging Procedures
Following receipt of core from the drill sites, core is marked up (measured and metre marks annotated in permanent marker on core and core tray inserts/outer) prior to geotechnical and geological logging.

All core was originally oriented for collection of structural information; however, core orientations were ceased on-site during 2011 because of the continual failures due to broken or faulted ground conditions preventing the transfer orientation lines or match between runs.

Geological logging was both qualitative and quantitative and recorded lithology, mineralisation, alteration mineralogy, weathering, structural characteristics and other physical core properties. A consistent geological logging standard and descriptive terminology have been applied since Aurora Gold Limited took over the project in 1998. Historical logging conducted by CRAE, and RGC was transformed into this terminology.

Geological logging codes evolved over time with increased geological understanding of different rock types and associations. For most drill holes, logging includes details of:
•core recovery;
•rock quality designation (“RQD”);
•lithology;
•alteration; and
•weathering; and
•structural features.

Detailed geotechnical information, such as rock strength, fracture frequency, rock mass rating (“RMR”) and discontinuities, was collected for some later core drill holes.

Mineralisation was logged and photographed before sampling. All core photographs were downloaded and uploaded to a computerised database for reproduction purposes. Core photographs are available for drill holes completed since exploration started on the site.

All geological and geotechnical logging is conducted digitally using toughened field laptops and LogChief (Maxwell GeoServices) logging software. The software contains a locked set of geological libraries, so all data is recorded using a standard set of codes. This is done to ensure consistency in logging and to reduce the incidence of data entry errors. The logging process follows Harmony’s Drill Hole Logging Protocols which have been developed over time in accordance with industry best practice

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.7.5Results
With 541 diamond drill holes being completed since 1985, the results are too voluminous to be reported in this report. However, the results have been included in the geological modelling and Mineral Resource estimation process

7.7.6Core Recovery
Best practice was implemented to ensure maximum core recovery and quality and integrity of the samples. Core recovery was recorded for all core drilling on a metre-by-metre basis as a percentage. Core recovery averaged 94% over the drilling dataset.

Review of the results indicates that, while the recoveries are generally good, there is some core loss resulting from significant clay and fault zones that impact the quality of the core and the recoveries. Additionally, there are a significant number of intervals with greater than 100% core recovery. All these instances relate to short runs of generally less than 50cm in poor ground.

No material relationship was identified between core recovery and grade. There is a significant amount of grade across zones of poor recovery, which is expected given the main alteration product associated with the mineralisation is clay, and a significant amount of puggy clay fault zones occur within the deposit. Overall, there does not appear to be a substantial amount of gold loss through core loss.

7.7.7Sample Length and True Thickness
The sampling of the diamond and most RC drill holes is conducted on 1m intervals, some historic holes were sampled on 2m intervals. Where Mineral Resources use deeper grade control data, the holes are sampled at 1.5m which is half the mining flitch height of 3m. The HVK deposit is not a tablet-style deposit, so true width calculations do not apply in this context. Holes commonly start within or do not exit the extent of the deposit.

7.8RC Drilling Campaigns, Procedures, Sampling, Recoveries and Results
RC drilling procedures, sampling, recoveries, and results are reported here only where different to those reported above in the diamond core drilling section.

7.8.1Drilling Methods
RC drilling is completed by QED, who utilize Schramm 450WS reverse circulation drill rigs for all RC and grade control drilling.

Inclined drill holes, generally 60° - 70°, are drilled targeting areas lacking data. This infill drilling aims to step spacing down to a maximum of 40m.

Sampling is completed using a 5.25 inch face sampling hammer and chips collected via a rotary cone splitter on the rig.

Rock chips are collected and placed into chip trays for geological logging.

7.8.2Collar Surveys
Collar locations were originally surveyed using contractors from Asia Pacific Surveyors Limited. More recently, they are surveyed by the qualified on-site survey team using Differential Global Positioning System (“DGPS”) equipment.

In the past, a variety of methods have been used, including theodolites and standard GPS units. In all cases, the survey method was documented in the database. On the rare occasion, the drill hole collar has not been picked up and the collar retains the planned coordinates – this is documented in the database as estimated or nominal.

Collars have been checked against topographical surfaces – both original and mined and all are located within 1m or less of the topography at the time of drilling.

7.8.3Downhole Surveys
Downhole surveys are taken for all deeper RC holes but not for the shallower RC holes as the depth of the holes restricts the potential for hole deviation.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.8.4Logging
RC cuttings for each metre drilled were sieved and stored in chip trays for each drill hole. The cuttings were logged for:
•lithology;
•alteration;
•weathering; and
•structural features.

All geological and geotechnical logging is conducted digitally using toughened field laptops and LogChief (Maxwell GeoServices) logging software. The software contains a locked set of geological libraries, so all data is recorded using a standard set of codes. This is done to ensure consistency in logging and to reduce the incidence of data entry errors. The logging process follows Harmony’s Drill Hole Logging Protocols which have been developed over time in accordance with industry best practice.

7.8.5Results
With 247 RC drill holes being completed since 1985, the results are too voluminous to be reported in this report. However, the results have been included in the geological modelling and Mineral Resource estimation process.

7.8.6Chip Recovery
RC drilling chips are no longer retained nor generally weighed. Sampling is completed using rotary splitters that are designed to take a specific sample of 2-3kg (which is weighed by the laboratory). Recovery is generally good. There is no relationship between recovery and grades. This was assessed recently to ensure grade was not lost through the fines and was found not to be a problem.

7.8.7Sample Length and True Thickness
The HVK deposit is not a tablet-style deposit, so true width calculations do not apply in this context. Holes commonly start within or do not exit the extent of the deposit.

7.9Operational Grade Control Drilling Campaigns, Procedures, Sampling, Recoveries and Results
Although this drilling is for grade control purposes, the close-spaced, dense RC drilling provides a comprehensive map of the grade distribution, which is used to drive modelling decisions outside the general operational grade control process.

The grade control data was not used in the Mineral Resource estimate due to the potential impact this close-spaced drilling would have on the estimate due to sample support issues; it was used to build the Resource domains. A separate, conditionally simulated grade control model is constructed to ensure the grade control data informs the model for planning purposes. The simulated nodes are reblocked up to the selective mining unit (“SMU”) size and then merged with the Mineral resource model to create a planning model as part of the site planning model update protocol. This ensures the grade control data was included into the planning model but does not adversely impact the Mineral Resource model.

7.9.1Drilling Methods
Operational grade control drilling is completed using RC drilling and is based on a grid of 8m x 6m. Holes are pattern drilled vertically to a depth of 30m.

Blast hole sampling represents only a small component of the grade control data and is only gathered when the RC rig is unavailable, or areas are too tight for the large RC rig.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.9.2Collar Surveys
Collar locations were originally surveyed using contractors from Asia Pacific Surveyors Limited. More recently, they are surveyed by the qualified on-site survey team using Differential Global Positioning System (“DGPS”) equipment.

In the past, a variety of methods have been used, including theodolites and standard GPS units. In all cases, the survey method was documented in the database. On the rare occasion, the drill hole collar has not been picked up, and the collar retains the planned coordinates – this is documented in the database as estimated or nominal.

Collars have been checked against topographical surfaces – both original and mined and all are located within 1m or less of the topography at the time of drilling.

7.9.3Downhole Surveys
Downhole surveys are not taken for shallow RC holes as the depth of the holes restricts the potential for hole deviation.

7.9.4Logging
Grade control holes are generally not logged.

7.9.5Results
With 247 RC drill holes being completed since 1985, the results are too voluminous to be reported in this report. However, the results have been included in the geological modelling process.

7.9.6Chip Recovery
No chip recovery methods are undertaken for grade control drill holes.

7.9.7Sample Length and True Thickness
The HVK deposit is not a tablet-style deposit, so true width calculations do not apply in this context. Holes commonly start within or do not exit the extent of the deposit.

7.10Hydrogeology
A total of 52 hydrogeological bores have been drilled across site over the history of the project. New bores are regularly drilled when old ones become in-operable due to mining impacts and age. Holes are installed by a dedicated Geotech diamond core rig. Currently, 32 of the 52 bores are monitored by the Geotechnical and Environmental departments.

7.11Geotechnical Data
Geotechnical data is gathered as part of the logging process (Section 7.7.4). A review of the core RQD measurements show a significant spread in RQD values indicating the ground is generally fractured and cannot be considered competent. There is no relationship between the RQD and gold, with gold grades found across all RQD percentages.

Geotechnical data is gathered to determine suitable rock mass and defect strength models to support current and future geotechnical reviews in Hidden Valley. The rock mass assessment completed indicates a good correlation between historic data and recent geotechnical drillhole information.
The rock mass and defect strength models developed are appropriate and suitable for use in HVK 7 and future slope design reviews.

Derived material shear strength properties include:
•Mohr Coulomb rock mass shear strength-isotropic;
•shear normal function strength-isotropic;
•defect shear strength – directional anisotropic; and
•3D geological strength index (“GSI”) model.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.11.1Drilling Methods
New geotechnical core was collected from diamond drill holes drilled from the surface with triple tube in 2019 FY20.

7.11.2Collar Surveys
Collar locations were originally surveyed using contractors from Asia Pacific Surveyors Limited. More recently, they are surveyed by the qualified on-site survey team using Differential Global Positioning System (“DGPS”) equipment.

In the past, a variety of methods have been used, including theodolites and standard GPS units. In all cases, the survey method was documented in the database. On the rare occasion, the drill hole collar has not been picked up and the collar retains the planned coordinates – this is documented in the database as estimated or nominal.

Collars have been checked against topographical surfaces – both original and mined and all are located within 1m or less of the topography at the time of drilling.

7.11.3Downhole Surveys
Downhole surveys are taken at 50m downhole intervals using single shot camera

7.11.4Logging Procedures
Geophysics drill hole logging was carried out to log the orientation of structural defects along each drill hole. Core logging and laboratory tests were carried out to evaluate the rock strength and rock mass strength in order to inform the HV7 Design. The logging captured, recovery, RQD and rock mass. Core photography was completed and compared with drill hole imaging done for each hole.

Core samples 20-25cm in length were selected and sampled for rock lab testing. Drill core data were correlated with mapping data where intersections of geological entities such as faults and contacts, were encountered. Among key data captured were:
•exposed bench face rock strength (“UCS”);
•GSI;
•rock mass weathering;
•groundwater condition;
•defect characteristic;
•joint roughness;
•infill strength;
•infill weathering;
•infill width (mm);
•joint persistence; and
•fracture frequency per metre.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
7.11.5Drilling Results
A total of eight geotechnical holes were drilled in 2019 to develop a geotechnical design for HV7 pit at Hidden Valley Mine. The drill holes are listed in Table 7-3, and their location is indicated in Figure 7-3.

Table 7-3: Geotechnical Drill Holes (2019)

Hole ID	East(m)	North(m)	RL(m)	Total Depth(m)
GT19DD001	63,953.33	74,883.03	2,534.48	250.0
GT19DD002	64,101.00	75,186.00	2,542.00	200.0
GT19DD003	64,062.38	75,508.26	2,563.30	220.0
GT19DD004	64,100.69	75,758.11	2,589.41	250.0
GT19DD005	64,250.66	75,219.73	2,636.62	377.1
GT19DD006	64,218.33	75,618.84	2,666.95	231.5
GT19DD007	64,445.05	75,413.06	2,713.55	410.1
GT19DD008	64,515.70	75,315.91	2,723.84	316.5
Total				2,255.2

Numerous consultants have been engaged to review the geophysical assumptions and models over the mine life, including Klohn Crippen Berger and Gecko consultants. Most recently, Cartledge Mining and Geotechnics have been engaged to provide this oversight.

7.12Commentary on Exploration
In the opinion of the QP, the quantity and quality of the logged geological data, collar, and downhole survey data collected in the exploration and infill drill programmes are sufficient to support Mineral Resource and Mineral Reserve estimation and mine planning for Hidden Valley as follows:
•drill hole logging meets industry norms for gold and silver exploration;
•there is no relationship between RQD results and gold grades;
•collar surveys were performed using industry-standard instrumentation at the time the drill programme was conducted;
•downhole surveys were performed using industry-standard instrumentation at the time the drill programme was conducted;
•recovery data from core drill programmes are acceptable;
•there is no relationship between recovery and grade results;
•geotechnical logging of drill core meets industry standards for planned caving operations;
•drill orientations are generally appropriate for the mineralisation style and the orientation of mineralisation for the bulk of the deposit areas;
•external reviews of the project have been conducted in the past by various industry experts, and their opinions have driven advancements and improvements in the project;
•the drilling patterns provide adequate sampling of the gold and silver mineralisation for the purpose of estimating Mineral Resources and Mineral Reserves;
•sampling is representative of the gold and silver grades in the deposit areas, reflecting areas of higher and lower grades; and
•there is +10 years of mining history.

In the QP’s opinion, no material factors were identified with the data collection from the drilling programmes that could significantly affect Mineral Resource or Mineral Reserve estimation for Hidden Valley.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 7-3: Location of Geotechnical Drill Holes (2019)
Source: Hiden Valley drill database

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
8Sample Preparation, Analyses and Security
Section 229.601(b)(96) (8) (i-v)
8.1Sampling Method and Approach
Sampling intervals have varied between 1-2m for the exploration drilling and 1.5m for the grade control drilling. Review of the results has indicated that there is no apparent correlation between sample length and grade.

8.1.1Core samples
Sampling is conducted after all data collection is complete, verified, and quality control of core photographs undertaken. All data collection and sampling is conducted onsite at the Hidden Valley core processing facility, which includes a logging shed, core cutting shed, and storage areas. Sampling methods utilised in the various exploration programmes is summarised in Table 8-1.

All core collected during the CRAE drilling campaigns was collected at 2m intervals. Half core was then bagged and sent for assay at Analabs (then Pilbara laboratories) in Lae, PNG (Table 8-1).

Placer holes were also sampled at 2m intervals, regardless of geological boundaries or mineralisation styles. The core from these holes was not split and was analysed as full core through Astrolabe in Madang (Table 8-1).

Core from the AGF and Aurora drilling was sampled at 1m intervals, regardless of geological boundaries or mineralisation styles. Half core was dispatched to Analabs, in Lae for analysis (Table 8-1).

Harmony and the HVJV implemented standard procedures for sampling drill core in 2008, which adopt best practice to ensure quality assurance and quality control throughout core mark-up, digital core photography, geotechnical logging, and geological logging, through to core cutting, sampling and sample dispatch.

Sampling is currently carried out at 1m lengths, cut to geological boundaries (Table 8-1). Drill core is split using a core saw and half submitted for assay. The other half is kept for reference.

The half core sent for assay was bagged in labelled calico sample bags with the sample number scribed on an aluminium strip included in the bag. Samples are currently delivered to the independent operated ITS Laboratories Limited (“ITS”) facility on site.

8.1.2RC Samples
RC drilling has only been undertaken from 2016 after Harmony took over the operation.

Samples are collected in duplicate at 1m intervals via a rotary cone splitter, splitting samples down to approximately 2kg for assay.

The sampling procedure for the RC drill holes by Harmony was:
•calico sample bags are labelled;
•standard, blank or duplicate are assigned to every tenth sample;
•Standards to monitor sample preparation and analytical accuracy are inserted at random samples throughout the sequence;
•1m interval of sample is collected from the cone splitter off the cyclone;
•approximately 2-3kg of sample is collected in a calico bag;
•reject was originally collected in white poly-weave bags; however, this is no longer the case as it is no longer considered important based on the advanced stage of the mining operation;
•the drill hole interval, sample recovery and condition (wet/dry) were recorded in a sample book;
•samples were transported to the laboratory.

Whilst individual samples are not weighed at the rig, all sample bags sent for assay are weighed and the weights recorded in the drill hole database.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 8-1: Summary of Laboratories and Sample Preparation by Exploration Programme

Exploration Programme
Parameter	1984-1986	1986-1988	1989-1990	1992-1993	1995-1996	1997-1998	1998-2016	2016-2020
Company	CRAE	CRAE / Minenco	CRAE	CRAE / Placer	CRAE / Minenco	AGF	MGC / MMJV	Harmony
Sample Preparation Laboratory	Astrolobe, Madang	Pilbara, Lae	Astrolobe, Madang	On site	Pilbara, Lae	Analabs, Lae	Intertek, Lae	ITS, on site
Analytical Laboratory	Astrolobe, Madang	Pilbara, Lae	Astrolobe, Madang	Astrolobe, Madang	Pilbara, Lae	Analabs, Lae	Intertek, Jakarta	ITS, on site or Intertek, Lae
Sample Interval	2m	2m	2m	2m	2m	1m	0.5-1.2m, by geology / alteration	1.5m
Core Sample Size	Half PQ, HQ	Half HQ	Half HQ	Whole PQ/HQ	Half HQ	Half HQ	Half HQ/NQ	Half HQ/RC
1° Crush	Jaw crusher to nominal -5mm	Jaw crusher to nominal -5mm	Jaw crusher to nominal -5mm	Jaw crusher to nominal -5mm	Jaw crusher to nominal -5mm	Jaw crusher to nominal -5mm	Jaw crusher to nominal -10mm	Jaw crusher to nominal -2mm
Split	No	No	No	75% to coarse reject	No	No	No	No
2° Crush	3 times roll	Disc pulverise	3 times roll	3 times roll	Disc pulverise	Disc pulverise	Disc pulverise	-
Giving Coarse Reject	Crush to nominal -40# (425µm)	Crush to nominal -80# (180µm)	Crush to nominal -1mm	Crush to nominal -1mm	Crush to nominal -80# (180µm)	Crush to nominal -80# (180µm)	Crush to nominal -80# (180µm)	-
1° Split	Two A & B 300g	400g	Two A & B 300g	1kg	300-400g	300-400g	500g	Rotary split, ~lkg
Pulverise to 90% passing	75µm	75µm	75µm	90µm	75µm	75µm	75µm	LM2 mill to -106µm
Gold Assay Methods	50g Fire Assay	50g Fire Assay	50g Fire Assay	50g Fire Assay	50g Fire Assay	50g Fire Assay	30g fire assay + AAS finish	30g fire assay + AAS finish
Silver (and copper) Assay Methods							Aqua regia digest, AA finish, multi acid digestions, high silver aqua regia digest and AA DL finish.	Aqua regia digest, AA finish, multi acid digestions, high silver aqua regia digest and AA DL finish.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
8.1.3Grade Control Samples
Grade control samples are taken at 1.5m intervals down the hole. This equates to half the flitch height.

In the case of grade control sampling only, the sampling equipment is cleaned before and after each sample is taken. Collected samples are placed in a labelled plastic bag. Labels contain a blast name, drill hole number and sample number (e.g., 116DR001 114 C). The drilling operator is required to flush the blast hole with an air blast at the end of each sample before the sample bucket is removed.

8.2Density Determination
A total of 4,884 bulk density measurements have been taken over the history of the project. These measurements were taken over two continuous periods, the first being from 1986-1988 when CRAE measured 1,926 samples and the second from 1996-2012 when Placer, AGF, Aurora and Harmony measured 2,960 samples.

All samples were measured using the weight in air/weight in water method.

Throughout the period of mining additional grab samples have been taken and tested to ensure the original density values are still valid, to date this checking has supported the original assumptions.

Lithology and oxidation are considered reliable boundaries for the division of bulk densities, therefore the bulk densities assigned to the block model by modelled domain are shown in Table 8-2. The February 2022 estimate used Inverse Distance to estimate density values into the model based on the combined lithology-oxidation domains shown in Table 8-2.

Table 8-2: Density Results

Lithology	Oxidation	No. Samples	Bulk Density (g/cm3)
Metasediment / Schist	Fresh	368	2.70
Metasediment / Schist	Partially Oxidised	221	2.57
Metasediment / Schist	Oxidised	65	2.40
Granodiorite / Porphyry	Fresh	3,814	2.61
Granodiorite / Porphyry	Partially Oxidised	363	2.51
Granodiorite / Porphyry	Oxidised	53	2.31
Fill / Cover	-	0	1.80
Total		4,884

Density was checked both un-weighted and length weighted, and the difference was negligible; weighting was found to not be required.

There was no apparent relationship between bulk density and grade.

8.3Sample Security
Sample security has not historically been monitored.

During the HVJV drill programmes, drill core was delivered directly from the drill rig at the end of each shift by the drill crew to the logging shed. This compound is fenced and under 24-hour patrol.

Samples are collected in the core yard area and loaded onto a company vehicle for transfer to the lab where the samples are signed over to the lab. Samples are counted onto and off the vehicle to ensure all samples are accounted for.

All remaining core is retained at the mines core yard. Regular audits of the laboratory are conducted to ensure the quality of the sampling and analytical chain.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
8.4Sample Storage
Drill core is stored in a dedicated facility at the mine.

Pulps and crusher residues were returned from the laboratory to the core shed for long-term storage under direct supervision of Hidden Valley staff.

8.5Laboratories Used
Three different laboratories were used during the exploration at Hidden Valley. The laboratories used are summarised in Table 8-1. The reader should note that Pilbara laboratory underwent a name change to Analabs laboratory and later to Intertek.

The primary and a second independent laboratory were used to assay pulp duplicate samples.

Laboratories have all been independent. All of these laboratories were accredited laboratories (according to the accreditation requirements of the time), but these have not been recorded in the drilling data.

The onsite laboratory, Intertek, is accredited by Papua New Guinea Laboratory accreditation scheme for precious metal, alloy and ores fire assay and Atomic Absorption Spectrometry (“AAS”).

8.6Laboratory Sample Preparation
The laboratory sample preparation methods for core samples are summarised in Table 8-1 by exploration programme.

Sample preparation used for RC samples is as follows:
•receive 2-8kg drill sample,
•drying (<105°C),
•fine crush, 80% passing -2mm. Perform crusher quality control (“QC”) test 1 every 20 (“1:20”) 80% passing 2mm,
•rotary split down to 1.0-1.5kg,
•excess re-bagged and stored as residue,
•pulverise 1.0-1.5kg 95% passing 106μ. Duplicate pulp at 1:20. Perform pulveriser QC 1:20 95% passing 106μ,
•scoop 400g for analysis,
•excess re-bagged and stored as residue, and
•sub-sample sent for analysis.

Sampling at Hidden Valley has evolved over time from the first protocols of CRAE through to today. Over that time, a number of companies have conducted exploration, each with its own sampling process. MCG conducted sample heterogeneity testing in the late 1990s through Geostats (Pty) Limited (“Geostats”). The aim was to (Onley, 1999):
•evaluate the sampling and sample preparation protocols employed to date, and
•determine an appropriate sampling and sample preparation protocol for all future samples.

Geostats conducted the heterogeneity testing using “Fundamental Sampling Error” on four sample types – Hidden Valley High Grade, Hidden Valley Low Grade, Hamata High Grade and Hamata Low Grade.

Geostats recommended a process where 100% of 8kg sample (half core) be jaw crushed to a nominal 10mm, 100% then disc-milled to a nominal 600 micron size, a riffle split of 500g sub-sample be taken which is then pulverised to a nominal 75 micron in a puck mill, and a subsequent 50g sub-sample being taken for assay. The primary sample can vary between 3.5-8kg without significantly impacting the quality of the results (Onley, 1999).

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
8.7Assaying Methods and Analytical Procedures
A number of different analytical methods were used over Hidden Valley’s history. These are included in Table 8-1.

Core samples were analysed for gold, silver, copper, lead, zinc, arsenic, molybdenum, iron and sulphur. RC and operational grade control samples are analysed for gold, silver and copper where required.

The assay methods used by ITS Hidden Valley since 2019 are:
•gold was determined by 30g fire assay (single) with atomic absorption spectroscopy (“AAS”) finish. The detection limit is 0.01-100.00g/t, and
•silver and copper were analysed using aqua regia digest, AA finish, multi-acid digestions (two elements), high silver aqua regia digest and atomic absorption spectroscopy to detection limit (“AA DL”) finish. Detection limits for silver are 1-500ppm, and copper are 2-10,000ppm.

The methods used for both the gold and multi-element results are considered to be appropriate for the style of mineralisation.

8.8Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)
Routine QC measures have been implemented in the various exploration programmes to check the precision and accuracy of analytical methods used by the laboratories. The checks involved the regular insertion of blanks, duplicates, and gold and silver standard reference materials (“SRMs”) into all batches of samples dispatched to the laboratory for analyses. These were implemented to various degrees for the early exploration campaigns; however, the details are not available. A significant amount of more recent drilling QAQC has supported the older drill hole results, and the reduced proportion of original drillhole data used in the Resource estimate has reduced the influence of this earlier drilling.

QAQC measures are employed by Harmony as part of the ongoing monitoring of RC and diamond drill samples submitted for assay. These protocols have been implemented since the start of Harmony’s involvement in 2008. The total number of QAQC samples submitted between February 2021 (previous geological model) and April 2022 (current geological model) are presented in Table 8-3.

Table 8-3: Number of QAQC Samples (2021/2022 Sampling)

Type	No.	Insertion Ratio (1:x)
Batches	880
Drill Hole Samples	92,356
Company QAQC Samples Inserted
QA samples	9,925	9
Standards	24,772	4
Field Duplicates	949	97
Blanks	1,887	49
Laboratory Internal QAQC Samples Inserted
Split of Pulps	4,723	20
Crushed Duplicates	4,163	22
Standards	11,515	8
Blanks	9,474	10
Gold High Grade	145	637
Gold Medium Grade	794	116
Gold Low Grade	146	633
Base Metal Standard	456	203
CRM	354	261
Note: Includes grade control samples.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
All assays results were checked and verified on a regular batch by batch basis by the Harmony Geology department personnel and the companies database administrator.

All assay data support Mineral Resource estimation with no restriction on confidence categories.

8.8.1Core samples
At each interval of 20 samples, a pulp Certified Reference Material (“CRM”) or gravel blank was included as a sample. The insertion rates of blanks, standards, pills and field duplicates for diamond attempt to achieve a ratio of 1 assurance sample for every 48 samples. This same rate is applied to the Resource development RC drilling but not to the grade control drilling.

A range of CRM’s were obtained from Geostats and inserted into the sample sequence by the logging geologist. The CRM standard assigned to a particular sample depended on the expected grade of the surrounding samples. Where possible, the grade of the standard was matched to the expected grade. The 75g pulp packets are removed from the sealed foil packet and placed in the corresponding calico sample bag. A photograph of the CRM standard name and associated calico bag sample identity is recorded and used to reduce uncertainty regarding samples mix-ups.

8.8.2RC Samples
A pulp CRM or gravel blank was included every 20th sample.

Blank material, initially comprising barren gravel, was inserted into the sample sequence for RC samples at a ratio of approximately every 49th sample for a total of 1,887 samples. The results to February 2022 indicated a small number of anomalous results. Investigation of these outliers found they were the result of mix-ups during the sample preparation, laboratory blanks show that there may be a minor smearing of grade at times, indicating potential inadequate cleaning of equipment between samples.

For RC Resource definition drilling, a field duplicate sample is taken from the splitter assembly every 50th sample. For the grade control drilling, the field duplicate samples are taken from the rotary splitter on the rig every 99th sample, this lower frequency is due to the significant number of GC samples taken.

A gold assay pill is also included every 50th sample along with the CRM standards and blanks.

8.8.3Laboratory Internal QAQC
Internal laboratory duplicates, following the crushing and pulverising stages, were carried out and reported in the batch results. These were captured in the database and reviewed as part of the QAQC checks. The number of internal laboratory added duplicates, standards and CRMs is presented in Table 8-3.

8.8.4Results
Turnaround times for samples were generally 1-2 days (out to 4) for most of the period covered. However, during 2020, turnaround times deteriorated due to equipment failures and COVID19-related issues. These included delays in the shipping of new parts and the availability of personnel due to travel restrictions. As a result, some samples were sent to Intertek, Lae, to alleviate the backlog on site. Ample turnaround at the time of writing is back to the acceptable contract time period

No bias is apparent in laboratory duplicates, pulp splits or repeats. Outliers are predominantly associated with repeats of samples in batches that experienced sample swaps or mix-ups. However, some outliers were due to the presence of coarse gold in the original samples.

A population of samples with poor repeatability of the low original assay with a high repeat was identified. However, the cause of this has not been determined.

A review of the QAQC performance of the CRM standards illustrates some outliers falling outside three standard deviations from the expected result; however, the majority of results fall within two standard deviations of the certified values. A review of CRM results outside the expected range found that most cases were related to sample mix-ups during the sample preparation or fire assay process. In general, the laboratory presented a tighter result when compared to the company standard results.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
8.9Comment on Sample Preparation, Analyses and Security
In the opinion of the QP, the sample preparation, analysis, and security practices, data collection, and quality are acceptable, meet industry-standard practices, and are sufficient to support Mineral Resource and Mineral Reserve estimation and mine planning purposes, based on the following:
•sampling intervals have remained fairly constant through the various exploration campaigns, and all have been equal to or less than 2m. There is no relationship between sample length and grade results,
•sample preparation for core and RC samples has followed a similar procedure since Harmony acquired Hidden Valley in 2008. This represents 64% of the drill hole meterage used in the current Mineral Resource estimate. The preparation procedure was in line with industry-standard methods,
•a sampling and sample preparation heterogeneity review was undertaken in the late 1990s and the recommendations were implemented,
•analytical methods for core and RC samples used similar procedures. The analytical procedures were in line with industry-standard methods,
•Harmony has used a QA/QC programme comprising blanks, SRM and duplicate samples since 2008. This represents 64% of the drill hole meterage used in the current Mineral Resource estimate. QA/QC submission rates were typical for the programme at the time the data were collected. Evaluations of the QA/QC data did not indicate any significant problems with the analytical programmes therefore the gold and silver analyses from the core and RC drilling were suitable for inclusion in Mineral Resource estimation,
•verification was performed on all digitally collected data on upload to the main database and included checks on assay data. The checks were appropriate and consistent with industry standards,
•sample security has relied upon the fact that the samples were always attended or locked in the on-site sample preparation facility. Chain-of-custody procedures consisted of filling out sample submittal forms that are sent to the laboratory with sample shipments to make certain that all samples were received by the laboratory,
•sample storage procedures and storage areas are consistent with industry norms, and
•very good mine-to-mill reconciliation on grade.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
9Data verification
Section 229.601(b)(96) (9) (i-iii)
9.1Databases
Data management into the various databases include the following:
•all production, Mineral Resource and grade control data are currently stored in an SQL database managed with a Datashed front-end,
•drill core was logged directly in the core shed into laptops using LogChief logging software with periodic integration to the database,
•initial collar surveys were uploaded into LogChief. A qualified surveyor provided the final collar pickups in comma-separated value (csv) format, and were directly uploaded into DataShed,
•downhole survey data were imported via *.csv files from the survey instruments into LogChief logging software and then uploaded into the SQL database via Datashed,
•density data were directly recorded into the LogChief logging software and then uploaded into DataShed, and
•assay data were received from the laboratory in digital format and were uploaded to the database using import templates.

All data uploaded to the database must pass integrity checks and reviews. User access to the database is controlled by a hierarchy of permissions controlled by database administrators, with oversight of data integrity by an external DataShed software specialist.

Historical assay data collated by CRAE were imported into the current database from an existing MS Access database. The process used by CRAE to transfer assay data into their database was not recorded.

Database checks were done by Harmony staff, who had oversight of database management and Mineral Resource estimation.

The database is regularly backed up, and copies are stored offsite and on Cloud-based services.

The data used in the latest geological model was exported from the site database via SQL queries. The files were exported from the database and saved to the working folders on the QPs computer.

9.2Data Verification Procedures
There has been no re-logging of the historical core, so lithology logs used for creating the geological and domain models have been taken as is.

All drilling data is validated using Micromine drill hole database validation tools and also Leapfrog Geo validation tools to ensure the data is of a standard suitable for modelling.

Any drill hole trace that looks suspect is assessed, and drill hole surveys that are obviously in error are excluded. All drilling is assessed for depth_to < depth from, assay or lithology depths > max_depth, coordinate errors where Eastings / Northings or RL are in obvious error, overlapping samples or drillholes. Any errors are assessed, checked and amended where possible.

Verification is also performed on all digitally collected data on upload to the main database and includes checks on surveys, collar coordinates, lithology, and assay data. The checks were appropriate and consistent with industry standards;

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
External Audits are regularly carried out on the operation as a part of Harmony Golds Annual Audit Rotation. Audits completed to date include:
•2013 Audit on Harmony Operations, which found no material issues and was endorsed by SRK,
•2015 Audit on the HV Operations, which found no material issues and was endorsed by AMC,
•2016 Technical Review on the HV Operations by AMC, which found no material issues,
•2016 Audit on the HV Mineral Resource by SRK, which found no material issues, and
•2019 Audit on the HV Operations, which found no material issues and was endorsed by Derisk.

9.3Limitations to the Data Verification
Controls and standards in place for the operation reduce limitations on the data verification process; any issues are found and corrected, resulting in improving reliability with time. The QP has not identified any critical limitations to the data verification process.

9.4Comment on Data Verification
The process of data verification for the Hidden Valley Mineral Resource model was performed by the QP, Mr Ron Reid (Group Resource Geologist). The QP believes that the database accurately reflects original sources and is adequate to support geological interpretations and Mineral Resource and Mineral Reserve estimation and in mine planning.

The QP has regularly visited the site and observed the drilling and sampling methods and protocols.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
10Mineral Processing and Metallurgical Testing
Section 229.601(b)(96) (10) (i-v)
Hidden Valley is a going concern with twelve years operational experience. The processing plant can be fined tuned based upon production and metallurgical history.

10.1Extent of Processing, Testing, and Analytical Procedures
Harmony and previous owners have conducted extensive metallurgical testwork programmes over the years, and process flowsheets have been developed for the treatment of the Hamata, Hidden Valley and Kaveroi ore deposits. These ore deposits were broadly classified into oxide, transition and primary ore types, which were subsequently metallurgically tested and evaluated.

Test work has been recorded and reported and covered both Hamata and Hidden Valley Kaveroi deposits.

10.2Degree of Representation of the Mineral Deposit
10.2.1Hamata
Ore composites, which represent Hamata oxide and primary ores spatially and vertically, were prepared from full PQ drill core and subjected to a suite of standard grindability tests. Only a single composite sample was used for most of the comminution testwork on the Hamata primary ore, although four ball mill work indices were conducted. This is insufficient to properly establish the ore characteristics, particularly when using a SAG mill as a primary mill.

Variability tests were also performed on several samples from within each ore zone to understand the consistency / variability of hardness of ore from within this pit. Variability tests only consisted of standard Bond tests and not the full suite of other tests. Tests on Hamata ore types included:-
•SAG mill amenability (Amdel advanced media competency tests);
•Impact crushing tests;
•UCS;
•JK Indices;
•abrasion;
•SG determinations (both true and acid rock drainage (“ARD”));
•rod and ball mill work indices;
•gravity gold leaching;
•flotation performance;
•cyanidation performance;
•oxygen uptake; and
•rheology.

10.2.2Hidden Valley Kaveroi
The following composites were prepared as part of a metallurgical testwork programme performed in November 2000 by AMMTEC Limited (Report No. A7313).
•Hidden Valley oxide;
•Hidden Valley transition;
•Hidden Valley fresh; and
•Kaveroi fresh.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
These composites were used for the majority of the preliminary testwork evaluation undertaken. Details of the composite sample preparation procedure can be found in the AMMTEC Limited, November 2000 Report No A7313. Tests on HVK ore types included:-
•SAG mill amenability (Amdel advanced media competency tests);
•impact crushing tests;
•UCS;
•JK Indices;
•abrasion;
•SG determinations (both true and ARD);
•rod and ball mill work indices;
•gravity gold leaching;
•flotation performance;
•cyanidation performance;
•oxygen uptake; and
•rheology.

10.3Analytical Laboratory Details
Analytical laboratories used during the feasibility studies for Hidden Valley and Hamata orebodies were all independent facilities and included Ammtec Limited, IML, Outokumpu, Newcrest laboratories,

The onsite Laboratory (Intertek) is used to analyse operational control and mass balance samples. In addition, most routine and ad hoc test work analyses is also completed by Intertek. The onsite laboratory, Intertek, is accredited by the Papua New Guinea Laboratory accreditation scheme for precious metal, alloy and ores fire assay and Atomic Absorption Spectrometry.

10.4Hidden Valley Test Results and Recovery Estimates
10.4.1Multivariable Recovery Model
The previous Hidden Valley Kaveroi GeoMet model/process was recently reviewed and updated. This review was commenced after a low correlation between plant performance and low-grade oxide ore in the recent past.

A three-month study was undertaken by HV Metallurgy from December 2019 to February 2020 to assess the suitability of utilising multi-variate (“MV”) regression for developing improved gold and silver recovery models at Hidden Valley.

Recent plant data (855 data points) was used in generating a best fit model for plant recovery for gold. The key independent variables include:
•gold head grade,
•mill throughput (tph),
•Ag/Au Ratio,
•oxide %, and
•clay %.

Due to insufficient recovery data points below 1g/t, a fixed tails grade of 0.20g/t has been applied for calculating recoveries below 1g/t mill feed grade.

Likewise, recovery has been capped at a maximum of 91.5% for the upper extremity to ensure model output generates a realistically achievable plant gold recovery. An MV regression model equation for gold was derived.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Plant data (582 data points) was used in generating a best fit model for plant recovery for silver. The key independent variables that gave the strongest R2 value include:
•Ag head grade,
•mill throughput (tph),
•Ag/Au ratio,
•oxide %, and
•sulphur %.

Due to insufficient recovery data points below 12.5g/t, a fixed tails grade of 4.62g/t has been applied for calculating recoveries below 12.5g/t mill feed grade. Likewise, recovery has been capped at a maximum of 83.5% for the upper extremity to ensure model output generates a realistically achievable plant silver recovery. An MV regression model equation for silver was derived.

10.5Commentary on Mineral Processing and Metallurgical Testing
Hidden Valley is a going concern with twelve years of operational experience. The processing plant can be fined tuned based on production and metallurgical history.

Harmony and previous owners have conducted extensive metallurgical testwork programmes over the years, and process flowsheets have been developed for the treatment of the Hamata, Hidden Valley and Kaveroi ore deposits. These ore deposits were broadly classified into oxide, transition and primary ore types, which were subsequently metallurgically tested and evaluated.

Test work has been recorded and reported and covered both Hamata and Hidden Valley Kaveroi deposits.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
11Mineral Resource Estimate
Section 229.601(b)(96) (11) (i-vii)
11.1Geological Database
The data was extracted from the DataShed database on 7 December 2021.

11.2Global Statistics
A summary of statistics for Hidden Valley is presented, by domain, in Table 11-1.

A global analysis of the data shows that the natural cut-off for the data is approximately 0.2g/t Au, which was a good basis for developing a grade shell. Whilst this captures the mineralisation, it does not adequately define the higher grade portions, which, after years of mining, has shown it needs to be adequately constrained to prevent grade smearing. A high-grade core domain has been defined by the 0.4g/t Au isoshell.

A bivariate statistical analysis was undertaken between gold and silver. There is a moderate level of correlation between silver and gold at Hidden Valley, especially noted in the high-grade domain with a linear correlation of 0.58. The low-grade domain shows a stronger second population of high gold and lower silver has brought the linear correlation down to 0.43. There is a higher level of correlation at Kaveroi where the high-grade domain has a linear correlation of 0.71; the low grade likewise shows 0.69. The Kaveroi footwall domains shows a lower correlation of 0.57. The significant high gold – low silver population tends to be most common higher up and close to the Hidden Valley fault.

The multi-element statistics for the model are presented in Table 11-2.

11.3Geological Interpretation and Modelling Approach
An updated geological model was constructed for the Hidden Valley Kaveroi deposit, which included lithology, oxidation and mineralisation models.

The February 2022 (“202202”) model has been compiled using Leapfrog Geo 6.0 for geological modelling, Isatis.Neo 2020 for all geostatistical analysis and Vulcan v2021 for the Mineral Resource estimation and drill hole validation. The estimate was completed using the Localised Multiple Indicator Kriging (“LMIK”) methodology, which was assessed as the best option for this deposit.

The interpretation of the alteration has demonstrated a distinct relationship between alteration and mineralisation, but spatial modelling of these zones has proven difficult due to the complexity of the alteration geometry and its apparent association with structure.

Drilling since the completion of the last geological model has led to only minor modifications to the previous model and generally confirmed the previous interpretation.

Wireframes were constructed for lithology, oxidation, estimation lodes and acid rock drainage (“ARD”). The domains are graphically presented in Figure 11-1, Figure 11-2, Figure 11-3 and Figure 11-4.

11.3.1Lithological Domains
Lithological domains are based on the granodiorite and the overlying metasediments and schist (Figure 11-1). Minor wedges of granodiorite within metasediment and metasediment within granodiorite, proximal to the Kaindi contact, were modelled in 2012, and these have been carried over. Additionally, porphyry domains have been modelled based on available logged intersections, and in general, these are thin and difficult to correlate; whilst they do affect grade the impact appears minor. They have not been used as a separate estimation domain in the model. The lithological domains are primarily used to assign bulk density and ARD types into the model.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 11-1: Summary of Gold Statistics By Domain

			Au (g/t)							Ag (g/t)
Domain	Code	Data Type	No. Samples	Min	Max	Mean	SD	Var	COV	No. Samples	Min	Max	Mean	SD	Var	COV
Hidden Valley Low Grade	1000	Raw	20,446	0.010	138.0	0.75	2.99	8.93	3.98	20,446	0.010	2,000	12.41	42.11	1,773	3.39
		Naïve Composite	7,859	0.010	71.7	0.75	1.98	3.93	2.63	7,859	0.010	1,026	12.55	29.23	854	2.33
		Declustered	7,859	0.010	71.7	0.74	1.91	3.64	2.58	7,859	0.01	1,026	11.07	26.76	716	2.42
		Top-cut	7,859	0.005	25.0	0.74	1.57	2.45	2.12	7,859	0.05	200	12.04	21.70	471	1.80
Hidden Valley High Grade	1100	Raw	24,240	0.010	431.0	2.11	6.76	45.70	3.20	24,240	0.01	4,185	31.43	83.26	6,932	2.65
		Naïve Composite	8,969	0.010	218.9	2.10	4.69	21.96	2.23	8,969	0.01	1,961	31.51	60.58	3,670	1.92
		Declustered	8,969	0.010	218.9	1.87	3.90	15.23	2.09	8,969	0.01	1,961	27.79	51.37	2,638	1.85
		Top-cut	8,969	0.005	45.0	2.05	3.72	13.86	1.81	8,969	0.05	350	30.42	45.60	2,079	1.50
Kaveroi Low Grade Domain	2000	Raw	31,925	0.010	148.0	0.67	2.33	5.44	3.48	31,925	0.01	5,780	15.71	72.10	5,198	4.59
		Naïve Composite	10,592	0.010	61.5	0.68	1.62	2.63	2.39	10,592	0.01	2,600	16.11	53.19	2,829	3.30
		Declustered	10,592	0.010	61.5	0.66	1.60	2.55	2.42	10,592	0.01	2,600	14.99	52.60	2,767	3.51
		Top-cut	10,592	0.005	25.0	0.67	1.40	1.97	2.10	10,592	0.05	300	14.91	31.44	989	2.11
Kaveroi High Grade Domain	2100	Raw	19,968	0.010	133.7	1.71	4.48	20.10	2.63	19,968	0.01	4,000	33.47	100.26	10,053	3.00
		Naïve Composite	6,605	0.010	59.9	1.68	2.95	8.73	1.76	6,605	0.01	1,958	33.44	70.84	5,018	2.12
		Declustered	6,605	0.010	59.9	1.67	2.99	8.94	1.79	6,605	0.01	1,958	33.07	75.34	5,677	2.28
		Top-cut	6,605	0.005	40.0	1.67	2.82	7.93	1.69	6,605	0.05	340	31.44	46.76	2,186	1.49
Kaveroi Footwall Domain	3000	Raw	5,750	0.010	80.0	0.65	2.24	5.03	3.46	5,750	0.01	1,290	15.15	48.27	2,330	3.19
		Naïve Composite	2,010	0.010	33.3	0.63	1.42	2.01	2.25	2,010	0.01	428	14.75	29.81	889	2.02
		Declustered	2,010	0.010	33.3	0.63	1.65	2.71	2.61	2,010	0.01	428	14.85	31.31	980	2.11
		Top-cut	2,010	0.005	10.0	0.60	1.00	0.99	1.66	2,010	0.05	160	14.02	23.77	565	1.70
Kaveroi Big Red Domain	4000	Raw	1,589	0.01	354.8	2.72	13.07	170.70	4.80	1,589	0.01	8,120	80.79	322.86	104,237	4.00
		Naïve Composite	570	0.01	98.8	2.56	6.84	46.85	2.68	570	0.01	1,495	72.70	173.43	30,077	2.39
		Declustered	570	0.01	98.8	2.70	7.61	57.91	2.81	570	0.01	1,495	77.09	186.45	34,765	2.42
		Top-cut	570	0.01	35.0	2.34	4.94	24.37	2.11	570	0.05	550	61.42	114.10	13,019	1.86
Notes: SD - Standard deviation, COV - Coefficient of variation

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 11-2: Multi-Element Statistics for the Geological Model

			Model Statistics					Top-cut
Element	Unit	No. Samples	Min	Max	Mean	SD	Variance	Max	Mean	SD
As	ppm	49,671	0.005	4,275.00	52.07	150.80	22,755.00	1,500.00	50.82	132.20
C	%	49,671	0.005	10.44	0.07	0.29	0.08	4.50	0.07	0.28
Cu	ppm	49,671	0.005	3,460.00	47.17	75.51	5,701.00	1,000.00	46.89	69.70
Fe	ppm	49,671	0.005	143,900.00	3,139.00	11,227.00	126,038,546.00	66,000.00	3,135.00	11,195.00
Mn	ppm	49,671	0.005	133,638.00	982.30	2,353.00	5,536,414.00	24,000.00	972.10	2,160.00
Pb	ppm	49,671	0.005	31,765.00	73.53	336.80	113,455.00	5,000.00	71.67	275.20
S	%	49,671	0.005	9.51	0.13	0.46	0.21	4.00	0.13	0.46
Zn	ppm	49,671	0.005	17,266.00	142.50	456.50	208,368.52	5,500.00	139.50	393.10
Notes: SD - Standard deviation

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 11-1: Lithological Domains in the Hidden Valley Geological Model

2,750L
2,500L
2,250L
2,000L
63,500E
64,000E
64,500E
Fill
Granodiorite
Metasediment
Schist
Porphyry
Cover
Diorite
Miscellaneous

Source: HiddenValley202202_resource_report_Final_SAMREC_Format
Figure 11-2: Oxidation Domains in the Hidden Valley Geological Model

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 11-3: Grade or Lode Domains in the Hidden Valley Geological Model

Hidden Valley Low Grade (1000)
Hidden Valley High Grade (1100)
Kaveroi Footwall Domain (3000)
Kaveroi Low Grade Domain (2000)
Kaveroi High Grade Domain (2100)
N
0
250m

Source: HiddenValley202202_resource_report_Final_SAMREC_Format
Figure 11-4: ARD Domains in the Hidden Valley Geological Model
Source: HiddenValley202202_resource_report_Final_SAMREC_Format

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
11.3.2Oxidation Domains
Oxidation domains have been based on the logged oxidation states with checks made of historical drillholes where continuity of sectional interpretations did not match the logged oxidation (Figure 11-2). A surface was modelled for the total oxidation domain (Base of Complete Oxidation (”BOCO”)), meaning that anything above this surface is considered to be completely oxidised. Totally oxidised rock is identified on the basis of complete oxidation and destruction of all sulphide minerals.

A surface was also modelled for the partial oxidation domain (Top of Fresh Rock (“TOFR”)), meaning that anything above this surface but below the total oxidation surface is considered to be partially oxidised material.

Partially oxidised rock is a mixed oxide sulphide zone with oxidation affecting parts of the rock groundmass. Any material below the top of fresh rock surface is considered fresh rock; however, a zone of fracture oxidation has been logged but not modelled. Fracture oxidation is where oxidation occurs only along the fractures in the rock and does not affect the rock groundmass.

The model was built using implicit modelling in Leapfrog Geo 6.0; the topographical surface was offset to the contact points for the BOCO surface, and the BOCO surface was then offset to the contact points for the TOFR surface. This process ensures the oxidation surfaces are modelled consistently across the model extents, and where contact details do not exist, the average offset distance is used.

11.3.3Lode Domains
The dimension of the Hidden Valley lode is approximately 800m along strike, 500m down-dip and 100m thick and strikes 130° and dips 40° to the northeast.

The Kaveroi lode is about 800m along strike, 400m down-dip and 300m thick and strikes 155° and dips 65° to the east northeast. The ore body is constrained in the footwall by the Hidden Valley Fault and in the hanging wall by the Granodiorite – Metasediment contact. It is within this volume that the deposit’s grade shells have been modelled.

The current estimate uses a 0.2g/t cut-off modelled using implicit modelling (“IM”) of the 0.2g/t indicator in Leapfrog Geo 6.0. This low-grade cut-off was an imposed boundary for the Hidden Valley and Kaveroi lodes as a way of constraining the metal within the hanging wall of the deposit. The grade continuity within these broad low-grade domains is erratic, whilst the continuity of high-grade domains is better.

To this end, the halo mineralisation was estimated with a high-grade yield designed to prevent the metal being overstated in the estimation. The high-grade internal domains have been modelled using implicit modelling of an indicator based on a 0.4g/t cut-off which comprises the main portion of the orebody. Mineralised domains are modelled using both grade control data and resource development data. Ranges and a nugget variable utilised in generating the IM domains are based on the average 30% nugget of variograms modelled over time for the HV dataset.

The mineralised domain interpretation (Figure 11-3) is considered a robust estimation constraint for probabilistic grade estimation approaches and allows for effective modelling of recovered Mineral Resources, including internal dilution.

The high-grade core domains were removed in the past to simplify the modelling process but were re-established based upon a nominal 0.4g/t cut-off after production showed that without them, the sporadic high grades found within the outer halo contributed to an overstatement of metal in these areas. The 202202 model continues the Kaveroi footwall domain based on the footwall portion of Kaveroi below the Darby Fault. This fault causes a noticeable and significant offset in the grade of the deposit.

11.3.4Acid Rock Drainage (“ARD”) Domains
An ARD type has been assigned within the block model based on the use of Sulphur (S%) and Carbon (C%) as proxies for the estimation of Maximum Potential Acidity (“MPA”) and Acid Neutralising Capacity (“ANC”). The relationship between the proxies and ARD type are as follows:
•MPA = S% x 30.6;
•ANC = (C% x 81.67) x 1.2 + 20; and
•Net Acid Producing Potential (NAPP) = MPA – ANC.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
The criteria used are listed in Table 11-3, and the representative spatial distribution of the ARD types is shown in Figure 11-4.

Table 11-3: ARD Type

ARD Type	Code	Criterium
Fill	0	Waste Back Fill
Barren	1	Metasediment with S% <= 0.2
NAF[1] High ANC	2	Granodiorite with NAPP <= -75
NAF Low ANC	3	Granodiorite with NAPP between -75 to 0
PAF[2] Low Capacity	4	Metasediment with S% between 0.2 to 1.0
		Granodiorite with NAPP between 0 to 10
PAF Low Capacity	5	Metasediment with S% >/= 1.0
		Granodiorite with NAPP > 10
Notes: 1. NAF = Net acid forming, 2. PAF = Potential acid forming

This ARD model is then combined with a rock hardness model to generate a set of material types used in the mining process. The hardness model has been built in Leapfrog Mining software using RQD, Recovery % and a clay alteration index. The results were combined into a series of nested domains and then used to classify a material field in the planning model.

11.4Exploratory Data Analysis
A total of 1,586 drill holes for 275,491m were utilised in the evaluation of the Hidden Valley Kaveroi deposit. Drilling was coded with the geological and mineralisation models in Vulcan and run-length composites generated for gold and silver before exploratory analysis was undertaken.

The data was declustered, and duplicates were removed to ensure the composite table was representative prior to analysis. The statistical analysis included assessment of outliers, bivariate statistical studies and the generation of indicator statistics.

The statistical analysis included assessment of outliers, bivariate statistical studies and the generation of indicator statistics. An assessment of RC versus diamond drilling was made to ensure there was no significant difference between the RC data and the diamond data. SRK completed an in-depth study as part of their review of the resource. Results indicated no significant difference between RC grades and the diamond core grades within a 10m radius.

11.5Composites
The coded drill hole data was composited to 4m lengths, based on the predominant sampling lengths of 1m, and 2m and an SMU size of 12m x 12m x 3m. The QP selected the 4m composite length as most appropriate for the data as the variance stabilises at this length. In addition, a 4m composite is compatible with the 3m grade control composites so that both sets of data may be used in estimations. The composites were flagged for mineralised domain, oxidation and lithology. Compositing to 4m reduces the sample variance whilst maintaining an adequate amount of sample for estimation (Table 11-1).

11.6Decluster Analysis
In the past, declustering has been accomplished using the cell declustering methodology in Vulcan and Isatis. However, the process was not deemed to give satisfactory results. Therefore, for this geological model, declustering has been accomplished using kriging weights. Kriging was completed using a specific declustering estimate based on the 4m composite file and the standard estimation domains.

The declustered statistics for gold and silver are presented in Table 11-1. Cellular declustering generally shows higher weights than the kriging, especially in the higher grade domains The waste domain has significantly higher kriging weights than the cellular declustering, but as this domain was not estimated for gold or silver, this is not considered significant.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
11.7Diffusivity and Proportional Effect
Diffusivity tests how well grade is connected across the domain. A diffuse orebody is one where different bins of grade are connected to others, creating a smooth gradation, from high grade to low grade. Diffuse orebodies can be estimated with simple linear estimation methods like Ordinary Kriging (“OK”) and Inverse Distance. Non-diffuse orebodies (sometimes referred to as mosaic-type orebodies) are not smooth; high grades and low grades are found adjacent to each other without a gradational pattern between them. A mosaic-type orebody does not estimate well when linear estimation types are used, in these cases, a non-linear method such as Indicator Kriging or Conditional Simulation must be used.

As the Multiple Indicator Kriging (“MIK”) model is to be localised using the localised uniform conditioned (“LUC”) method of Abzalov (2006) it is necessary to have a generally diffuse model, in order to ensure the representivity of the DGM and Gaussian transform. A diffusivity test was run in Isatis using omnidirectional indicator variograms based on a group of five indicators (0.1, 0.2, 0.5, 1.0 and 2.0g/t for gold and 1, 2, 5, 10, 20g/t for silver). This indicates the domains are diffuse (grade moves continuously from one bin to another) and thus the Gaussian tests required are valid.

The proportion effect is a test of variability against grade, with a positive result indicating that variability increases with grade. As a precious metal deposit this is expected. The results showed a strong correlation between mean grade and standard deviation, i.e., the proportion effect does indeed occur. Where the proportional effect is shown to exist, the use of traditional “raw“ variograms is not advised. The best way to deal with this to ensure a more robust estimate is to use correlograms for the variography and these were used here

The HVK is both diffuse and shows a strong proportional effect. This means that a variety of methods such as OK and uniform conditioned (“UC”) appear to be appropriate for this deposit, but care was taken when constructing the variograms to ensure representivity.

Moreover, the mineralisation at HVK tends to show mixed populations that indicate higher grade bins have a different orientation to the lower grade halo. This dual population is an artefact of the stockwork breccia that accompanies the precipitation of the mineralisation and requires MIK to handle effectively.

11.8Contact Analysis
A domain boundary contact analysis was completed using Micromine (normal distance to wireframe) in order to understand the nature of the boundaries between the different estimation domains. The domain boundaries are relatively arbitrary, so one would expect the boundaries between the domains to be relatively soft. The domains are based on gold, and the gold was found to be soft between the different domains; however, the silver tends to display hard boundaries between the high and low-grade domains. This is believed to be a product of the domains being gold-based; therefore, silver was still estimated with soft boundaries. This was the case for both the Hidden Valley and Kaveroi deposits.

There is a lack of meaningful sample data in the Kaveroi footwall domain around the contact with any specific domain, so an open domain was used. This hampers detailed analysis as the data that is available indicates that there is a soft contact between inside and outside. As the domain boundary is arbitrary this is expected; however, it is known that the contact between Kaveroi footwall and Kaveroi is hard – being a fault, so for this reason, a hard contact has been used.

11.9Grade Capping / Upper Cut Determination
Top cuts were determined using statistical analysis, specifically analysing where the histogram breaks down and assessing that point against the data distribution in 3D, the metal content of the cut samples and the 99th percentile.

An analysis of the top-cut was done for each of the domains using the Micromine2021 Top-cut Analyser. The resulting top-cut was then evaluated against the populations (Table 11-1).

Top cuts were determined from exploration data only, and where possible top cuts remove less than ~10% of contained metal within the domain. Only the five domains to be estimated were assessed at this time, the final top cuts are tabulated in Table 11-4.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 11-4: Top-cuts Applied by Domain

		Top Cut Applied
Domain	Code	Au (g/t)	Ag (g/t)
Hidden Valley Low Grade	1000	25	200
Hidden Valley High Grade	1100	45	350
Kaveroi Low Grade Domain	2000	25	300
Kaveroi High Grade Domain	2100	40	340
Kaveroi Footwall Domain	3000	10	160
Kaveroi Big Red Domain	4000	35	550

The post top-cut domain statistical analysis shows the domains are less strongly skewed. While they only contain low to medium grades, the Variation Coefficient (“COV”) variable indicates the domains are robust. Ideally, the COV should be below 1.2, but as the estimation method is a MIK estimate, these domains are fit for purpose. A review of the location of the top-cut samples in relation to the orebodies shows that they form no significant population or grouping and are outliers.

Multi-element top cuts were completed using Micromine2020 Top cut Analyser. The top-cuts used, and the resultant geological model statistics are presented in Table 11-2.

11.10Estimation / Interpolation Methods
MIK is considered an appropriate estimation method for both Hidden Valley gold and silver based on the over printing populations and nature of the mineralisation. Indicator thresholds and intra-class statistics were therefore required to enable the grade estimation. These thresholds have been selected to ensure adequate discretisation of the data population, with additional high-grade bins created to estimate the higher grade portions of the distribution adequately. The 202202 estimate was for gold and silver, completed on 4m composites using indicators from the high-grade domains only. The Kaveroi Footwall silver estimate utilised the indicators taken from the Kaveroi domain due to a lack of sample. Kaveroi Big Red domain was estimated using ordinary kriging.

The 202202 estimate did not update the multi-element estimates. There has been no change in data since the 201912 estimate, and so the 201912 model remains current for multi-element estimates, including copper, lead, zinc, iron, arsenic, manganese, sulphur and carbon. All these elements were estimated using OK and utilised in the geometallurgical model to inform the waste rock classification. There is a significant lack of data in many areas of the deposit so the possibility of domaining was limited, therefore, a global estimate was used.

11.11Stationarity
A series of grade swath plots of mean grade were generated to test for domain stationarity. The results show that there is very little drift in most of the domains, and any drift present was handled through search parameters, staged estimation and structural domaining

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
11.12Variography
The variography was modelled using Isatis.Neo 2021 geostatistical software. Rotations are reported as geological notations (Strike, Dip, Pitch) with the Y, X and Z axis also referred to as major, semi-major and minor axes respectively.

Variography was generated for both the gold and the silver for all the Hidden Valley estimation domains. The low-grade domains included both internal high-grade and low-grade halo data to ensure a robust model, whereas high-grade domains used only high-grade domain composites. A complete set of indicator variograms (1 of the 16 thresholds) were modelled with the residual thresholds calculated using linear interpolation for intermediate indicators.

The variography is based on 4m downhole composites generated as run length composites in Vulcan and imported into Isatis. High-grade cuts and declustering weights were applied before generating the variograms. Variograms were modelled to ensure consistency between grade bins to reduce the chance of order relations issues.
In addition to the indicator variography and the global Gaussian variograms calculated on the resource development dataset, variography was completed on grade control dataset also. These variograms were then normalised to the resource dataset variance and used in conjunction with past production to tune the global change of support. A correlogram was also modelled for all domains.

The resource development drilling was used to create global Gaussian variograms and back-transformed results for gold and silver respectively. The variography has been generated orientated consistently with the dip and plunge of the zone interpretation.

The nugget for the gold and silver variograms (as modelled using downhole variograms) varies between 25% for the lower grade indicators to 60% for the higher grade indicators with the bulk of the nugget around the high 30s to low 40s for both gold and silver. This is consistent with modelling done across the deposit as part of the grade control process which finds a nugget around 40% as being the norm. Check variography using both the correlogram and Gaussian transformed data were completed to check and validate the nugget, total variance. As a spatial measure against that modelled in the indicators, these investigations supported the reported variography.

The OK localising estimate and the Kaveroi Big Red domain were modelled using the correlograms for both gold and silver.

Grade control drilling variograms were constructed for Hidden Valley and Kaveroi gold and silver. It is evident when comparing the grade control variograms against the resource development variograms that there has been a shift in the nugget and the sill proportions within the variography, particularly the reduced ranges for each sill component. This has a significant impact on the mining selectivity, and for this reason, the grade control variograms were normalised to the Resource Definition variogram variance and utilised in the change of support assessment.

11.13Block Model and Estimate Parameters
The Hidden Valley Kaveroi block model comprises estimated grades for Au and Ag.

11.13.1Estimation Techniques
LMIK utilises the linear relationship inherent in OK to rank blocks by grade, into which the estimated proportions of the non-linear MIK model are written. The MIK panel estimates are localised in Isatis using the LUC process described by Abzalov (2006) into an LMIK model at the SMU resolution. This process should combine the strengths of both methods resulting in a good global estimate that is locally robust, and results in a model with one simple grade estimated field, which simplifies the mine planning process. The average grade of the LMIK panel should match the MIK panel estimate.

LMIK involves the creation of two separate models, an MIK model into larger panels and an OK model into SMU size blocks. These two models are then merged into a single SMU-sized block model with a single gold field. The same process is followed for both the gold and silver estimates. The LMIK process works well; however, the widely spaced drilling at Hidden Valley and Hamata causes a data resolution issue. This impacts the reliability of the LMIK resource at the mining scale due to the very large parent blocks that are estimated.

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This impact can result in some significant local variation between the resource model (on which the long-term planning is conducted) and the grade control model, which is modelled at mining selectivity.

11.13.2Block Model
The HVK Mineral Resource model has been constructed from several different models; two 48m x 48m x 3m MIK panel models (one each for gold and silver), and two 12m x 12m x 3m OK models (again one each for gold and silver). The MIK models were sub-blocked to the SMU size against the domain boundaries for resolution. Later these were used to calculate a proportion of the panel within the domain, and tonnages were adjusted accordingly.

The parameters used in constructing the block models are shown in Table 11-5. The final model was the LMIK model at a block size of 12m x 12m x 3m, used to create the reserve model.

Table 11-5: Block Model Extents

	MIK Block Model Extents			OK and LMIK Block Model Extents
Variable	X	Y	Z	X	Y	Z
Minimum (Origin Centroid)	63,008	74,704	2,000	63,008	74,704	2,000
Maximum	64,832	76,336	2,900	64,736	76,336	2,900
Extents	1,824	1,632	900	1,728	1,632	900
Parent Block Size	48	48	3	12	12	3
Sub Block Size	12	12	3	12	12	3
No. of Blocks	39	34	300	144	136	300
Rotation (Bearing/Plunge/Dip)	90	0	0	90	0	0

11.13.3Interpolation Parameters
Grade estimation within the domains was undertaken by both MIK and OK estimation based on 4m composites of gold and silver. Kriging parameters were determined from the variography, and a sample search selected based on neighbourhood testing and sample support. The MIK estimate formed the basis for the LMIK estimate; the OK estimate provided the grade ranking estimate.

Grade was generally estimated within 1-2 passes to fill all blocks within the deposit, and a third pass was utilised where required. The OK estimate utilised parameters designed for a more local estimate. The OK estimate was used for ranking purposes only. The estimation domains were estimated with restricted internal soft boundaries but hard external boundaries. The low-grade halo estimate had a high-grade yield limit applied of 5gpt gold and 50g/t silver over a distance of 40m (subject to search ellipse parameters). This was to ensure isolated high-grade composites were not overly influencing the low-grade halo estimate. A discretisation of 4x4x2 was used for the MIK estimate, and the OK estimate used 3x3x2.

11.13.4Change of Support
A change of support was applied, which produced a grade estimate reflecting the anticipated mining selectivity. The MIK estimate was into panels of 48m east x 48m north x 3m in RL (large enough for a robust estimate): However, the SMU is 12m x 12m x 3m. The SMU was estimated by applying a two-staged indirect log-normal\affine change of support methodology.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
The change of support coefficients applied during the modelling are calculated through an iterative process comparing the MIK estimate against discrete Gaussian change of support models (“DGM”) built in both Isatis and Vulcan using grade control data and comparison against past production. The final change of support coefficients applied to the Hidden Valley orebody estimates are:
•Hidden Valley LG gold = 0.20;
•Hidden Valley HG gold = 0.12;
•Hidden Valley silver = 0.20;
•Kaveroi LG gold = 0.20;
•Kaveroi HG gold = 0.14; and
•Kaveroi Silver = 0.19.

The comparative grade tonnage curves and sample data were prepared comparing the MIK estimate against the DGM. A comparison of the global change of support indicates the MIK estimate is robust and reproduces both the grades and the tonnages for each domain.

11.13.5Result
The block model has generated an acceptable model and resulted in a minor correction to the gold grades. This updated model does not result in a significant update to the Mineral Resource; rather, it incorporates additional data into the estimate and attempts to model the internal variability better.

The total grade and tonnage values for the entire unmined model (classified and unclassified) and classified material are plotted in Figure 11-5 and Figure 11-6 for gold and silver, respectively. This demonstrates that there is a large amount of mineralised material at Hidden Valley that has the potential to be upgraded. However, a significant portion of the material is under-drilled and requires substantial drilling to upgrade. The material that has been classified indicates the higher confidence portions of the Mineral Resource.

11.14Model Validation
Validation was completed on both the OK/MIK parent models and the LMIK model. Validation included visual and statistical validation, swath plots, validation against past mining and validation against the input data. All tests indicate the current model faithfully maps the grade distribution and is robust enough for general use.

Grade tonnage curves show that the localised MIK closely matches the original informing MIK estimate, indicating the localisation step has not adversely impacted the informing estimate.

A visual assessment was carried out by generating a series of charts for each lode comparing the composite grades against the LMIK estimate. An on-screen, visual assessment was made by comparing the block grades against the informing composites. Visually, there is good grade mapping between the composites and block grades, and a good representation of grade distribution for gold and silver in the MIK model.

A series of validation swath plots have been compiled for the model to compare the LMIK estimate against the informing composites. The swath plots are generated along eastings, northings and RLs and compare the estimated blocks against the naïve and declustered composite grades for gold and silver. The plots show that the grade estimate faithfully replicates the informing grades with an acceptable level of grade mapping. A good correlation occurs between the declustered composite grades and the estimated grades.

Scatter plots are generated that compare the Au:Ag bivariate statistics against the estimated grades to ensure acceptable levels of correlation were maintained. The average grades between the weighted composites and the model were less than 10% different. There was a drop in correlation in the estimate relative to the composites of approximately 12%, which is considered acceptable. The model was compared against past production to test whether the model correctly maps the production profile, the results were found to be acceptable.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
11.15Density (Specific Gravity) Assignment
A description of the density measurements and determination is provided in Section 8.2. The densities used by domain are presented in Table 8-2.

11.16Mineral Resource Evaluation
The HVK Mineral Resource forms part of the Hidden Valley Operation in PNG and has been operating for more than ten years. It has a well-known and defined set of operating parameters and costs.

Mining parameters and operational constraints are fully disclosed in the annual reports and SOX Form 20-F compliance documents released by Harmony every year. These parameters were used to generate a whittle shell based on a gold price of USD1,546/oz and a silver price of USD22.35/oz at assumed site costs and were used to constrain the model.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 11-5: Graph of Grade Tonnage Curve for Gold

Tonnage (Mt)
Gold Grade (g/t Au)
Cut-off Grade (g/t Au)
0
20
40
60
80
100
120
140
160
180
200
0.00
0.50
1.00
1.50
2.00
2.50
3.00
3.50
4.00
4.50
5.00
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
1.1
1.2
1.3
1.4
1.5
1.6
1.7
1.8
1.9
2.0
Unclassified Tonnage (Mt)
Classified Tonnage (Mt)
Unclassified Gold Grade (g/t Au)
Classified Gold Grade (g/t Au)

Figure 11-6: Graph of Grade Tonnage Curve for Silver

200
180
160
140
120
100
80
60
40
20
0
Tonnage (Mt)
50.00
45.00
40.00
35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
Si;ver Grade (g/t Ag)
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
1.1
1.2
1.3
1.4
1.5
1.6
1.7
1.8
1.9
2.0
Cut-off Grade (g/t Ag
Unclassified Tonnage (Mt)
Classified Tonnage (Mt)

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
The reporting cut-off of 0.65g/t gold is based on assessing a profitable cut-off assuming all blocks around each block are mined. Therefore, all unmined ore above 0.65g/t gold within the USD1,500/oz whittle shell is considered a Mineral Resource. Not all of this material is included in the Mineral Reserve figure as additional constraints such as production rates, AMD considerations, and TSF capacity combine to impact what is mined on a year-by-year basis. Whilst there is an expectation that the entire Mineral Resource will be mined, the realities of the production environment mean some material may not be extracted.

11.17Mineral Resource Classification and Uncertainties
The HVK model was classified using a combination of geological continuity, model robustness, grade continuity and estimate robustness. These parameters were used to complete a series of wireframes that were then used to hard code the Mineral Resource classifications. The April 2022 classification wireframes have been slightly updated to capture some newly delineated grade, but this has had an overall minor impact on the global Mineral Resource. As new data comes to hand, the extents are reviewed, and the wireframes are adjusted as required.

The economic and cost assumptions for the Mineral Resource reporting include metal price, recovery and cost assumptions:
•constraining pit shell. The maximum undiscounted cash flow pit using a USD1,500/oz gold price has been used to constrain the Mineral Resource, and
•cut-off grade calculations. The Mineral Resources are reported using a fixed grade cut-off based on a profit algorithm that approximately equates to a marginal ore cut-off grade of 0.65g/t Au. The profit algorithm takes account of metal price, grade, ore processing route, recoveries and costs. Metal price assumptions are USD1,546/oz gold and USD22.35/oz silver and a 0.73 USD:AUD exchange rate.

The Mineral Resource has been classified into Measured, Indicated, and Inferred after assessing the following and taking into consideration if the model has been informed by new geological information:
•drill hole spacing,
•style of mineralisation,
•data quality and QAQC,
•geological continuity,
•grade continuity, and
•mining selectivity and scale of mining.

The overall classification wireframes based on these remain unchanged from previous years. The location and classification of the Mineral Resources is shown in Figure 11-7.

The Mineral Resource includes broken ore stockpiles (as Measured Mineral Resources) and after mining depletion. The HVK Mineral Resource does not include Measured material as close-spaced grade control drilling is required to move the material into the Measured confidence bracket.

However, the grade control drilling is rarely far enough ahead of the advancing mining face to make a Measured declaration viable. Thus, Measured material comprises only broken stockpile tonnages previously mined.

The potential impact of anomalous data is controlled through the exclusion of some holes; holes that were obviously misplaced or had obvious survey issues that could not be corrected were excluded from the resource.

Given that a significant majority of the drilling into the deposit is historic, it was impossible to exclude historical drilling from the dataset. The assay methods used have changed little since drilling started, and the QA data indicates the sampling methods are robust enough to include historical data in this model.

There is an inherent geological risk in all geological and Mineral Resource Models due to the size of the sample and the drill spacing. This risk has been reflected in the Mineral Resource classification process.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
However, the geological model is considered robust as the geology is well understood. The structural model continues to evolve, and the structures' impacts on day-to-day mining are constantly monitored, but it is not considered overly material to the Mineral Resource.

Estimation risk was assessed by comparing the LMIK estimate with the MIK panel, the OK localising estimate and an LUC estimate.

The LMIK estimate plotted against the OK estimate indicates that the MIK estimate is robust and better represents the higher grades than the more smoothed OK estimate. The grade tonnage curves from both estimates replicate each other, indicating no significant estimation issues; the OK estimate shows some additional smoothing related to the variograms and high nugget. As we mine deeper into the deposit, the decreasing drill hole coverage increases the estimation risk, especially at the local scale. Additional drilling will be required to mitigate this risk.

A LUC estimate was run into a model using a panel of 48m x 48m x 6m and 48m x 48m x 3m to assess the smaller panels' impact and generate a model that can be used to validate the MIK estimate. LUC has been raised as a likely estimation method for HVK by various past auditors. The LUC study used parameters based on the same parameters as the MIK and OK estimates to ensure valid comparisons. The study shows the 3m high panels result in little to no difference in the global estimate. A 3m panel was recommended to provide more granularity on the local scale. The 3m panel was initially adopted for the 202201 Mineral Resource estimate.

The LMIK estimate plotted against the LUC estimate indicates that the MIK estimate is robust and better represents the high grades than the more smoothed LUC estimates. The LUC estimate generates more ounces than the MIK due to the increase in tonnages in the middle to high-grade bins. This overstatement of ounces could create issues from a planning point of view; thus, LUC is not recommended for the HV deposit.

11.18Mineral Resource Estimate
All Mineral Resources are reported according to the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

All Mineral Resources are reported on a 100% basis with an effective date of 30 June 2022. Harmony has a 100% interest in the mine. Mineral Resources are reported exclusive of those Mineral Resources converted to Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

The QP compiling the Mineral Resource estimates is Mr R Reid, Group Resource Geologist, and employee of Harmony PNG.

The Mineral Resource includes broken ore stockpiles after mining depletion and are classified as Measured Resources. Mineral Resource estimates are provided by deposit in Table 11-6.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 11-7: Location and Classification of Mineral Resources

Classification:
Inferred
Indicated

2,700L
2,600L
2,500L
2,400L
2,300L
2,200L
Pit Outline
Classification:
Inferred
Indicated
63,250 E
63,500 E
63,750 E
64,000 E
64,250 E
64,500 E

Source: HiddenValley202202_resource_report_Final_SAMREC_Format

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 11-6: Summary of the Hidden Valley Mineral Resources as at 30 June 2022 (Exclusive of Mineral Reserves) 1-8

METRIC			Grade		Metal Content
Mineral Resource Category	Open Pit	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Gold (kg)	Silver (kg)
Measured	HVK	-	-	-	-	-
	Hamata	-	-	-	-	-
Total / Ave. Measured		0.000	0.00	0.00	0	0
Indicated	HVK	32.986	1.34	21.97	44,064	724,693
	Hamata	1.607	1.97	-	3,163	-
Total / Ave. Indicated		34.592	1.37	21.97	47,228	724,693
Total / Ave. Measured + Indicated		34.592	1.37	21.97	47,228	724,693
Inferred	HVK	1.234	1.21	23.12	1,489	28,521
	Hamata	0.190	1.50	-	284	-
Total / Ave. Inferred		1.423	1.25	23.12	1,773	28,521

IMPERIAL			Grade		Metal Content
Mineral Resource Category	Open Pit	Tonnes (Mt)	Gold (oz/t)	Silver (oz/t)	Gold (Moz)	Silver (Moz)
Measured	HVK	-	-	-	-	-
	Hamata	-	-	-	-	-
Total / Ave. Measured		0.000	0.000	0.000	0.000	0.000
Indicated	HVK	36.360	0.039	0.641	1.417	23.299
	Hamata	1.771	0.057	-	0.102	-
Total / Ave. Indicated		38.132	0.040	0.641	1.518	23.299
Total / Ave. Measured + Indicated		38.132	0.040	0.641	1.518	23.299
Inferred	HVK	1.360	0.035	0.674	0.048	0.917
	Hamata	0.209	0.044	-	0.009	-
Total / Ave. Inferred		1.569	0.036	0.674	0.057	0.917
Notes:
1. Mineral Resources are reported with an effective date of 30 June 2022 using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr R Reid, Group Resource Geologist, and employee of Harmony PNG.
2. Mineral Resources are adjusted for mining depletion to end April 2022, with assumed production for May and June, 2022.
3. Measured Resources include surface stockpiles only.
4. Mineral Resources are reported on a 100% basis. Harmony holds a 100% interest.
5. Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
6. Mineral Resources at HVK are reported assuming a bulk open pit mining metallurgical recovery for silver and gold by sulphide flotation. Mineral Resources are reported above a gold grade cut-off of 0.65g/t on the results of a profit algorithm; this equates to a marginal ore cut-off grade. The profit algorithm takes account of metal price, grade, ore processing route, recoveries and costs. Metal price assumptions are USD1,546/oz gold, USD22.35/oz silver and a 0.73 USD/AusD exchange rate. Adjustments to these figures will potentially impact upon the economic cut-off grade.
7. Tonnages are metric tonnes. Gold and silver ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
8. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
11.19Mineral Resource Reconciliation
A number of changes have been made to the Mineral Resource estimate compared to the reported 30 June 2021 Mineral Resource. These changes include:
•updated Mineral Resource model informed by updated geological information and interpretation derived from additional resource definition and grade control drilling programs;
•changes to search parameters aimed at restricting the impact of HG samples;
•changes to the panel height (from 6m to 3m) to reduce the number of internal SMU’s to assist in the control of excessive high grade material;
•removal of the highest HG indicator for the Indicator Kriging bins in order to reduce the mean of the top bin and reduce the impact of high grades on the Mineral Resource;
•mining depletion to end April 2022; and
•change in ore stockpile balance to end April 2022.
The previous Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, have decreased from 1.550Moz of contained gold to 1.518Moz of gold in June 2022. The previous Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, have increased from 21.300Moz of silver to 23.299Moz of silver in June 2022.

11.20External Audits and Reviews
The HVK Mineral Resource modelling process has been reviewed both externally and internally a number of times over the years. External audits relating to the LMIK estimation process occurred in 2015 (AMC), 2016 (AMC), 2018 (SRK), 2019 and 2022 (Derisk), and all have found the process robust and have offered advice for improving the estimate. When this advice was found to improve the estimate's quality, the changes were implemented.

In general, the audits have found:
•the workflow seems sensible;
•domaining is reasonable relative to geology;
•variography and search parameters used appear sensible;
•contact analysis and data sharing are reasonable;
•validation is consistent with expectations; and
•additional drilling is required.

Implementing the recommendations have improved the robustness of the model and the external audits have all recommended the model as fit for use, and there are no significant issues with the estimate.

11.21Comment on Mineral Resource Estimates
The QP is of the opinion that Mineral Resources were estimated using industry-accepted practices and conform to the SAMREC Code. The Mineral Resources have also been reported in accordance with the S-K 1300 guidelines.

The block model has generated an acceptable model and resulted in a minor correction to the gold grades. This updated model does not result in a significant update to the Mineral Resource, rather, it incorporates additional data into the estimate and attempts to better model the internal variability of the model.

The modelling process has been reviewed internally and externally and found robust. Implementing the recommendations have improved the robustness of the model and the external audits have all recommended the model as fit for use, and there are no significant issues with the estimate.

There are no other environmental, legal, title, taxation, socio-economic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this TRS.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
12Mineral Reserve Estimate
Section 229.601(b)(96) (12) (i-iv)
The Hidden Valley Mineral Reserve estimate is based upon the open pit mining of the HVK and Hamata pits and the processing of the ore at the Hidden Valley processing plant. The HVK deposit produced gold and silver, whilst Hamata only produces gold. The Hamata pit is almost mined out and represents only 1% of the declared Mineral Reserves.

12.1Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve
The Mineral Reserving process involves the following steps:
•model preparation;
•application of profit algorithm;
•pit optimisation;
•pit design;
•scheduling; and
•reporting.

The reportable Mineral Reserves are limited by the capacity of the current tailings storage facilities TSF1 (in use) and TSF2 (to be constructed). Not all mined “ore” as defined at the economic cut-off reports to the Mineral Reserve due to the constrained tailing storage facility with some marginal grade ore material remaining on stockpile at the end of the planned mine life.

All Mineral Resource classifications are maintained and converted to Mineral Reserve classifications inside the economic pit design limits.

The Mineral Reserve declaration is based upon the following key assumptions:
•LOM pit mining until Q2 c2026, with processing ore mined ore to continue until Q1 c2027 this includes mining of two cutbacks in the HVK pit namely Stage 7 and 8;
•increase in the height of TSF1 to 2,017mRL to increase capacity
•construction of TSF2 utilising the Hamata open pit void;
•gold price of USD1,546/oz;
•silver prices of USD22.35/oz;
•AUD : USD exchange rate of 0.73; and
•PGK : USD exchange rate of 3.50.

Both the HVK and Hamata Mineral Resource models, used in the preparation of this estimate, are MIK panel estimates that have been localised into 12m x 12m x 3m SMU’s in the case of HVK and 12m x 12m x 6m SMU’s for Hamata.

The HVK Mineral Resource model used to derive the current Mineral Reserve estimate was updated in February 2022.

The Hamata planning model used to derive the current Mineral Reserve estimate was updated in Feb 2022. This represents only 1% of the Mineral Reserve and is therefore not material.

12.1.1Proposed Mining Case
Two separate open pits are currently in operation; the HVK pit and the Hamata pit. HVK pit is the larger pit supplying the majority of the ore and is located approximately 6km from the processing plant.

The Hamata open pit is nearing completion and is predominately used to supply construction material for the construction of the TSF dam walls.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Mining operations employ conventional open pit mining techniques with back-hoe excavators and rigid dump trucks as the primary load and haul equipment. Front-end loaders are used for crusher feed and stockpile reclaim. A number of articulated smaller dump trucks are used for construction, and to a lesser extent mining in Hamata.

Mining bench configuration consists of 18m inter-berm heights, mined as 2m x 9m benches or 3m x 3 m flitches (in ore).

Waste is disposed in engineered valley fill waste dumps, with toes keyed in and buttressed using competent non-acid producing rock. The construction of the Neikwiye valley toe buttress and underdrain network was completed in FY18 and waste rock will be disposed in this dump envelope through the remainder of the mine life. Dumping in the Kaveroi Valley adopts the same engineering concepts with underdrain construction currently underway. This dump will also continue to be used for the life of mine.

12.1.2Mining Costs
Mining cost inputs to the 2022 Mineral Reserve estimate are derived from the FY23 LOM/Budget plan. They are consolidated and applied in the following categories: haulage, loading, blasting, ancillary, general and administration (“G&A”) and reclaim.

12.1.3Profit Algorithm
Modifying factors are applied to the resource model to determine the marginal cut-off grade on a block level in the resource model. This gold cut-off is then applied for reporting purposes. The grade control process utilises the same economic parameters to generate a series of material types based on the gold equivalent cut-offs calculated using these parameters.

The profit algorithm assigns a marginal cut-off value per block and considers the following parameters:
•gold and silver price estimates;
•gold and silver grades;
•ore processing method;
•estimated metal recoveries;
•costs:
•crush and convey cost;
•processing cost estimate;
•realisation and royalty cost estimates;
•G&A cost estimates; and
•tailings loading cost.

The parameters considered in application of profit algorithm are presented in Table 12-1. These cut-offs are used for grade control and dig block modelling but are not used in the reporting of the Mineral Reserves.

Table 12-1: Profit Algorithm Parameters

Parameter	Unit	Value
Royalty Cost Au	%	2.50%
Royalty Cost Ag	%	2.50%
Realisation cost Au	PGK/oz	98.78
Realisation cost Ag	PGK/oz	0.00
Crush and Convey Cost HV	PGK/t Milled	4.55
Crush and Convey Cost KV	PGK/t Milled	4.55
Crush and Convey Cost HM	PGK/t Milled	4.55
Processing Cost Flotation Ore	PGK/t Milled	53.60
Processing G&A Cost	PGK/t Milled	51.54

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
12.1.4Metallurgical Recovery
Metallurgical parameters applied in this Mineral Reserve estimate is based on metal recovery estimates as per the document “MV Recovery Model (EZ) 20200407”. Metallurgical recovery estimates are based on a set of developed recovery curves for gold and silver. These are presented in Figure 12-1 and Figure 12-2, respectively.

12.2Modifying Factors
The modifying factors applied to the Mineral Resources to convert them to Mineral Reserves are presented in Table 12-2.

Table 12-2: Modifying Factors

Modifying Factor	Unit	Value
Gold Price	USD/oz	1,546
Silver Price	USD/oz	22.35
Exchange Rate
Aus Dollar : USD	:	0.73
PGK : USD	:	3.50
Tonnage Recovery	%	100
Gold Grade Recovery
HVK >2300mRL	%	97
HVK < 2300mRL	%	93
Hamata	%	90

12.3Mineral Reserve Estimate
Mineral Reserves are reported for HVK and Hamata. Measured and Indicated Mineral Resources were converted to Proven and Probable Mineral Reserves. The Mineral Reserves are reported according to the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

All Mineral Reserves are reported on a 100% basis with an effective date of 30 June 2022. Harmony has a 100% interest in the mine.

The approximate location of the Mineral Reserves is indicated in Figure 12-3.

The QP who compiled the Mineral Reserve estimate is Mr D Ross, Group Mine Planning Engineer, and employee of Harmony PNG.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 12-1: Graph of Gold Recovery versus Head Grade

(1/1/2017 - 21/12/2019)

100%
90%
80%
70%
60%
50%
40%
Ag Recovery (%)
0.00
0.50
1.00
1.50
2.00
2.50
3.00
3.50
4.00
Plant Au Feed Grade (g/t)
y=0.0784ln(x) + 0.8341
R²=0.3227
Plant Data
Lab HV Fresh
HV Lab POX
Existing Model
KAV Lab Fr
HV Lab OX
Log. (Plant Data)

Source: Ore Resv rpt HVO_June_2022_Final
Figure 12-2: Graph of Silver Recovery versus Head Grade

(1/1/2017 - 21/12/2019)

100%
90%
80%
70%
60%
50%
40%
30%
20%
Ag Recovery (%)
0
20
40
60
80
100
120
140
160
180
200
Plant Ag Feed Grade (g/t)
y=0.1089ln(x) + 0.3177
R²=0.1784
Plant Data
Existing Model
KAV Lab Fr
HV Lab Fr
KAV Lab POX
HV Lab POX
HV Lab Ox
Log. (Plant Data)

Source: Ore Resv rpt HVO_June_2022_Final

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 12-3: Approximate Location and Classification of Hidden Valley Mineral Reserves

Mineral Resources:
Resource but Not Reserve
Not Resource
Mineral Reserves:
Probable
0
100m

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
The summary of the Mineral Reserve estimate for HVK and Hamata is tabulated in Table 12-3.

Table 12-3: Summary of the Hidden Valley Mineral Reserves as at 30 June 2022 1-5

METRIC			Grade		Metal Content
Mineral Reserve Category	Open Pit	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Gold (kg)	Silver (kg)
Proven	HVK	2.547	0.86	18.32	2,191	46,672
	Hamata	-	-	-	-	-
Total / Ave. Proven		2.547	0.86	18.32	2,191	46,672
Probable	HVK	16.289	1.78	22.45	28,941	365,718
	Hamata	0.269	1.48	-	399	-
Total / Ave. Probable		16.558	1.77	22.45	29,340	365,718
Total / Ave. Proven + Probable		19.105	1.65	21.89	31,531	412,390

IMPERIAL			Grade		Metal Content
Mineral Reserve Category		Tonnes (Mt)	Gold (oz/t)	Silver (oz/t)	Gold (Moz)	Silver (Moz)
Proven	HVK	2.808	0.025	0.534	0.070	1.501
	Hamata	-	-	-	-	-
Total / Ave. Proven		2.808	0.025	0.534	0.070	1.501
Probable	HVK	17.955	0.052	0.655	0.930	11.758
	Hamata	0.297	0.043	-	0.013	-
Total / Ave. Probable		18.252	0.052	0.655	0.943	11.758
Total / Ave. Proven + Probable		21.060	0.048	0.639	1.014	13.259
Notes:
1. Mineral Reserves are reported with an effective date of 30 June 2022, using the SAMREC Code, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr D Ross, Group Mine Planning Engineer, and employee with Harmony PNG.
2. Mineral Resources are reported on a 100% basis. Harmony holds a 100% interest.
3. Mineral Reserves are reported using the following assumptions: open pit mining method, gold price of USD1,546/oz, silver price of USD22.35/oz at USD/AusD 0.73 exchange rate (PGK/USD 3.5 exchange rate).
4. Not all “ore” as defined at the economic cut off reports to the Mineral Reserve due to the constrained tailing storage facility with some marginal grade ore material remaining on stockpile. The Proved Mineral Reserve is limited to stockpiles. Probable Mineral Reserve is derived from the Indicated Mineral Resource.
5. Gold and silver ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Rounding is to three significant figures.

Risks associated with the Mineral Reserve include:
•lower metal recoveries than planned;
•tonnes and /or grade not achieved;
•production is delayed;
•profitability of operation is at risk; and
•delays to mining or construction schedule.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
12.4Mineral Reserve Reconciliation
The previous Mineral Reserve estimate is tabulated in Table 5-3 and declared 23.5Mt of ore for 1,137koz contained gold in the HVK and Hamata open pits. The current 2022 Mineral Reserve update reports an increase when compared to the previous year. Current Mineral Reserve estimate is 19.1Mt of ore for 1,014koz contained gold. The most significant changes in this Mineral Reserve estimate relative to the June 2021 release include:
•depletions (pit and stockpiles) to end June 2022 (-3.2Mt);
•updated geological model (+0.2Mt);
•modifying factors (-0.9Mt);
•stockpile changes (-0.8Mt).

12.5Commentary on Mineral Reserve Estimate
The QP is of the opinion that Mineral Reserves were estimated using industry accepted practices and conform to the SAMREC and S-K 1300 requirements. Mineral Reserves are based on open pit mining assumptions.

The Mineral Reserves are acceptable to support mine planning. There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Reserves that are not discussed in this Report.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
13Mining Method
Section 229.601(b)(96) (13) (i-v)
Two separate open pits are currently in operation; the HVK pit and the Hamata pit. HVK pit is the larger pit and the Hamata open pit is nearing completion.

Mining operations employ conventional open pit mining techniques with back-hoe excavators and rigid dump trucks as the primary load and haul equipment. Front-end loaders are used for crusher feed and stockpile reclaim. A number of articulated smaller dump trucks are used for construction, and to a lesser extent mining in Hamata.

Mining bench configuration consists of 18m inter-berm heights, mined as 2m x 9m benches or 3m x 3m flitches (in ore).

13.1Mine design
The mining design process is an iterative process which includes the following steps:
•optimisation;
•pit design;
•stage (cutback) design;
•review; and
•implementation.

The planning model forms the basis of the input to the design process and is derived by application of the profit algorithm (Section 12.1.3). Various inputs and constraints are considered in the optimised ultimate pit design, and stage design processes. These include:
•inputs:
•mining cost;
•processing cost;
•metal recoveries;
•revenues;
•geotechnical slope parameters;
•constraints:
•legal/environmental – Mine lease boundaries;
•equipment/operational - minimum mining width, drainage, exploration, stockpiling etc.; and
•construction – waste dump and TSF construction and material specification and sourcing.

Following completion of all designs, a rigorous operational and geotechnical review is conducted to ensure the practicality and safety of designs. Current ultimate pit (HVK8 and HAM4) designs are illustrated in Figure 13-1 and Figure 13-2. The Stage 8 cutback in HVK is presented as a cross-section in Figure 13-3.

Pit design is a manual process completed in SURPAC and utilises the slope model, planning model, optimised pit shells and restricted area outlines as inputs. Other inputs such as minimum mining width, ramp locations, pit entry and exits, staging constraints and topography are taken into account throughout the design process. Figure 19 shows a section through the Kaveroi pit illustrating the current planned staging configuration. The Stage 8 cut back targets ore predominately from the Kaveroi part of the ore body.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 13-1: HVK Ultimate Pit (HVK7)
Source: Ore Resv rpt HVO_June_2022_Final
Figure 13-2: Hamata Ultimate Pit (HAM)

60,800N
60,600N
60,400N
60,200N
60,000N
60,200E
60,400E
60,600E
60,800E
61,000E
61,200E
61,400E
Y
X

Surce: Ore Resv rpt HVO_June_2022_Final

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 13-3: Cross Section through HVK Open Pit Indicating Stage 8 Cutback Configuration

2,600Z
2,500Z
2,400Z
2,300Z
As Built
Stage 7
Stage 8
Ore
63,700E
63,800E
63,900E
64,000E

Source: Ore Resv rpt HVO_June_2022_Final

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
13.2Mining Costs
Mining cost inputs to the 2022 Mineral Reserve Estimate are derived from the FY23 LOM/Budget plan. The mining cost inputs, by category, used in the mine design are presented in Table 13-1.

Table 13-1: Mining Costs

Category	Unit	HVK	Hamata
Hauling	PGK/t mined	3.38	3.38
Loading	PGK/t mined	4.09	4.09
Drilling	PGK/t mined	0.81	0.81
Blasting	PGK/t mined	0.48	0.48
Ancillary	PGK/t mined	1.28	1.28
Admin (incl. Site G&A)	PGK/t mined	0.17	0.17
Reclaim	PGK/t mined	0.00	0.00
Total Mining Cost		10.22	10.22

13.3Mine Plan Development and Life of Mine Schedule
Mine scheduling is completed in Minesched. Input to the scheduling process requires the planning model as well as pit and stage designs.

Other inputs to the schedule process include and are not limited to; mill processing capacity, mining fleet operational equipment effectiveness assumptions, mining strategies, haul routes, waste dump and stockpiling cut-off strategies.

Stage 7 waste stripping is underway which will present ore throughout 2022. Lower grades are expected as Stage 7 progressed through the halo zone at the top of the ore body, until the core of the ore body is exposed. Stage 8 cutback has now been added to the mine schedule and is forecast to commence mid-2023, as a continuation of current mining operations. Hamata quarry will continue to be utilised for construction material to complete TSF1 and build TSF2.

Mill throughput is forecast at 4Mt per annum. The Mineral Reserve will be processed over five year remaining life to FY27.

The FY23 LOM schedule and commercial model provides economic justification to support the reported Mineral Reserve. Current economic conditions have generated a higher price environment particularly around logistics, fuel, explosives and reagents that have been incorporated into the 2022 Mineral Reserve financial modelling. The financial model estimates positive NPV’s for the asset at a LOM AISC of ~USD1,148/oz.

The production profile is presented in Figure 13-4 and Figure 13-5.

13.4Geotechnical and Geohydrological Considerations
13.4.1Geotechnical
Geotechnical domains have been defined for both pits using geotechnical drill holes results, geotechnical parameters and structural models. These parameters are continually reviewed and the latest guidance prior to any pit design modifications are confirmed with the geotechnical department. These parameters are used for the purpose of pit optimisation and design. The domains and their associated geotechnical parameters are presented in Table 13-2.

These parameters are applied in the pit design process and are facilitated by incorporating the geotechnical domains (Rocktype, Oxstate and design sector) and design parameters into the block model which spatially outputs the slope configuration and design constraints for batter and inter-ramp slopes. Geotechnical review of the final designs ensures conformance to the recommended geotechnical criteria. The review and update to designs to improve safety, production and reduce failure risk is an ongoing process working with the latest available geotechnical information available.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 13-4: Graph of Hidden Valley LOM Plan – Tonnes Milled

4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Tonne Milled (kt)
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
Grade (g/t Au or x10 g/t Ag)
FY2023
FY2024
FY2025
FY2026
FY2027
Year
Tonnes Milled (kt)
Gold Grade (g/t Au)
Silver Grade (x10 g/t Ag)

Figure 13-5: Graph of Hidden Valley LOM Plan – Metal Produced (oz)

350
300
250
200
150
100
50
0
Metal Produced (koz Au, x10 koz Ag)
FY2023
FY2024
FY2025
FY2026
FY2027
Year
Gold Production (koz)

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Table 13-2: Geotechnical Domains and Associated Parameters

Open Pit	Wall	Geotechnical Domain	Bench Height (m)	Bench Face Angle (°)	Bench Width (m)	Inter Ramp Angle (°)
HVK	All	GGD Oxide	18	45	6	37
	East	MTS Oxide	18	45	8	35
		MTS East	18	60	8	44
		MSC East	9	55	6	36
		GGD East	18	65	8	48
	North	MTS North	18	60	8	44
		GGD North	18	65	6	51
	Southeast	GGD Southeast	18	50	8	38
	West	GGD West	18	50	10	36
	South	HV Fault	9	50	6	33
		GGD South	18	60	7	46
Kaveroi	East	MTS East	18	60	8	44
		GGD East	18	55	6	42
	West	GGD West	18	60	6	44
Hamata	West	GGD Oxide West	9	60	7	36
		GGD Fresh West	18	50	10	36
	South	GGD Oxide South	9	55	6	36
		GGD Fresh South	18	50	10	36
	East	GGD Oxide East	18	55	8	41
		GGD Fresh East	18	60	8	44

13.4.2Geohydrological
Groundwater models were developed by Klohn Crippen Berger (“KCB”) in 2017 and updated in 2020. The model is based on hydrogeological data for ground water models from historic and FY20 piezometer monitoring results, bore pumping data, visible water seepage on pit slopes and hydrogeological parameters, or estimated from historical data with similar hydrogeological characteristics. The location of the piezometers is indicated in Figure 13-6.

Packer tests were attempted during drilling investigations for the Closure Plan project. Soft ground, collapsing conditions and associated difficulties with achieving effective packer seals reduce the confidence that can be assigned to interpreted hydraulic conductivity (“K”).

K values derived from nine packer tests across fault and/or fracture zones range from 0.006 to 0.340m/day. Inspection of the borehole logs for the intervals tested, and the predominance of clay infill in fracture zones, suggests that fault permeability is similar to the more intact rock mass or moderately higher. The hydraulic test data used in the HVK pit assessment is presented in Table 13-3.

For the metasediments, in situ packer and falling head tests were completed for five unique sequences in two holes for a geometric mean permeability of 0.04m/day, ranging between 0.01m/day and 0.34m/day. The ratio between horizontal and vertical conductivity (Kh:Kv) is assumed to be 10:1. Aquifer storage (”S”) parameters are not known.

A cross section of the phreatic surfaces is presented in Figure 13-7.

In situ packer and falling head tests were completed for seven unique sequences in the Granodiorite across five holes for a geometric mean permeability of 0.07m/day, ranging between 0.02m/day and 0.20m/day. Kh:Kv is assumed to be 10:1 and S parameters are unknown.

The Hidden Valley Surface Water Management Plan aims to prevent adverse impacts on the natural function and environmental value of watercourses, water quality and sheet flow downstream from the mine area. This is achieved by minimising disruption to natural flows, preventing erosion and contamination of surface and ground water.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 13-6: Vibrating Wire Piezometer Locations in HVK (KCB 2020)

BH707
GTDD123
GT19RC35
GT19DD004
GT19RC36
GT19DD003
75,500
GTRC16
GT19RC37
GT19RC32
BH710A
GT19RC33
GTRC17
GT19DD007
GTDD127
BH703
GT19DD008
GT19DD002
GT19RC38
BH601
GTRC07
BH602
BH602
BH605A
BH603A
BH704
BH704
GTRC10
75,000
GTRC11
GT19DD001
GTRC09
63,500
64,000
64,500
Vibrating Wire Piezometer in HVK

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Table 13-3: Hydraulic Test Data

			Testing Interval		Average Hydraulic Conductivity (m/day)
Borehole ID	Test Date	Dip	From (m)	To (m)	Thiem (1906)	Hoek and Bray (1974)	Formation or Feature
BH703	05-Aug-16	50	61.0	66.3	0.138	0.340	Metasediments, highly fractured
BH703	10-Aug-16	50	149.8	167.0	0.103	0.230	Metasediments, highly fractured
BH703	14-Aug-16	50	190.4	210.0	0.006	0.013	Metasediments, fault zones, highly fractured
BH703	18-Aug-16	50	248.9	266.1	0.028	0.060	Metasediments, fractured and dyke / fault clay gouge
BH704	29-Jul-16	52	152.2	174.0	0.009	0.020	Diorite, highly fractured, some faulting
BH705	20-Aug-16	50	116.0	119.8	0.021	0.055	Granodiorite, fault - clay breccia
BH705	24-Aug-16	50	137.8	151.6	0.029	0.065	Granodiorite, fault - clay breccia with granodiorite clasts
BH707	04-Aug-16	65	22.4	41.9	0.098	0.212	Granodiorite, fractured
BH707	09-Sep-16	65	128.6	138.4	0.038	0.087	Granodiorite, fractured

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 13-7: Cross Section of Hidden Valley Pit With Phreatic Surfaces
Source: KCB 2020

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
The surface water management plan also aims to minimise the impact of uncontrolled surface water movement for safe working and achieving mine production requirements. This is achieved by integrating natural and constructed diversion drainage from the pit area into the surrounding gullies and into pit, infrastructure and de-silting ponds. Ideal operational practices on how to manage and minimise pit flooding, damage to haul ramps and erosion of pit slopes from surface water run-off are in place.

Hidden Valley surface water from the KCB hydrological report provided the water balance of the catchment area and a recommendation. The interception and diversion of surface runoff is a common strategy at Hidden Valley. “Rainfall infiltration, runoff and interflow events are the main source of water in the mine. Intercepting this will reduce the amount of water to be managed in the sump” The aforementioned has been part of the short-term planning of Hidden Valley operations, however, effective use of sumps and pumping to collect water from horizontal drill holes has fallen off in recent times. A deal process to manage surface water and wet horizontal holes is through effective v-drains with lining to prevent draining water percolation into the strata.

13.5Mining Operations
Mining is currently taking place at a rate of ~27Mtpa from the HVK open pit and 2.5Mtpa for the Hamata open pit.

13.6Mining Rates
Mining is planned at an average rate for 27Mtpa from HVK and 3Mtpa from Hamata. These rates reflect a return to historical averages with the inclusion of significant equipment capital included in the life of mine plan to upgrade primary digging fleets to improve equipment availabilities.

13.7Mining Equipment and Machinery
The equipment list is presented in Table 13-4 inclusive of MGC owned equipment and permanent contractor equipment.

13.8Grade and Dilution Control
Extensive grade control drilling is completed across the mine site prior to mining. Grade control is largely completed using an RC rig, with drill holes spaced on an 8x6m pattern with holes drilled to a depths of 24m. This pattern is sufficient to obtain a detailed grade map which is used to inform the grade control model, dig-blocks for ore source and short and long term planning. Some of these grade control holes are extended to between 100-200m where required to infill gaps in the Resource definition drilling which are used in the annual Resource model updates.

In rare occasions, where space is too tight for the larger drill rig or production constraints impede on the availability of the grade control rig, blast holes are sampled and used to inform the grade block outlines.

13.9Ore transport
Ore is transported by truck from the Hamata pit to the Coarse Ore Stockpile (“COS”) located adjacent to the processing plant. HVK ore is transported via dump truck to a primary and secondary crusher system then transported down mountainous terrain via an overland conveyor to the processing plant COS, a distance of approximately 6km.

13.10Mining Personnel
The mining personnel is presented in Table 13-5.

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Table 13-4: List of Mining Equipment

MGC Equipment	Equipment	No.	HVC Contractor Equipment	Equipment	No.
Grader	16M Grader	2	Dump Truck - Ridid	Astra Tipper Truck	2
Grader	18M Graders	2	Excavator	Back Hoe	1
Explosives Truck	Bomb truck - BT501	1	Compactor(HVC)	Compactor(HVC)	1
Excavator	CAT6030	1	Crusher	Cone Crusher	2
Dozer	D155	2	Dozer	D65 Dozer (HVC)	1
Dozer	D275	6	Dozer	D85 Swampy(HVC)	1
Dozer	D375	5	Dozer	D85 -swampy(HVC)	1
Drill	D65	1	Loader	FE Loader 770	3
Drill	DM30	2	Flat Bed	Flat Bed	1
Drill	ECM720 (to be replaced)	2	Float	Float	1
Fuel Truck	Fuel Truck	3	Fuel Truck(HVC)	Fuel Truck(HVC)	1
Grader	GD825 Grader	1	Grader	Grader 870G	1
Dump Truck - Ridid	HD785	43	Crusher	Jaw Crusher	1
Dump truck - articulated	HM400	16	Screen	Power Screen	1
Drill	Leopard	2	Rock Breaker	Rock Breaker	2
Excavator	PC1250	2	Roller	Roller	1
Excavator	PC2000	4	Roller	Roller (MCG- Bulolo airport)	1
Pump	Pump	5	Roller	Roller(2/1 HVC)	3
Crusher	Sandvik Crusher (MCG)	1	Stacker	Stacker	1
Stemming Loader	Stemming Loader	1	Stockpiler	Stockpiler	1
Loader	WA600	1	Crusher	Warrior	1
Loader	WA900	2	Water Truck(HVC)	Water Truck(HVC)	1
Water Truck	Water Truck	1	Excavator	HVC Digger	9
Loader	WD600	1	Total HVC		38
Excavator	Wheel Excavator	1	Grand Total		148
Loader	WA470	2
Total MCG		110

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 13-5: Mining Personnel

Mining and Technical Services	Function of Mining Crew	Crew No.
Mining - Drill and Blast	Drill and Blast	44
Mining - Dispatch	Mine Control	8
Mining - Operations	Mining	460
Mine Technical Services - Technical	Planning	57
Mine Technical Services - Geology	Geology	34
Mine Technical Services - Environment	Environment	16
Hidden Valley Contractors	Projects	117
QPS	Drilling	39
Winima Investment	Labour	12
Other	Various small contracts	38
Total		825

13.11Commentary on Mining Method
Hidden Valley mining is completed by conventional truck and excavator methods. Material is grade controlled through ore benches using RC drilling and sampling methods with samples analysed on site with analysed results feed into the mining model. This is followed by production drill and blasting using standard hammer drilling with down hole and bench services provided by Maxam blasting services. Mining is then completed by a fleet of five Komatsu excavators and 85t rear dump trucks for load and haulage to engineered waste dumps or ROM stockpiles.

The mining method is appropriate to the dimension and mineralisation associated with the orebody and the LOM is achievable based upon the parameters presented.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
14Processing and Recovery Methods
Section 229.601(b)(96) (14) (i-iv)
The Hidden Valley CIL processing plant, located adjacent to the Hamata open pit, was commissioned in 2009 and treats approximately 4Mtpa of ore.

14.1Mineral Processing Description
A simplified flow diagram for the Hidden Valley plant is provided in Figure 14-1. The process description is as follows:
•mined ore is screened and crushed through the Hidden Valley primary jaw crusher, Wobbler screens and secondary cone crusher. The crushed ore is transported overland to the COS via and overland pipe conveyor;
•the crushed ore is discharged to a conical open stockpile, which has a live capacity of 22 hours, or 11,250 t. Coarse ore is reclaimed from the stockpile by three apron feeders, each driven by a variable-speed drive. A spray water dust suppression system suppress dust generated at the apron feeder discharge points. Each feeder has the capacity to provide 60% of the full tonnage rate to the SAG;
•the feeders discharge onto the semi-autogenous grinding (“SAG”) mill feed conveyor, which transport the ore to the SAG mill feed chute. The SAG feed conveyor is fitted with a weightometer, for mass measurement of the feed reporting to the SAG mill. SAG grinding media is added to the SAG mill via the feed conveyor through a ball charging hopper and ball counter;
•the grinding circuit consists of a single SAG mill in closed circuit with cyclones;
•the SAG mill feed conveyor discharges ore into the feed chute of the SAG mill together with mill feed dilution water, gravity screen oversize and cyclone underflow. The dual pinion driven SAG mill is fitted with twin 5MW motors controlled by sub-hypersynchronous slip energy recovery (“SER”) drives. The SAG mill is fitted with discharge grates, and discharge onto a horizontal vibrating screen. The screen undersize discharges into the cyclone feed pump hopper and combine with the gravity circuit tailings. Screen oversize is recycled via the scats handling circuit, onto the feed belt to the SAG mill;
•the blended slurry is pumped by a variable-speed cyclone feed pump to the cyclone cluster. A spilt of cyclone feed is diverted to the gravity circuit from the cyclone distribution box.
•grinding circuit cyclone overflow flows by gravity through a primary flotation feed sampler and onto the float feed trash screen. The undersize from the screen flows by gravity to the flotation conditioning tank. The trash screen oversize report to the trash bunker for removal by FEL as required. The grinding circuit cyclone underflow returns to the SAG mill;
•the portion of the cyclone feed directed to gravity is sent through a cyclone pack with underflow and overflow recombined to reduce pressure prior to flowing over a vibrating screen with polyurethane panel deck. Gravity feed screen underflow gravitate to a splitter box ahead of the two centrifugal gravity concentrators. Screen oversize gravitates back to the SAG mill feed chute;
•the splitter box feeding the centrifugal concentrators has air actuated valves directing pulp to the appropriate concentrator and to bypass as required during the automatic concentrate recovery cycle. Concentrate is automatically flushed from the concentrator on a regular basis and fed to the intensive leach reactor (“ILR”). The concentrator tailing will report to the cyclone feed hopper;
•the gravity concentrate is stored in the ILR feed hopper and processed in a batch fashion. The ILR uses high concentrations of cyanide and oxygen to leach the gravity concentrate. The leached solids are pumped back to the cyclone feed hopper once the leach cycle is completed. The pregnant leach solution is pumped to the ILR eluate tank and batched through to Merrill Crowe to recover precious metals. Barren eluate is directed to the counter current decantation (“CCD”) circuit after completion;
•auxiliary equipment in the grinding section of the plant include a liner handler, dedicated reline hoist, SAG mill feed chute winch, cyclone jib hoist and cyclone feed pump maintenance hoist;
•sump pumps collect spillage and wash down, and return the slurry to the circuit via the cyclone feed hopper;

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
•flotation reagents are added to the conditioning tank which in turn feeds into No 1 rougher flotation cell. The slurry cascades by gravity through 2 rougher and four scavenger cells to produce a silver/gold bulk sulphide concentrate. Flotation tailings are pumped to a thickener where the slurry is thickened to 40 -45% solids and pumped to the carbon-in-leach (“CIL”) section for further gold and silver recovery;
•the flotation concentrate is pumped to a hydrocyclone cluster (classifier), from where the underflow is reground by a conventional ball mill. The ball mill product is to the hydrocyclone cluster for size classification. The overflow from the cyclone cluster gravitates to the concentrate thickener. Thickened concentrate is pumped to the concentrate leach circuit where liquid sodium cyanide and milk of lime is added to gold and silver from the concentrate for approximately 72 hours;
•from the concentrate leach, the leached ore is pumped to the CCD section where the slurry is washed with barren solution to further extract gold and silver from the ore. The slurry and the solution are pumped in opposite directions to each other, and the gold/silver rich solution is decanted into a clarifier to remove entrained solids, prior to being gravity fed to the unpolished solution tank in Merrill Crowe section of the plant. Solids underflow from the CCD circuit is pumped to the CIL circuit for further treatment;
•the unpolished solution is filtered through one of two disc filters to remove entrained solids which could interfere with the downstream precipitation process. The clear filtrate is stored in the polished solution tank;
•the polished solution is passed through a de-aeration tower where oxygen is removed prior to adding zinc powder and lead nitrate to precipitate the gold and silver. The precipitate is passed through leaf filters to capture the zinc/gold/silver precipitate. The precipitate is harvested on a regular basis and dried in calcining type ovens in preparation for smelting;
•dried precipitate together with fluxes is charge into one of two submerged arc furnaces where the silver rich doré bar are poured;
•the slurry from the CCD and flotation tailings thickeners is pumped to the distribution box of the CIL plant where pH and cyanide concentration is checked and adjusted if required. The slurry gravity flows through six CIL tanks where the activated carbon adsorbs the remaining gold/silver that is in solution. The carbon moves in a counter current fashion to the slurry flow;
•gold and silver is stripped through the application of pressure in the presence of a cyanide solution (Elution plant). The stripped solution reports to the Merrill Crowe circuit for recovery;
•the close to barren slurry tailings pass through the INCO system where oxygen, copper sulphate and sodium meta-bisulphite (“SMBS”) is added to reduce the weak acid dissociable (“WAD”) cyanide concentration to ~25ppm before final disposal to the tailings storage facility (“TSF”);
•the loaded carbon is harvested regularly (18 – 27tpd) is first treated with hydrochloric acid to remove calcium ions, then placed in a pressure vessel where a concentrated hot cyanide solution is used to strip/remove/elute the gold and silver from the carbon. The barren carbon is then thermally reactivated through a kiln prior to being returned to the circuit for re-use;
•the silver/gold rich eluate is pumped to a storage tank at the refinery where the gold/silver is recovered in the same manner as the gold and silver from the polished solution;
•water is decanted from the TSF and pumped to the process water tank in the milling circuit for reuse. HV has a nett positive water balance, this excess water from the TSF is chemically treated through the CAROS reactor to reduce WAD cyanide concentration to below 0.5ppm in order to discharge to the environment; and
•the mine produces a silver rich doré bar typically comprised of 85% Ag, 10% Au and 5% deleterious elements mainly as Cu, Fe and Zn.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea

Figure 14-1: Hidden Valley Flowsheet

Flotation Cells
Pihema Creek Raw Water Intake
Process Water
Cond TK
Crusher
Sag Mill
ILR
Regrind Mill
Conc Thickener
Tails Thickener
Process Water
Detox tank
Conc Leach TK
Fresh Carbon
CIL
Sampling Point
Acid Wash
CCD
Wash Water
Strip Vessel
Heat Exchanger
Diesel Fired Heater
TSF return water
Carbon Regeneration Kiln
Clarifier
Precipitation Filter
Sampling Point
To CCD Wash
TSF
Filter
Smelting
Gold Bullion
Sampling Point
Seepage Monitoring
Pihema Creek
Electrowinning
Vatut River

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14.2Plant Throughput, Design, Equipment Characteristics and Specifications
The Hidden Valley Gold Plant is designed to treat nominally 4.0Mtpa of gold bearing ore from three separate open pits. Three distinct ore types are to be treated through two alternate treatment routes:
•whole ore processing: used to process the blend containing ore from the Hamata deposit, and oxide, transitional and primary ore from the Hidden Valley and Kaveroi deposits; and
•primary ore processing: used when processing only the primary ore from the Hidden Valley and Kaveroi deposits.

The Hamata ore is typically a gold:silver ratio of 1:1 with varying sulphur grades from 0.5% to 5.0%. Transition and primary ores have a significantly higher silver content with a gold:silver ratio of 1:15. Transition sulphur averages 0.96% while primary ore has a sulphur grade of 1.81%. The major equipment is listed in Table 14-1.

Table 14-1: Major equipment

Criteria	Units	SAG Mill	Ball Mill
Units installed		1	1 on float concentrate regrind
Diameter (inside shell)	m	10.4	3.6
Effective grinding length	m	6.3	4.9
Diameter and length (Imperial)	ft	34 x 21	12 x 16
Length:diameter ratio		0.61	1.34
Discharge arrangement		Grate discharge to closed circuit cyclone cluster	Overflow discharge to closed circuit cyclone cluster
Speed (design)	rpm	9.72	22.36
Liner type		Polymet grate discharge with pulp lifter	Rubber liner and lifter, overflow discharge
Liner thickness (new)	mm	150	75
Media type		Forged steel balls	Forged steel balls
Media (top size)	mm	105	20
Ball charge (design)%		15	30
Total load (design)%		26	35
Pinion power (design)	kW	8,723	811
Installed	kW	2 x 5,000	1,250

14.3Energy, Water, Process Material and Personnel Requirements
14.3.1Energy
Electric power is obtained from two sources, namely PPL Power Limited (national grid) and on site power generation from 20 diesel powered generators. PPL supplies 60 – 70% of power although contracted to supply 90% of Hidden Valley’s power requirements.

14.3.2Water
Raw water for the process plant is extracted from Pihema Creek. The raw water is treated to supply filtered raw water for processing requirements as well as feed to the potable water treatment plant. Approximately 50% of the water required for the processing plant is returned from the TSF via a set of three centrifugal pumps mounted on pontoons. Excess water is treated prior to being returned to the environment.

14.3.3Process Materials
Materials required for the process plant are tabulated in Table 14-2.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
Table 14-2: Process Materials

Process Material	Unit	Amount	Vessel
Aerophine Promotor	kg	1,000	IBC
Soda Ash Powder	kg	25	bag
Zinc Dust Powder	kg	50	drum
Copper Sulphate Powder	kg	1,200	bag
Potassium Amyl Xanthate ("PAX")	kg	900	bag
Lead Nitrate Powder	kg	25	bag
Lime	t	24	container
Borax Powder	kg	25	bag
Silica Sand Powder	kg	25	bag
Hydrogen Peroxide	t	25.20	ISO tank
Sodium Cyanide Bulk Sparge	t	19.70	ISO tank
Sulphuric Acid, 98.5% CG1840	t	21.88	ISO tank
Ammonium Nitrate, OPAL-PPAN	kg	1,000	bag
Grinding Media (105mm Steel)	kg	2,100	bag
Grinding Media (80mm Steel)	kg	2,100	bag
Grinding Media (65mm Steel)	kg	2,100	bag
Grinding Media (125mm Steel)	kg	2,100	drum
Grinding Media (25mm Steel)	kg	1,000	drum
Grinding Media (25mm Steel)	kg	1,000	bag
Leachwell	kg	10	pail
Aerofroth70	kg	800	tote
Frothing Agent, AF70	kg	160	drum
Coagulent FL4440	kg	1,050	IBC
Filter Aid	kg	330	bag
Sodium Metabisulphate	kg	1,250	bag
Antiscalent Liquid	kg	1,300	IBC
Carbon (Granules)	kg	500	bag
Hydrochloric acid	t	20	container
Flocculant, AN934 VHM	kg	750	bag
Promotor, C459 Fischerchem,	kg	1,000	IBC
Note: IBC - Intermediate bulk container

14.3.4Personnel Requirements
The processing plant staffing requirements are presented in Table 14-3.

Table 14-3: Processing Personnel

Department	No.
Processing	116
Fixed Plant Maintenance	247
Overland Conveyor & HV Crusher	39
Total	402

Crews are split into three panels, one day shift, one night shift and one on field break. Senior and supervisory staff generally work day shift only.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
14.4Commentary on the Processing and Recovery Methods
The QP notes:
•the plant has been operational since 2009 and generally meets its design criteria;
•the plant uses conventional designs and equipment (other than the pipe conveyor); and
•the technology associated with the ore processing is an industry standard for this style of deposit.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
15Infrastructure
Section 229.601(b)(96) (15)
The existing infrastructure located at the mine site is sufficient to support the current mine plan. Any extension to this plan will require the construction of an additional TSF (TSF3).

15.1Surface Infrastructure
Surface infrastructure consists of the following:
•primary and secondary crusher plant;
•overland conveyor;
•4.0Mtpa processing plan;
•TSF;
•diesel generator plant;
•sewerage treatment plant;
•concrete batching plant;
•workshops; and
•mine accommodation.

The surface infrastructure plan for the mine area is presented in Figure 15-1, whilst a photograph of the HKV open pit and adjacent infrastructure is shown in Figure 15-2.

15.1.1Ore and Waste Rock Storage Facilities
Ore is stored on the ROM stockpile prior to processing through the plant (Figure 15-1).

The LOM waste will be deposited in the Western Sector Ultimate waste dump (Figure 15-1). This dump is valley fill dump requiring underdrains and keyed in toe utilising competent rock. The dump is now fully established (underdrains and toe) and ROM waste is place in 5m lifts building from the bottom up in stages. Some of the metasediment waste is potentially acid forming and must be placed in the core of the dump. The granodiorite waste is not potentially acid forming and provides cover material to cap the waste. As part of the Stage 8 expansion additional dump capacity will be added to the Kaveroi Valley, were stability, drainage and construction techniques adopted for the waste storage dump will be implemented. This dump expansion will provide sufficient dump capacity for the LOM inclusive of Stage 8.

15.1.2Tailings Storage Facilities
The Hidden Valley mine currently operates one TSF referred to as the TSF or Hamata TSF which is expected to reach capacity in 2024 (Figure 15-1).

As part of the Stage 8 expansion incorporated into the FY22 LOM, TSF2 will be constructed as an economically viable solution that would see tailings stored in the Hamata Pit shell to expand the Hidden Valley tailings storage capacity to accommodate ore mined from Stage 8.

Tailings will be contained behind a cross-valley embankment on the north side of the pit, constructed largely within the final profile of the Hamata pit shell and founded on weathered bedrock. The dam layout is restricted by the geometry of the proposed site and the proximity of the Watut River. A portion of the TSF2 embankment will be founded on the remaining Ross Creek channel, with the maximum downstream (northern) extent constrained by the confluence of Ross Creek with the Watut River Channel.

The TSF2 embankment is designed on the proposed ultimate Hamata pit shell and profile provided to Klohn Krippen Berger (“KCB”) by Morobe Consolidated on 20 February 2020. The criteria for design, construction and operation of TSF2 has been determined as defined by Australian National Committee on Large Dams (“ANCOLD”) (2019) guidelines. Morobe Consolidated is experienced in the construction and management of tailings storage facilities with TSF2 being a continuation of the current TSF construction activities.

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Figure 15-1: Plan of Site Surface Infrastructure

N
Final Hamata Pit
Northern Gatehouse
Watut River
Main Dam
TSF
Process Plant
Power Station
Permanent Camp
Hamata Waste Dump
Saddle Dam
UMW Workshop
Kaveroi Dump
Final West
ROM Pad
Magazine Site
Neikwiye
DNX Plant Site
Nosave West
South Dump
Nosave Interim
Final HV Pit
HV Stage 1 Pit
0
2km
Mining Lease
Road/Track
River/Creek
Overland Conveyor
Plant
Camp
Dams
HV Stage 1 Pit
Final Pit Outlines
Existing Dumps
Waste Dumps
TSF
9,180,000
9,178,000
9,176,000
460,000
462,000
464,000
466,000
468,000

Figure 15-2: Photograph of HVK Open Pit

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15.1.3Power and Electrical
Hidden Valley mine has a total power demand of 18-19MW. Since 2011 HV has been connected to the Ramu National Power Grid owned by PNG Power Limited (“PPL”). Incoming power is transmitted at 132kVolts to the PPL switchyard on site, where two 25MVA transformers (100% redundancy) are located. PPL maintain the grid, transmission lines and the 132kV side of their switchyard.

Total installed generation capacity of the Ramu Grid is approximately 185MW, with the actual capacity being 100MW. Power generated and fed into the Ramu Grid is primarily hydro-electric at 65%, with the balance being thermal using diesel and heavy fuel oils (“HFO”).

PPL have numerous projects in their pipeline to improve on the efficiency of operational generation stations, as well as to bring on-line capacity that has been dormant for some years. There are also additional independent power producers (“IPPs”) entering the market, which will add to the PPL and Ramu Grid generation capacity.

As backup power, Hidden Valley has a Diesel Power Station with 20 CAT3615B Generators installed, which is capable of supplying 20MW. There are two additional bays already equipped, in the event that the demand increases beyond 20MW or for redundancy.

Once the 132kV received from PPL is stepped-down, the remaining reticulation on-site is at 11kV, 450V and 240V.

In the event of a shortfall from PPL, the system is designed to automatically synchronise the power generated by the diesel generators with the power received via the transmission lines. When forewarned, the generators are started, with no impact on the running of the mine and processing plant.

15.1.4Water Usage
Water extraction (water use), reuse and discharge volumes are monitored at the mine site to ensure water is managed in a responsible manner and potential environmental impacts are minimised.

Water extracted from the Upper Watut Catchment (Upper and Lower Keru and Bulldog Creeks) is supplied to the potable water treatment system for use at the Ridgeline camp. Approximately 1,967ML of water was extracted from Pihema Creek during 2021 for ore processing and potable water use at Hamata. The water extraction rate for the year was less than the permit limit of 2,372ML in 2021.

15.1.5Pipelines
There are no significant pipeline on the site. Small HDPE pipes carry tails from the processing plant to the TSF immediately adjacent.

15.1.6Logistics and Supplies
All supplies, fuel and equipment are brought into the mine site via the road from Bulolo (Figure 3-1). Gold doré product is flow out of the mine site via helicopter.

15.2Commentary on Infrastructure
The QP notes that Hidden Valley is an operating mine and as such has the necessary infrastructure to support the LOM plan; The LOM budget allows for operating cost and sustaining capital sufficient to meet operating criteria of the plant.

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16Market Studies
Section 229.601(b)(96) (16) (i-ii)
Internet based market studies were undertaken by Harmony in 2022 for the metals reported in the Mineral Resource estimate i.e., gold and silver. Hidden Valley produces silver and gold in the form of a silver rich doré bar. Gold provides around 80% to 85% of Hidden Valley’s revenue whilst silver provides the remaining 15% to 20%.

16.1Gold
Gold is traded in a variety of markets/exchanges both in physical form through Over the Counter (“OTC”) markets, bullion banks and metal exchanges etc., and through passive investments such as exchange traded funds (“ETF’s”), which are based on gold prices and units representing physical gold which may be in paper or dematerialised form. Demand is driven by the jewellery market, bar and coin, use in technology, ETF’s and other financial products, and by central banks. An overview of the gold market is given in the following sections based mainly on data from the World Gold Council and GoldHub websites.

16.1.1Market Overview
Unlike almost all mineral commodities, the gold market does not respond the same way to typical supply and demand dynamics which are founded on availability and consumption, but rather on global economic affairs, particular those of the major nations, industrial powerhouses and economic regions, such as the Eurozone. The gold market is affected by government and central bank policies, changes in interest rates, inflationary or deflationary environments and events such as stocking and de-stocking of central reserves. It is also largely affected by global events such as financial crises, geopolitical trade tensions and other geopolitical risks. Price performance is linked to global uncertainty prompted by the prolonged Russia-Ukraine war (GoldHub, Accessed July 2022). It is an asset that can preserve wealth and deliver price outperformance in an uncorrelated way.

16.1.2Global Production and Supply
Gold production and supply is sourced from existing mining operations, new mines and recycling.

16.1.2.1New Mine Production
Gold mining is a global business with operations on every continent, except Antarctica, and gold is extracted from mines of widely varying types and scale. China was the largest producer in the world in 2021 and accounted for around 9-12% of total global production (Gold.org, Accessed 2022; USGS Mineral Commodity Summaries, 2022).

Overall, global mine production was 3,000t in 2021, slightly lower than production levels in 2020 (3,030t), and the second annual decline in production after 2016. Recent decline has been largely attributable to COVID-19 interruptions. In 2021, the major producing gold countries in the world were China (370t), Australia (330t), Russian Federation (300t), USA (180t), Canada (170t), Ghana (130t), Mexico (100t), and Uzbekistan (100t). Indonesia, Peru and Sudan produced 90t each, followed by Brazil (80t). South Africa produced 100t in the same year (USGS Mineral Commodity Summaries, 2022).

16.1.2.2Recycling
Annual global supply of recycled gold was 1,143.5t in 2021, a decline from the 2020 figure of 1,291.3t. Recycling supply responds to the gold price and its rate of change but experienced a modest increase during the year even as prices increased to all-time highs. India and China play large roles in the recycling market. In the first quarter of 2022, when gold demand was 34% higher than the previous year, the supply of recycled gold increased to 310t (a 15% increase y-o-y), and highest amount of activity for six years (Gold Demand Trends Q1 2022, Gold.org, April 2022).

16.1.3Global Consumption and Demand
Gold consumer demand is expected to be supported by gradual economic recovery. Gold has performed well as a consequence of a high-risk environment, low interest rates and a high price. While continued improvement in markets is expected post-COVID in 2022, economic slowdown among other factors is anticipated to place some downward pressure on consumer demand in China and India.

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16.1.3.1Jewellery
Global annual jewellery demand increased from 1,329.7t in 2020 to 2,229.4t in 2021, amid a recovery of markets from the COVID-19 pandemic. As with recycling, the two largest markets, India and China, were major contributors to the decline in 2020, and markets were expected to improve with economic recovery in these geographies. In Q1 2022, recovery of demand was soft, down 7% y-o-y, after new lockdowns to contain COVID-19 (Gold Demand Trends Q1 2022, Gold.org, April 2022).

16.1.3.2Investment
The COVID-19 pandemic, high inflation and recent period of heightened risk and geopolitical uncertainty, has driven the value of gold as a ‘safe haven’ investment (www.gold.org/goldhub). Bar and coin investment was 20% lower in Q1 2022, but 11% higher than a five-year quarterly average (Gold Demand Trends Q1 2022, Gold.org, April 2022).

A total annual gold investment of 1,006.42t was noted by the World Gold Council for 2021, a decline of 43% from the 2020 figure. Weaker investor interest in 2021 was seen with a net outflow of gold ETFs (-173.6t). Gold demand has since increased in Q12022 (34% higher than Q1 2021), driven by strong ETF inflows, and safe-haven demand (Gold Demand Trends Q1, 2022, Gold.org, April 2022).

Investment drivers also include low interest rates, a weakened USD, and an economic slowdown. A consequentially favourable price means even greater investment, but momentum has slowed with gold reaching a USD1,800/oz marker (Recent moves in gold, Gold.org, July 2022).

16.1.3.2Currency
Gold holds an inverse relationship with the USD and is usually traded relative to its USD price. During the current period of uncertainty, and the rising influence of Chinese currency, central bank asset managers may likely increase their interest in gold as a result. This has been a prominent trend since the economic downturn in 2008.

Future performance of the gold market is expected to be supported by investment demand (a need for effective hedges and a low-rate environment) and will be driven by the level of risk observed in the recovery of the global economy from the effects of COVID-19, which may offset any lag in recovery of consumer demand.

16.1.4Gold Price
16.1.4.1Historical
In early August 2020, the London Bullion Market Association (“LBMA”) gold price reached historical highs and remained relatively high for the rest of the year (Figure 16-1).

The previous average gold prices for the last three years are presented in Table 16-1.

Table 16-1: Previous Average Metal Prices

Date	Gold Price (USD/oz)	Silver Price (USD/oz)
July 2019 to June 2020	1,562.35	16.89
July 2019 to June 2021	1,850.24	25.39
July 2021 to June 2022	1,833.86	23.59
Three year average	1,748.82	21.94

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Figure 16-1: Graph of Annual Gold Price History – USD/oz

2,200
2,000
1,800
1,600
1,400
1,200
1,000
800
600
Gold Price (USD/oz)
2016/01
2017/01
2018/01
2019/01
2020/01
2021/01
2022/01
Year / Month
Gold Price (USD/oz)

Figure 16-2: Graph of Consensus View of Forecast Gold Price

Gold Price (USD/oz)
2,100
2,000
1,900
1,800
1,700
1,600
1,500
1,400
1,300
1,200
Australian Govt
Bloomberg median
BMO Capital Markets
Deutsche Bank (Andisa)
ETSA (Qtrly)
Fitch solutions
HSBC
JP Morgan
Nedbank
RMBMS
S&P Global
Scotiabank
Socgen
Standard Bank
Std Chartered Bank
TD Economics
UBS
World Bank: Develmt
Organisation
Min (USD/oz)
Max (USD/oz)
Longterm (USD/oz)

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16.1.4.2Forecast
The minimum and maximum consensus gold price range for the year 2021 Q4 to year 2025 is presented in Figure 16-2. The long-term gold prices are considered from year 2025 onwards. Forecasts as advised from various financial institutions show that gold is expected to trade in a range of USD1,652/oz - USD1,728/oz, for the period 2022 to 2025 with a long-term outlook of USD1,521/oz.

Harmony’s gold price forecast of USD1,546/oz is conservative if corroborated against a long-term broker consensus gold price outlook (Figure 16-2).

16.2Silver
Silver is traded as an investment or precious metal as a safe-haven asset in periods of high economic risk. The metal is physically traded as bullion, as well as in futures, options or other financial instruments across a variety of markets/exchanges. Physical silver demand is driven by a series of applications linked to its malleable, pliable, lustrous, and antibacterial properties. Silver prices are mainly driven by gold prices, investor sentiment and the global economic outlook, forex markets and industrial manufacturing demand. An overview of the silver market is given in the following sections based mainly on data from the Silver Institute website, and other market research groups.

16.2.1Market Overview
The silver market is driven by its application in jewellery, silverware and in industrial manufacture of micro-electronic components, where it is valued for its high conductivity and ductility, among other applications such as catalysts, in brazing and soldering, bearings and in medicine (Silverinstitute.org, Accessed 2022). Industrial demand from solar panels, electric vehicles and other electronics is growing. In addition, silver is valued as a precious metal and investment, where the market is affected by macoeconomic events.

16.2.2Global Production and Supply
Global mined production of silver grew by 5.3% in 2021, to 822.6Moz, where the historically significant growth was driven by recovery of mine production after the impact of COVID-19 in 2020 (Silverinstitute.org, Accessed 2022). Silver is produced as a primary mined product (increasing by 10.2% in 2021), and as a co-product from gold and lead-zinc mines (5.8% and 5.1% respectively) (Silverinstitute.org, Accessed 2022). Most silver is produced in Mexico, followed by China, Peru, Australia and Poland, with the USA and Canada also hosting large reserves. Major producing projects include KGHM Polska Miedz (a primary copper mine in Poland), Penasquito (a primary gold project in Mexico), Spence (a primary copper project in Chile), Escobal (a silver mine in Guatemala) and Kazzinc (a primary zinc mine in Kazakhstan), among others (S&P Global Market Intelligence, Accessed 2022).

Industrial scrap supplies the global silver recycling market, which increased to an eight-year high of 173Moz (2021) (Silverinstitute.org, Accessed 2022).

The silver market was in deficit in 2021, with total supply at 997Moz (Energy and Metals Consensus Forecasts, Consensus Economics, June 2022).

16.2.3Global Consumption and Demand
Demand for silver is from the jewellery market as well as industrial demand, where it is used in the manufacture of electronics and solar power generation. Demand for silver was estimated at 1,049Moz in 2021, increasing from 880Moz in 2020 (Energy and Metals Consensus Forecasts, Consensus Economics, June 2022).

Industrial fabrication increased by 9% in the year, given resumed operations and business with the recovery from COVID-19, and demand from consumer electrics, 5G infrastructure, inventory in supply, and application in photovoltaics (Silverinstitute.org, Accessed 2022).

Demand for silver in jewellery and silverware increased by 21% in 2021 to 181.4Moz, as a result of increased consumption and increased fabrication and rebuilding of stock. India drives silver jewellery demand, which exhibited a 45% increase to 58.7Moz. Demand from Thailand (24.8Moz), Italy (20.4Moz) and the US (13.2Moz) was also noteworthy. Consumption in silverware was driven by India, with 24.4Moz (Silverinstitute.org, Accessed 2022).

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Figure 16-3: Graph of Annual Silver Price History – USD/oz

35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
Silver Price (USD/oz)
2016/01
2017/01
2018/01
2019/01
2020/01
2021/01
2022/01
Year / Month
Silver Price (USD/oz)

Figure 16-4: Graph of Consensus View of Forecast Silver Price

Silver Price (USD/oz)
30.00
28.00
26.00
24.00
22.00
20.00
18.00
16.00
14.00
12.00
10.00
FY2023
FY2024
FY2025
FY2026
FY2027
FY2028
FY2029
FY2030
Year
Min (USD/oz)
Max (USD/oz)
Mean (USD/oz)
Harmony Forecast (USD/oz)

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16.2.4Silver Price
16.2.4.1Historical
The six year silver price history is graphically presented in Figure 16-3. The spot price of silver decreased to trade an USD21.50/oz, reaching a more than one year low on 29 September 2021. The US Federal Reserve Bank indicated that they could start tightening monetary policy measures soon, which cause the USD index to reach a ten month high and reduce the appeal of silver for other currency holders.

The previous average silver prices for the last three years are presented in Table 16-1.

16.2.4.2Forecast
The sliver price appears to be retreating towards historical levels reaching an 11-month low after an escalated period from July 2020-April 2022, driven by monetary policy, fears of a recession and USD strength. However, price declines for precious metals are expected to be moderated by uncertainty in the macroeconomic environment, given that silver remains a hedge against inflation (Consensus price forecasts – Gloomy economy weighs on prices, S&P Global Market Intelligence, 2022). The near and medium-term mean price outlook for silver does not decline below USD20.0/oz until 2030.

This silver forecast price consensus from various sources is provided in Table 16-2 and whilst the S&P Global Market Intelligence view is graphically portrayed in Figure 16-4. Harmony has adopted USD22.35/oz for its long term silver price.

Table 16-2: Silver Price Consensus Forecast

Source	Unit	2022	2023	2024
World Bank: Development Prospects Group	USD/oz	24.80	24.40	24.00
CIBC	USD/oz	31.00
TD Economics	USD/oz	23.38	22.69
Scotiabank	USD/oz	25.00	23.00
BMO Capital Markets	USD/oz	25.00
S&P Global	USD/oz	25.58	24.26	23.24

16.3Commentary on Market Studies
The factors which affect the global gold market are well-documented as are the elements which influence the daily gold price. The gold price recorded all-time highs during both 2020 and 2022, and although it has since moderated and retracted, the price remains well above the 5-year historical average.

The positive outlook for gold will likely be sustained. Key headwinds for gold are interest rate hikes, currently at near historically low levels, but continued geopolitical risk and underperformance of stocks and bonds will support gold (Gold Mid-Year Outlook 2022, Gold.org, Accessed 2022). The gold price has experienced weaker momentum in Q2 2022, but stabilised. The gold market is expected to remain supported, and prices elevated for the balance of the financial year running into FY2023.

The sliver price appears to be retreating towards historical levels reaching an 11-month low after an escalated period from July 2020-April 2022, driven by monetary policy, fears of a recession and US Dollar strength. However, price declines for precious metals are expected to be moderated by uncertainty in the macroeconomic environment, given that silver remains a hedge against inflation (Consensus price forecasts – Gloomy economy weighs on prices, S&P Global Market Intelligence, 2022). The current silver price of USD 20.42/oz (30.06.22) is aligned with the historical three-year average.

The near and medium-term mean price outlook for silver does not decline below USD 20.0/oz until 2030, where the price will not retreat much beyond historical levels in the near term. The mean price outlook for 2023 is USD 22.69/oz.

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16.4Material Contracts
Harmony has contractual vendor agreements with various service providers and suppliers. A list of the most significant of these contracts, by value, which are currently in place to support mining operations are presented in Table 16-3. All of the listed contracts are currently valid and in good standing. Terms, rates and charges of contracts are considered consistent with industry norms. Contract management processes are in place and resourced so that contracts re-tendered and/or renewed as they approach expiry.

Table 16-3: Hidden Valley Material Contracts

Vendor Name	Nature of Service /Supply
Puma Energy PNG Ltd	Supply of Diesel Fuel
Hidden Valley Contractors	Mining Services
Pacific Cargo Transport Ltd	Logistics Services - Transport of Goods
Komatsu Australia Pty Ltd	FPA supply of Komatsu spares
Orica Australia Pty Ltd	FPA Supply of Cyanide
Nkw Holdings Ltd	Catering & Camp Services
Hevilift Aviation Ltd	Fixed & Rotary Wing - Aviation

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17Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Section 229.601(b)(96) (17) (i-vii)
An extensive baseline of environmental, social and cultural heritage studies were used to inform the Hidden Valley Mine EIS. Over the life of the mine to date, these studies have been supplemented by additional investigations and an extensive data collection regime which are used to assess potential environmental risks, potential impacts from the mine and to monitor the mine’s performance.

17.1Results of Environmental Studies
The Hidden Valley Mine EIS presented the findings of the various baseline studies conducted prior to 2004 and evaluated potential environmental, social and cultural heritage impacts associated with the development of the mine. The EIS also set out proposed management measures to address any adverse impacts. The EIS was subject to a public consultation and review phase as prescribed by the Sections 51 and 55 of the Environment Act 2000.

Since the construction of the mine, additional technical investigations have been undertaken to inform and support changes to the mine plan and surface infrastructure configuration and to address identified risks and impacts. An extensive monitoring program is in effect as defined by the Hidden Valley Mine Environmental Management Plan (2021 – 2024). The results of any such studies and the monitoring program are communicated annually to CEPA via the Hidden Valley Mine Annual Environmental Report.

17.2Waste and Tailings Disposal, Monitoring & Water Management
Details on waste rock management and tailings disposal are provided in Section 15.1.1 and 15.1.2. The mining operation directly interacts with the Upper Watut River catchment and consequently an extensive monitoring program is in effect to measure the water quality of the Upper Watut River and adjoining tributaries. This is conducted in accordance with the requirements of the Hidden Valley Environmental Management Plan (2021 – 2024) (Section 17. 3), with some exceptions in the 2020-21 period on account of the COVID-19 pandemic.

Water quality monitoring data is an indicator of potential impacts to the environment and the performance of the Hidden Valley Mine. It should however be noted that many other natural and anthropogenic factors also contribute to the chemical composition of the water at the Environment Permit compliance point including landslips, artisanal mining and agriculture.

Condition 28 of Environment Permit EP-L3(578) requires that the discharge of waste water from the mine site must not cause the water quality outside the boundary of the mixing zone to exceed environment permit limits (criteria) for fresh Water Quality Criteria (“WQC”). The mixing zone boundary (compliance point) is located at Nauti village approximately 18km downstream of the mine site.

Water quality monitoring at the Nauti compliance point for the previous regulatory reporting period (calendar year 2021) demonstrated that concentrations were less than environment permit WQC and generally within historical ranges for most parameters, with the exception of dissolved manganese. Minor exceedances of the permit criteria of 0.5mg/L have been intermittently recorded since the second half of 2019. Investigations by Morobe Consolidated Goldfield’s Limited and independent consultants have determined that the Western Sector and Neikwiye Dumps are the primary point sources of soluble manganese to the river. Manganese at levels currently detected in the river is unlikely to cause any significant impact to the river system given that recorded concentrations remain well below (conservative) international ecosystem protection guidelines. Investigations are ongoing to evaluate the most effective response and control measures to address these low-level non-compliances. No other dissolved metal concentrations are at risk of non-compliance with the environment permit WQC.

Monitoring of seepage from the tailings storage facility (at both the main and saddle dams) is also conducted in accordance with the EMP. Seepage chemistry does not have a significant impact on the water quality at the boundary of the mixing zone.

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17.3Permitting and Licences
Hidden Valley operates within Mining Lease, ML151, registered in the name of Morobe Consolidated Goldfields Limited which is valid until 2030 (Table 3-1).

In accordance with the PNG Environment Act 2000, an Environmental Impact Statement (“EIS”) was submitted to the Department of Environment and Conservation (now CEPA) in February 2004. The EIS was approved in January 2005 and Waste Discharge and Water Extraction permits issued. In October 2017, these permits were amalgamated as Environment Permit EP-L3(578).

In December 2020, Morobe Consolidated Goldfields Limited submitted an application to CEPA for a minor amendment to Environment Permit (EP-L3(578) in support of the Stage 8 expansion, in accordance with the Environment (Prescribed Activities) Regulation 2002. An amendment to Environment Permit (EP-L3(578) was issued by CEPA in March 2021

The mine presently operates in accordance with the 41 conditions prescribed by Environment Permit (EP-L3(578)) which will expire on 29 March 2030. The existing environmental and tenure permits and licences are summarised in the approvals register in Table 17-1.

Table 17-1: Approvals Register

Permit / Licence	Status
Mining Lease	ML151 current. Amended 25 May 2021. Expiry 3 March 2030.
Lease for Mining Purpose	LMP80 current. Amended 25 May 2021. Expiry 3 March 2030.
Mining Easement	ME82 current. Amended 25 May 2021. Expiry 3 March 2030.
Environment Permit EP-L3 (578)	Awarded October 2017. Amended March 2021. Expires March 2030.
EIS	Approved January 2005.

In accordance with Environment Permit EP-L3(578) condition 4, Morobe Consolidated Goldfields Limited reviews and updates its Hidden Valley Environmental Management Plan (“EMP”) every three years. The most recent iteration of the EMP (2021-2024) was submitted to CEPA for approval in March 2021.

A detailed environmental monitoring program is defined in the EMP which includes water, sediment and air quality monitoring, hydrological studies, land clearance assessment and aquatic biota studies. Water quality monitoring within the major tributaries of the Watut and Bulolo Rivers forms a critical component of the monitoring program to identify potential impacts on the downstream environment as a result of the mining operation.

Results of the monitoring program are communicated to CEPA annually through the operation’s Annual Environment Report, satisfying condition 40 of Environment Permit EP-L3(578).

17.3.1Memorandum of Agreement with Government of PNG
A Memorandum of Agreement (“MOA”) relating to the Hidden Valley Project was officially signed between Independent State of PNG, Morobe Provincial Government, Morobe Consolidated Goldfields, Nakuwi Landowner Association., Wau Rural Local Level Government, Watut Rural Local Level Government and Wau Bulolo Urban Local level Government on 5 August 2005.

The agreement sets out the intent as follows:
•State grants the mining lease 151 to MCG to operate the mine;
•mining project should proceed for the common benefit of stakeholders, inclusive of MCG, People of PNG, Morobe Province, Bulolo and Wau district and the Project landowners; and
•MCG, State, Province, district, LLG and Landowners agreed to a number of matters that are captured in an enduring agreement that is reviewed from time to time by the parties through a formal process co-ordinated by the state authority (Mineral Resources Authority, referred to as MRA).

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17.4Local Stakeholder Plans and Agreements
The Hidden Valley Memorandum of Agreement (“MOA”) provides for preferential employment, training and business opportunities. Morobe Consolidated has compensation agreements with landowners of ML151 and ME 82 communities.
The Community Affairs Team has Annual Engagement plans that the team uses to inform landowners and key stakeholders including Government at all levels about the operations of the Mine on a quarterly basis.

Bulolo District (inclusive of Wau) has a five year plan for the district that links the District and various LLGs to Morobe Provincial Plan. Other development plans in the District are supposed to link to the District Plan.

The parties note that under the current 2022 elections, the Wau district has been granted its separate electorate and it is yet to be clarified/determined how this would operate within or independently of the Bulolo district.

The Morobe Provincial Government currently has an independent agreement in place with the Bulolo district on the distribution of royalty payments

17.5Mine Closure Plans
EP-L3(578) requires that the company submit a detailed Rehabilitation and Mine Closure Plan for approval by the government five years prior to the completion of commercial production. Under the previous life of mine plan, mining of Stages 5, 6 and 7 was due to be completed in 2024 and accordingly, a Mine Closure Plan was prepared and submitted to the government in June 2019.

In November 2020, Morobe Consolidated submitted a revised plan to CEPA and the MRA to reflect updated socioeconomic closure objectives and criteria. This 2020 Rehabilitation and Mine Closure Plan (“RMCP”) superseded the 2019 plan and constituted an update to the Conceptual Closure Plan as contemplated by Clause 32 of the Hidden Valley Gold Project Memorandum of Agreement.

In May 2021, the Mining Minister granted an extension of Mining Lease ML151 to underpin the Stage 8 life of mine plan. This represents a departure to the mine plan (including configuration and liabilities) reflected in the 2020 RMCP and consequently, a further update to the plan was lodged with the State of PNG in March 2022. Approval of a final RMCP is stipulated in Clause (v) of the tenement extension of term approval conditions and will be required two years prior to the end of operations.

Mine closure cost estimates have been maintained since 2009 and are updated annually via internal and external reviews. In 2021, Tetra Tech prepared a closure cost model for the Hidden Valley Mine to inform short-term closure (unplanned closure) and life of mine closure (at the end of Stage 8) cost scenarios. The closure cost as at 30 June 2022, was calculated to be AUD120m including a 10% contingency allowance.

17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups
Morobe Consolidated Goldfields through its Environment Team submits annual reports to the CEPA. Per the information presented in Section 17.2, low-level exceedances of dissolved manganese have been recorded at the environment permit compliance point since 2019. Laboratory and field testing programs remain in progress to define the most effective methods to improve the geochemical performance of the operation’s waste rock dumps and inform plans for the closure of these landforms. Findings from these investigations and any remedial actions proposed will be communicated to CEPA.

Key stakeholders to the HV MOA are updated on regular basis through various forums.

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17.7Local Procurement and Hiring
Harmony’s supplier spend per geographical location is as follows:
•in Morobe – 15%;
•in Nauti, Kuembu and Winima 14%;
•outside of Morobe 38%;
•outside of PNG (Australia) 26%; and
•outside of PNG (global, excluding Australia) 7% hiring.

For businesses, under Business Development Plan (HV MOA), the National Government through Department of Trade, Commerce and Industry, undertakes to ensure that preference is given by MCG, on commercial terms generally available and subject to proven expertise, to the NAKUWI Landowners (currently under the investment arms namely, NKW Holding Limited. NKW has its shareholders as Winima Investment Limited, Kuembu Investment Limited and Winima Investment Limited. There are other landowner companies from the impacted communities that we contract with to ensure the above distribution of suppliers and other Landowner companies benefit from the mine operations.

In respect of employment and training, the National Government through the Department of Labour and Industrial Relations ensure that MCG complies and implements the three year Employment and Training Plan. A preference is given in training and employment opportunities during the life of the Project, firstly to Landowners, secondly to people from the related districts, thirdly to other areas of Morobe and fourthly to other Papua New Guineans. Should we still be unable to secure the appropriate resources we would then recruit international resources to perform roles and to train and develop local skills.

Harmony’s current employment numbers have met with the intent of the MOA in respect of the local communities and geographical areas are as follows:
•Tier 1 Employees (Landowner Communities) - 17%
•Tier 2 in Bulolo District – 27%;
•Tier 3 in Morobe Province - 11%;
•Tier 4 Outside of Morobe, within PNG 41%. Current data indicates that 48% of these individuals live in Morobe Province; and
•Tier 5 Outside of PNG (Australia) 4%.

17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
As described above, an array of technical studies remain in progress to support advances in mine closure planning. The outcomes of these work programs will inform the Final RMCP, the approval of which by the State of PNG will be supported by extensive closure-specific stakeholder engagement programs.

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18Capital and Operating Costs
Section 229.601(b)(96) (18) (i-ii)
Capital and operating cost estimates are based on current contract values along with historical costs informed by current economic assumptions. The site current and budgeted LOM provides the basis of analysis in performing current valuation outcomes. The Capital and Operating costs are aligned to the underlying mine plan which dictates material volumes and the equipment and manning required to deliver these outcomes.

18.1Capital Costs
Capital costs are predominately related to ongoing TSF construction and heavy equipment replacement both of which are considered sustaining capital spend. The TSF construction is predominately an earthworks project with required engineering to ensure correct TSF construction practice. Heavy equipment replacement is based replacing and expanding current equipment levels where applicable to achieve the mining plan. Costs are built up off significant history or current market-based quotations.

The capital costs estimates are presented in Table 18-1.

Table 18-1: Summary of LOM Capital Cost Estimate for Hidden Valley

Area	USDm
Tailings Storage Facility 1	24
Tailings Storage Facility 2	44
Mobile Fleet Replacements	39
Fixed Plant Sustaining	14
Other Sustaining	3
Total LOM Capital Cost	124

Closure costs are included as part of capital with estimated costs spread out over five years from one year before closure (landforms on waste dumps) till three years after closure (allowance for settling in TSF before capping), along with ongoing care and maintenance allowances.

18.2Operating Costs
The site current and budgeted LOM operating costs are used as a basis for zero based informed cost outcomes. Significant data gathering and market trends are applied at the time of valuation to inform the overall operating costs. Ongoing review of operating costs ensure all future forecasts and budgets are informed based on current market conditions.

The operating cost estimates are presented in Table 18-2.

Labour costs are significant with over 1,500 employees plus contractors onsite. Fuel usage by mining equipment is also a significant expense. These costs in order of value are closely followed by reagents and consumables used in processing the ore to silver / gold doré product.

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Table 18-2: Summary of Operating Cost Estimates for Hidden Valley

Operating Cost Element	USDm
Mining Open Pit
Mining cost	127.49
Geology / Technical Services	34.98
Mobile Fleet and Light Vehicles Maintenance	178.52
Subtotal Mining Cost	340.99
Treatment Cost
Processing (including maintenance)	228.02
Power cost	108.29
Overland Conveyor and Crusher	45.19
Subtotal Treatment	381.49
Site Support Services
Camp Services	33.68
Commercial	31.96
Logistics	63.52
Other services (HR, IT, etc)	133.15
Obsolete stock	2.74
Royalties	40.52
Concentrate freight	5.95
Subtotal Site Support Services	311.54
Total	1,034.02
Notes: Total is inclusive of cost allocations for deferred stripping activities.

18.3Comment on Capital and Operating Costs
The QP notes that the operating and capital cost are well known from greater than ten years of operations and maintenance records. Cost control on the site is good and there is a high confidence around the cost estimates.

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19Economic Analysis
Section 229.601(b)(96) (19) (i-iv)
This economic analysis includes forward-looking statements. Forward-looking statements are based on current market-based assumptions as detailed below. The Hidden Valley mine has a remaining life of five years. With annualised production of 180koz Au and 2Moz Ag the operation remains well placed to continue delivering significant positive cashflows to the Harmony group. The mine delivers competitive Margin and cashflow over the remaining life of the project with further options to extend mine life being considered.

The country risk is considered well known, and Harmony has operated in PNG for over ten years.

The gold and silver market are well established, and the current sale contracts are assumed to continue. Forecast consensus gold and silver price estimates remain favourable to future value.

There may be other factors that could cause actual results or events not to be as anticipated, and many events are beyond the reasonable control of Harmony. Readers are cautioned not to place undue reliance on forward looking statements.

19.1Key Economic Assumptions and Parameters
Key economic assumptions are provided to the Harmony Group each year based on consensus analysis and informed by valuation guidelines. These assumptions are used to model the Hidden Valley operation. Hidden Valley was valued using a discounted cash flow (“DCF”) approach. Estimates were prepared for all the individual elements of cash revenue and cash expenditures.

The resulting net annual cash flows are discounted back to 1 July 2021. A discount rate of 8.5% was used.

19.1.1Metallurgical Recoveries
Over the LOM, silver recoveries will average 71.4% and gold recoveries will average 84.7%.

19.1.2Metal Prices
The proposed gold price (USD1,546/oz) is the price that is used by Harmony for the Hidden Valley annual planning cycle and forms the basis for the gold price assumptions used in the Hidden cash flow. The reader is referred to Figure 16-2 for the consensus forecast gold price.

The proposed silver price (USD22.35/oz) is the price that is used by Harmony for the Hidden Valley annual planning cycle and forms the basis for the silver price assumptions used in the Hidden cash flow. The reader is referred to Figure 16-3 and Table 16-2 for the consensus forecast silver price. (

19.1.3Exchange Rate
The exchange rate assumptions are as follows:
•USD : AusD = 0.72; and
•AusD : PGK = 3.50.

19.1.4Royalties
Royalty provisions in the financial model include:
•royalty paid to PNG government = 2% of revenue;
•equity payment to local landowners = 0.25% of revenue; and
•production levy paid to PNG government = 0.25% of revenue.

19.1.5Working Capital
The cash flow model includes an allowance of 21 days for accounts receivable and 30 days for accounts payable.

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19.1.6Taxes
Company taxation rate in PNG is 30%. Currently Hidden Valley operation is not in a tax paying position due to previous losses. The operation is subject to Goods and Services Tax (“GST”) along with various other taxation arrangements. Hidden Valley is 100% compliant with all PNG related taxes with significant cashflow remitted to the PNG government over the life of the project to date.

19.1.7Closure Costs and Salvage Value
Conceptual mine closure costs are based on an estimated total closure cost for the operation consisting of an annual spend during operations and a final closure cost incurred over the final five years (Table 17-2). Closure plans are reviewed and updated each year. No account has been taken of any potential salvage values.

19.1.8Inflation
No inflation factors have been applied to the operations valuation. All figures are presented in real terms.

19.1.9Summary
In summary, the key financial metrics is presented in Table 19-1.

Table 19-1: Key Financial Metrics

Area	Units	Value
LOM	Years	5.00
Total material moved	kt	117,395
Total waste mined	kt	102,204
Total ore mined	kt	15,192
Total ore processed	kt	19,105
Au grade (recovered)	g/t	1.45
Ag grade (recovered)	g/t	15.59
Au metal produced	koz	892
Ag metal produced	koz	9,577
Au metal produced	koz/a average	892
Ag metal produced	koz/a average	9,577
Total sustaining capital	USDm real	124
Total operating cost (including deferred stripping cost)	USD/t ore milled LOM	54
Other cash items (lease payments, silver hedge, etc)	USD/t ore milled LOM	2

19.2Economic Analysis
The Hidden Valley LOM represents five more years of mine life culminating in FY27. Hidden Valley is well positioned to take advantage of spot market gold and silver prices. Future extensions to mine life will be considered based on risk and economic valuation. Harmony remains committed to PNG mining with ongoing negotiations in developing the world class Wafi Golpu deposit. The strategy of having a profitable operating mine in PNG in the lead up to the Wafi Golpu development has been key and helps underpin future success for both operations.

The cash flow is presented in Table 19-2.

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Table 19-2: Cash Flow for Hidden Valley

Item	Units	Total LOM	FY2023	FY2024	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030
Operating Summary
Ore Processed	kt	19,105	4,020	4,005	4,043	4,020	3,017
Gold Grade - Milled	g/t	1.66	1.56	1.46	1.80	1.93	1.47
Silver Grade - Milled	g/t	21.89	31.48	20.84	24.36	18.59	15.16
Metal Production
Gold Production	koz	892	174	163	207	222	125
Silver Production	koz	9,577	2,962	1,824	2,270	1,608	913
Cash Flow Summary
Gross Revenue	USDm	1,588	334	292	370	380	213
Operating cost (including deferred stripping cost)	USDm	-1,034	-267	-247	-231	-199	-90
Other cash items (lease payments, silver hedge, etc)	USDm	-34	-13	-7	-8	-4	-2
Capital	USDm	-124	-46	-38	-19	-14	-8
Closure cost	USDm	-84	0	0	0	0	-17	-34	-34
Free Cash Flow	USDm	312	8	0	112	163	96	-34	-34
NPV - (low discount rate - 9%)	@9%	233.8
NPV - (medium discount rate - 12%)	@12%	213.2
NPV - (high discount rate - 15%)	@15%	194.8

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19.3Sensitivity Analysis
A sensitivity analysis was performed on the gold price, gold production and on total operating costs (Table 19-2, Table 19-3 and Table 19-4). The Hidden Valley NPV is most sensitive to changes in the gold price and gold grade, and least sensitive to changes in operating costs.

Table 19-3: Gold Price Sensitivity Analysis

Sensitivity (%)	Gold Production (oz)	Gold Price (USD/oz)	Revenue (USDm)	Operating Cost (USDm)	Profit / Loss (USDm)	NPV (USDm)
10%	891,519	1,701	1,511,997	1,038	447	339
5%	891,519	1,623	1,443,083	1,036	380	286
LOM plan	891,519	1,546	1,374,168	1,034	313	234
-5%	891,519	1,469	1,305,254	1,032	245	181
-10%	891,519	1,391	1,236,340	1,031	178	129

Table 19-4: Production Sensitivity Analysis

Sensitivity (%)	Gold Production (oz)	Gold Price (USD/oz)	Revenue (USDm)	Operating Cost (USDm)	Profit / Loss (USDm)	NPV (USDm)
10%	980,671	1,546	1,511,997	1,038	447	339
5%	936,095	1,546	1,443,083	1,036	380	286
LOM plan	891,519	1,546	1,374,168	1,034	313	234
-5%	846,943	1,546	1,305,254	1,032	245	181
-10%	802,367	1,546	1,236,340	1,031	178	129

Table 19-5: Total Operating Cost Sensitivity Analysis

Sensitivity (%)	Gold Production (oz)	Gold Price (USD/oz)	Revenue (USDm)	Operating Cost (USDm)	Profit / Loss (USDm)	NPV (USDm)
10%	891,519	1,546	1,374,168	1,137	209	151
5%	891,519	1,546	1,374,168	1,086	261	192
LOM plan	891,519	1,546	1,374,168	1,034	313	234
-5%	891,519	1,546	1,374,168	982	364	275
-10%	891,519	1,546	1,374,168	931	416	317

19.4QP Comments
The QP notes:
•the country risk is considered well known, and Harmony has operated in PNG for over ten years;
•the gold and silver market are well established, and the current sale contracts are assumed to continue. Forecast consensus gold and silver price estimates remain favourable to future value;
•the economic analysis is presented on a 100% basis and Harmony holds a 100% interest in the Hidden Valley;
•the IRR cannot be calculated due to ongoing positive cashflows. The projected NPV is USD291m; and
•Hidden Valley is most sensitive to changes in the gold price and gold grades.

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20Adjacent properties
Section 229.601(b)(96) (20) (i-iv)
There are no significant adjacent mining properties to Hidden Valley. The closest operation is the Edie Creek mining operation several kilometres to the north of Hidden Valley. This operation is a small scale gravity alluvial wash / oxide gold operation.

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21Other Relevant Data and Information
Section 229.601(b)(96) (21)
There is no other relevant data and information.

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22Interpretation and Conclusions
Section 229.601(b)(96) (22)
The QPs note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this TRS.

22.1Mineral Tenure
There are no known legal proceedings currently impacting the site, nor are any foreseen that might impact the operation going forward.

22.2Geology and Mineralisation
In the opinion of the QP the understanding of the HVK deposit settings, lithologies, mineralisation, and geological, structural, and alteration controls on mineralisation is sufficient to support the estimation of Mineral Resources.

22.3Exploration, Drilling and Analytical Data Collection in Support of Mineral Resource Estimation
In the opinion of the QP, the quantity and quality of the logged geological data, collar, and downhole survey data collected in the exploration and infill drill programmes are sufficient to support Mineral Resource and Mineral Reserve estimation and mine planning for Hidden Valley as follows:
•core logging meets industry norms for gold and silver exploration;
•there is no relationship between RQD results and gold grades;
•collar surveys were performed using industry-standard instrumentation at the time the drill programme was conducted;
•downhole surveys were performed using industry-standard instrumentation at the time the drill programme was conducted;
•recovery data from core drill programmes are acceptable;
•there is no relationship between core recovery and grade results;
•geotechnical logging of drill core meets industry standards for planned caving operations;
•drill orientations are generally appropriate for the mineralisation style and the orientation of mineralisation for the bulk of the deposit areas;
•the drilling patterns provide adequate sampling of the gold and silver mineralisation for the purpose of estimating Mineral Resources and Mineral Reserves; and
•sampling is representative of the gold and silver grades in the deposit areas, reflecting areas of higher and lower grades.
In the QP’s opinion, no material factors were identified with the data collected from the drilling programmes that could significantly affect Mineral Resource or Mineral Reserve estimation for Hidden Valley.

In the opinion of the QP, the sample preparation, analysis, and security practices, data collection, and quality are acceptable, meet industry-standard practices, and are sufficient to support Mineral Resource and Mineral Reserve estimation and mine planning purposes, based on the following:
•sampling intervals have remained fairly constant through the various exploration campaigns, and all have been equal to or less than 2m. There is no relationship between sample length and grade results;
•sample preparation for core and RC samples has followed a similar procedure since Harmony acquired Hidden Valley in 2008. This represents 64% of the drill hole meterage used in the current Mineral Resource estimate. The preparation procedure was in line with industry-standard methods;
•a sampling and sample preparation heterogeneity review was undertaken in the late 1990s, and the recommendations were implemented;

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•analytical methods for core and RC samples used similar procedures. The analytical procedures were in line with industry-standard methods;
•Harmony has used a QA/QC programme comprising blanks, SRM and duplicate samples since 2008. This represents 64% of the drill hole meterage used in the current Mineral Resource estimate. QA/QC submission rates were typical for the programme at the time the data were collected. Evaluations of the QA/QC data did not indicate any significant problems with the analytical programmes, therefore the gold and silver analyses from the core and RC drilling were suitable for inclusion in Mineral Resource estimation;
•verification was performed on all digitally collected data on upload to the main database and included checks on assay data. The checks were appropriate and consistent with industry standards;
•sample security has relied upon the fact that the samples were always attended to or locked in the on-site sample preparation facility. Chain-of-custody procedures consist of filling out sample submittal forms that are sent to the laboratory with sample shipments to make certain that all samples were received by the laboratory; and
•sample storage procedures and storage areas are consistent with industry norms.
22.4Mineral Processing and Metallurgical Testing
Hidden Valley is a going concern with ten years operational experience. The processing plant can be fined tuned based upon production and metallurgical history.

Harmony and previous owners have conducted extensive metallurgical testwork programmes over the years and process flowsheets have been developed for the treatment of the Hamata, Hidden Valley and Kaveroi ore deposits. These ore deposits were broadly classified into oxide, transition and primary ore types, which were subsequently metallurgically tested and evaluated.

Test work has been recorded and reported and covered both Hamata and Hidden Valley Kaveroi deposits.

22.5Mineral Resource Estimates
The QP is of the opinion that Mineral Resources were estimated using industry-accepted practices and conform to the SAMREC Code. The Mineral Resources have also been reported in accordance with the S-K 1300 guidelines.

The block model has generated an acceptable model and resulted in a minor correction to the gold grades. This updated model does not result in a significant update to the Mineral Resource; rather, it incorporates additional data into the estimate and attempts to better model the model's internal variability.

The modelling process has been reviewed both internally and externally have found the process robust. Implementing the recommendations have improved the robustness of the model and the external audits have all recommended the model as fit for use, and there are no significant issues with the estimate.

There are no other environmental, legal, title, taxation, socio-economic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this TRS.

22.6Mineral Reserve Estimates
The QP is of the opinion that Mineral Reserves were estimated using industry-accepted practices and conform to the SAMREC and S-K 1300 requirements. Mineral Reserves are based on open pit mining assumptions.

The Mineral Reserves are acceptable to support mine planning. There are no other environmental, legal, title, taxation, socio-economic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Reserves that are not discussed in this Report.

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22.7Mine Plan
Hidden Valley mining is completed by conventional truck and excavator methods. Material is grade controlled through ore benches using RC drilling and sampling methods with samples analysed on-site with analysed results fed into the mining model. This is followed by production drill and blasting using standard hammer drilling with downhole and bench services provided by Maxam blasting services. Mining is then completed by a fleet of five Komatsu excavators and 85t rear dump trucks for load and haulage to engineered waste dumps or ROM stockpiles.

The mining method is appropriate to the dimension and mineralisation associated with the orebody, and the LOM is achievable based on the parameters presented

22.8Processing
The QP notes:
•the plant has been operational since 2009 and generally meets its design criteria;
•the plant uses conventional designs and equipment (other than the pipe conveyor); and
•the technology associated with the ore processing is an industry standard for this style of deposit.

22.9Infrastructure
The QP notes that Hidden Valley is an operating mine and as such has the necessary infrastructure to support the LOM plan; The LOM budget allows for operating cost and sustaining capital sufficient to meet the operating criteria of the plant.

22.10Environmental, Permitting and Social Considerations
In compliance with HV MOA, MCGL submits compliance reports to CEPA through the Environment Department. These are also communicated from time to time to Landowner Association, Landowners, Provincial Government, Local Level Governments and local communities through Community Affairs Stakeholder meetings or through similar meetings with all stakeholders.

CEPA and MPG under the MOA are also required to monitor and assess the impact of the Project on communities downstream.

Under the MOA, Royalties is also paid to Highway and River communities.

An array of technical studies are in progress to support advances in mine closure planning. The outcomes of these work programs will inform the Final RMCP, the approval of which by the State of PNG will be supported by extensive closure-specific stakeholder engagement programs.

22.11Markets
The QP is of the opinion that the marketing and commodity price information is suitable to be used in the cash flow evaluations supporting Mineral Reserve estimates.

22.12Capital and Operating Cost Estimates
The QP notes that the operating and capital cost are well known from +10 years of operations and maintenance records. Cost control on the site is good and there is a high confidence around the cost estimates.

22.13Economic Analysis
The QP notes:
•the economic analysis is presented on a 100% basis and Harmony holds a 100% interest in the Hidden Valley;
•the IRR cannot be calculated due to ongoing positive cashflows. The projected NPV is USD291m at a 9% discount rate; and

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•the Hidden Valley NPV is most sensitive to changes in the gold price and gold grade, and least sensitive to changes in operating costs.

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23Recommendations
Section 229.601(b)(96) (23)
The mine is in operation and a suitable budget needs to be re-evaluated annually to extract the Mineral Reserves as declared.

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24References
Section 229.601(b)(96) (24)
Abelle Limited, 2003. Hidden Valley Project Feasibility Study, Section 3 Geology. Unpublished Internal Report.
Adams, P., 1998, Annual Report for EL677 (Kuper Range); 18th February 1997 to 17th February, 1998. Morobe Consolidated Goldfields.

Abzalov, M., 2006. Localised uniform conditioning (LUC): A new approach for direct modelling of small blocks, in Mathematical Geology (The International Association for Mathematical Geology).

ALS, 2018. Quantitative Automated Mineralogical Analysis conducted on Six Gold Samples from the Metallurgical Test Work & Optimisation – Hidden Valley Stage 5 Mining Development for Morobe Consolidated Goldfields Limited. Mineralogy Report MIN3208. MCG Internal Report.

Berry, M., De Vitry, C., Dorricott, M, and Pilkington, M., 2019, Hidden Valley Operations; 2019 Mineral Resource and Mineral Reserve Review. Derisk report P1819-24. Internal unpublished MCGL report. 39pp.

Bodorkos, S., Sheppard, S., Saroa, D., Tsiperau, C.U. & Sircombe, K.N., 2013. New SHRIMP U-Pb zircon ages from the Wau-Bulolo region, Papua New Guinea. Geoscience Australia Record 2013/25; Mineral Resources Authority, Papua New Guinea, Technical Note TN 2013/05. Geoscience Australia, Canberra.

Consensus Economics Inc. (2022, June 20). Consensus Economics. Energy and Metals Consensus Forecasts.
Davies, HL., and Jaques, AL., 1984. Emplacement of ophiolite in Papua New Guinea, Geological Society of London Special Publication 13, 341-350.

Derisk, 2019. External 3rd Party Review: “P1819-24 MCGL HVO 2019 review Final”, August 2019, Derisk Audit of HVO EOFY19 resources and reserves.

Dow, DB., Smit, AJ., and Page, RW., 1974. 1:250 000 Geological Series Explanatory Notes, WAU, Papua New Guinea.
Geological Survey of Papua New Guinea.

Gleeson, E. 2016. Technical Review of Hidden Valley, AMC report 315019_2.Unppublished internal Harmony Report. 65pp.

Gray, D., 2010, Structural Geology Review, Hidden Valley Gold Mine, PNG. Unpublished internal HVJV report. 69pp.

Gossage, B, 2012. Hidden Valley Kaveroi Project, Grade Estimation Study. ERGM Consulting. 84 pages.

HGSE Asia, 2019. Memorandum: “HGSEAsia - Planning Parameters - FY2020.v2”, HGSEAsia Memorandum, April 2020. Updated Metal Price assumptions for Resources and Reserves.

Hoppe, F.E.P. 1999, Structural Interpretation of the hidden valley and kaveroi gold and silver deposits from the structural measurements in drill core. Morobe Consolidated Goldfield(Pty)Ltd. MCG.60.30 (MGC199).

https://www.gold.org/goldhub/data/gold-prices. Accessed 22 July 2022.

https://www.nasdaq.com/market-activity/commodities/si%3acmx/historical. Accessed 24 September 2021.

https://www.silverinstitute.org/Silverinstitute.org. Accessed 02 August 2022.

Joint Ore Reserves Committee (JORC) of the Australian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Mineral Council of Australia, December 2004. Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (The JORC Code)

Kentwell, D., 2016. Hidden Valley 2016 Resource Review, Morobe Mining Limited – Hidden Valley Services Limited. Internal SRK report for HVJV. pp43.

LBMA, distributed by Refinitive, retrieved from S&P Global Market Intelligence.

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Little, TA., Hacker., BR., Gordon, SM., Baldwin, SL., Fitzgerald, PG., Ellis, S and Korchinski, M., 2011. Diapiric exhumation of Earth’s youngest (UHP) eclogites in the gneiss domes of the D’Entrecasteaux Islands, Papua New Guinea. Tectonophysics v. 510., pp. 39-68.
Lowenstein, P.L., 1982. Economic geology of the Morobe Goldfield. Papua New Guinea. Geological Survey. Memoir, 9.

Nelson, R.W., Bartram, JA and Christie, MH., 1990. Hidden Valley gold-silver deposit, in Geol of the min deps of Australia and PNG (ED; F Hughes), pp 1773-1776. The Australasian Institute of Mining and Metallurgy.
Onley, P.G., 1999, Review of Morobe Project, Papua New Guinea for Aurora Gold Ltd. Mining and Resource Technology(Pty)ltd. Internal MCG Report. P40.

Page, R.W., 1971. The geochronology of igneous rocks in the New Guinea region. PhD thesis, Australian National University. (Unpublished).

QG, 2011. June 2011. Bi-Variate Direct Block Simulation for Hidden Valley. Unpublished Consultants Report. June, 2011.
Reid, R., 2022. Hidden Valley Mineral Resource Report, April 2022, Morobe PNG. Harmony Gold. Unpublished internal company report.

Reid, R., 2022. Harmony Gold Mineral 2022 Resource and Reserve Statement. Harmony Gold. Unpublished internal company report.

Ross, D., 2022. Hidden Valley Operations: June 2022 Mineral Reserve Report. Harmony Gold. Unpublished internal company report.

Ross, D., 2022. Hidden Valley FY23 LOM Budget. Harmony Gold. Unpublished internal company report.
RSG Global, 2006. Hidden Valley Project. Mineral Resource Estimate for the Hidden Valley Gold-Silver deposits. Unpublished Consultants Report. March 2006.

S&P Global Market Intelligence. Accessed 02 August 2022.

S&P Global Market Intelligence. (2022, July 08). S&P Global Market Intelligence, Metals and Mining Research, Consensus price forecasts – Gloomy economy weighs on prices.

Stewart, R., 2012. Hidden Valley Mineral Resource Report for Hidden Valley Kaveroi, June 2011. Unpublished internal Company document.

Twomey, G and Dobe, J, 2015, Geological Compilation of the Wafi-Golpu Camp. Footprint Resources(Pty)Ltd. Unpublished internal Company document.

Williamson A. and Hancock, G., 2005 (eds). The Geology and Mineral Potential of Papua New Guinea. Papua New Guinean Department of Mining. 152p.

World Gold Council. (2022, July 18). World Gold Council, Gold Hub, Gold mine production: Gold Production by Country | Gold Production | Goldhub.

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Technical Report Summary for Hidden Valley, Morobe, Papua New Guinea
25Reliance on Information Provided by the Registrant
Section 229.601(b)(96) (25)
Further to Section 24, in the preparation of this TRS, the principal QPs and authors relied upon information provided by the Registrant and other internal specialists with regards to mining rights, surface rights, contractual agreements, historical operating expenditures, community relations and other matters. The work conducted by these specialists was completed under the supervision and direction of the respective QPs. The specialists who assisted the principal authors and QPs are listed in Table 25-1.

Table 25-1: Other Specialists

Name	Specialist	Area of Responsibility	Association / Company
M Ebersohn	Finance/Costing	Financial Leader - Management Account	HSEAsia
J Chenery	Social Planning	Social Performance Planning Principal	HSEAsia
M Rynhoud	Tailings	Infrastructure	KCB
S Bierschenk	Power	Infrastructure	HSEAsia

Effective Date: 30 June 2022 117